   As filed with the Securities and Exchange Commission on May 5, 2000.

                                                Registration No. 333-93587
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ------------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                              ------------------
                              iOwn Holdings, Inc.
            (Exact name of Registrant as specified in its charter)
       Delaware                   6162                   94-3333914
    (State or other         (Primary Standard         (I.R.S. Employer
    jurisdiction of            Industrial          Identification Number)
   incorporation or        Classification Code
     organization)               Number)

                        333 Bryant Street, Lower Level
                        San Francisco, California 94107
                                (415) 618-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ------------------
                                Edward P. Hoyt
                            Chief Executive Officer
                           and Chairman of the Board
                              iOwn Holdings, Inc.
                        333 Bryant Street, Lower Level
                        San Francisco, California 94107
                                (415) 618-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ------------------
                                  Copies to:
     Ralph L. Arnheim III, Esq.            Laird H. Simons III, Esq.
        Edward J. Wes, Esq.                   Horace L. Nash, Esq.
       David M. Hornik, Esq.
                                            Darren L. Nunn, Esq.
      David B. Tom, Esq.                    Kimberly A. Chance, Esq.
          Perkins Coie LLP                     Fenwick & West LLP
 135 Commonwealth Drive, Suite 250            Two Palo Alto Square
    Menlo Park, California 94025          Palo Alto, California 94306
           (650) 752-6000                        (650) 494-0600
                              ------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [_]
                              ------------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                            Proposed Maximum
  Title of Each Class of      Amount to be     Price to        Aggregate           Amount of
Securities to be Registered    Registered       Public     Offering Amount(1) Registration Fee(2)
-------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value.................       6,900,000        $11.00        $75,900,000         $20,037.60
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Includes 900,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of
     1933. ($16,698.00 previously paid)
                              ------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities in any state where the offer for sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED    , 2000

                                  [IOWN LOGO]

                             6,000,000 Shares

                                  Common Stock

    iOwn Holdings, Inc. is offering 6,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have requested that the underwriters reserve up to 690,000 shares to be offered to our directors, officers, employees and business associates, including real estate agents, home builders, mortgage brokers and our registered users. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "IOWN." We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.

                                ---------------

                 Investing in our common stock involves risks.

                  See "Risk Factors" beginning on page 8.

                                ---------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to iOwn Holdings, Inc..................................   $       $

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    iOwn Holdings, Inc. has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover any over-allotments.

                                ---------------

Robertson Stephens                                               Lehman Brothers

U.S. Bancorp Piper Jaffray                              Friedman Billings Ramsey

                   The date of this prospectus is     , 2000

             [ARTWORK TO BE PROVIDED IN SUBSEQUENT AMENDMENT]

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. We are not, and the underwriters are not, making an offer to sell these shares of common stock in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, references to "iOwn," "we," "us" and "our" refer to iOwn Holdings, Inc. and its wholly owned subsidiaries, and references to "iOwn.com" refer to our website.

      Until       , 2000, which is the 25th day after the commencement of this offering, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   8
Use of Proceeds..........................................................  23
Dividend Policy..........................................................  23
Capitalization...........................................................  24
Dilution.................................................................  25
Selected Consolidated Financial Data.....................................  26
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  28
Business.................................................................  37
Management...............................................................  57
Related Party Transactions...............................................  67
Principal Stockholders...................................................  69
Description of Capital Stock.............................................  71
Shares Eligible for Future Sale..........................................  75
Underwriting.............................................................  77
Legal Matters............................................................  79
Experts..................................................................  79
Where You Can Find Additional Information................................  79
Index to Consolidated Financial Statements............................... F-1

                             ---------------------

      HomeScout(R) and HomeShark(R) are registered service marks, of iOwn. iOwn.com and the iOwn logo are service marks of iOwn. Genesis 2000(R), ePass and WebBuilder are trademarks of Genesis 2000. Preferred Correspondent Lender Program is a service mark of HomeBuilders Financial Network. Realtor(R) is a registered service mark of the National Association of Realtors. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                  SUMMARY

      You should read the following summary together with the more detailed information, financial statements and notes to financial statements appearing elsewhere in this prospectus.

                               Our Business

      We are an Internet enabler of the home mortgage industry. Our technology tools enable a streamlined mortgage origination process for businesses and consumers. Our proprietary Internet technology applications enable retail mortgage originators to access a broad range of wholesale and correspondent lenders. We are creating a business-to-business mortgage industry hub that we believe will allow retail mortgage originators to access a wide range of capital sources effectively and to deliver a high-quality tailored customer service to their end consumers. We believe that our solution allows wholesale lenders to fund or purchase loans more efficiently, which can improve both their profitability and service delivery, and empowers homeowners with better ways to identify, purchase, finance and manage their most significant asset, their home.

      We deliver our products and services through multiple channels, including our website, www.iown.com, and our relationships with mortgage brokers, real estate agents, home builders and relocation companies. Our multi-channel distribution approach allows us to:

    . Internet-enable a broad cross-section of mortgage brokers and other real estate professionals; and

    . reach a broad group of homeowners and prospective homeowners.

      We believe that we are the first business-to-business enabler of the mortgage industry, and the only company with an integrated set of business-to-business-to-consumer channels for distribution of home mortgages and related homeownership services. As of March 31, 2000, we accessed the computer desktops of over 12,000 mortgage brokers through our Genesis 2000 software and distribution partners, and we provided mortgage services for 15 national homebuilders with over $2.0 billion in annual new home sales. In addition, we have established consumer-direct distribution arrangements with online leaders such as AOL's Netscape/Netcenter and Digital City, AT&T and NBCi/Snap!. In 1999, we originated approximately $1.5 billion in mortgages.

                          Our Market Opportunity

      Mortgage originations in the United States averaged more than $1.0 trillion annually from 1995 to 1999, and are expected to total $1.1 trillion in 2000. The total dollar amount of mortgages used to purchase homes grew at an average annual rate of 19% from 1995 to 1998, according to the Mortgage Bankers Association of America. Forrester Research estimates that the online purchase mortgage market will grow to over $91.2 billion in 2003, representing approximately 10% of total U.S. originations, from approximately $18.7 billion in 1999, or 1.5% of total U.S. mortgage originations. In addition, since approximately 67% of households in the United States own homes, there is a substantial market for ancillary services, such as title insurance, appraisals, insurance and home improvement.

      The home buying process is complex and difficult; it often results in a confusing and frustrating home buying experience for consumers and it is cumbersome and inefficient for mortgage brokers, Realtors and other real estate professionals. Through our Internet-enabled services, we believe we offer businesses and consumers a more satisfying and cost-efficient process than is currently available. Through our Genesis 2000 ePASS service, mortgage brokers are able to submit loans for automated underwriting, order title and other settlement services and interact with lenders to obtain electronic pricing, rate locks and document delivery. Through our eWholesale service, mortgage brokers can access iOwn lender partners for electronic pricing and loan fulfillment. We simplify shopping for a mortgage by making it easier to compare loans from multiple lenders. We provide businesses and consumers with rich content and easy-to-use tools at each step in the home buying process. We simplify mortgage applications by providing both mortgage brokers and consumers with online application and tracking tools.

                               Our Strategy

      Our objective is to Internet-enable the mortgage industry. We are building a business-to-business mortgage industry hub to allow retail mortgage originators to access a broader range of capital sources, at lower cost, more efficiently, and to deliver higher quality services tailored to their customers' needs. Key elements of our strategy include:

    . Expanding participation in our business-to-business mortgage hub for wholesale and correspondent lending;

    . Expanding into new business-to-business-to-consumer channels;

    . Developing iOwn as a leading brand associated with the complete homeownership experience through advertising, co-branded partnerships and business-to-business distribution relationships;

    . Capturing synergies between our channels, such as referring customers to mortgage brokers and Realtors who may originate loans through our eWholesale business;

    . Expanding revenues and profitability on each transaction by serving as a mortgage bank and by offering a wide range of loan products, such as sub-prime loans and home equity credit lines, and ancillary services, such as appraisal, title, escrow, insurance, home warranties and home improvement services; and

    . Maintaining and leveraging our technology leadership by continuing to invest in our proprietary systems and processes to Internet-enable the mortgage industry.



                           Our Corporate Information

      We were incorporated in California in July 1996, and reincorporated in Delaware in September 1999. Our executive office is located at 333 Bryant Street, Lower Level, San Francisco, California 94107. Our telephone number at that location is (415) 618-3600 and our Internet address is www.iown.com. Information contained on our website does not constitute part of this prospectus.

                               This Offering

Common stock offered by iOwn Holdings,
  Inc. ..................................... 6,000,000 shares
Common stock to be outstanding after this
  offering.................................. 29,552,475 shares
Use of proceeds............................. We intend to use the net proceeds for investment in marketing and promotion,
                                             strategic acquisitions, debt repayment up to
                                             $15.0 million, technology development, and
                                             general corporate purposes.
Proposed Nasdaq National Market symbol...... IOWN

      Shares of common stock to be outstanding after this offering is based on shares outstanding as of April 30, 2000. It does not include:

    . 3,913,094 shares issuable upon exercise of outstanding options;

    . 200,392 shares available for grant under our 1997 Stock Option Plan;

    . 1,533,333 shares available for grant or issuance under our 2000 Stock
      Option Plan and 500,000 shares available for purchase under our 2000 Employee Stock Purchase Plan; and

    . 909,715 shares issuable upon exercise of outstanding warrants.

                 Summary Consolidated Financial and Other Data

      The following table presents our consolidated statement of operations data. The table also presents unaudited pro forma statement of operations data for the years ended December 31, 1998 and 1999 as if the acquisitions of Genesis 2000, Inc. and HomeBuilders Financial Network, Inc. had occurred on January 1, 1998, after giving effect to purchase accounting adjustments. You should refer to our unaudited pro forma combined financial information contained elsewhere in this prospectus.

                                                                             Pro Forma
                                                                            (unaudited)
                              Inception                                 --------------------
                           (July 11, 1996)                                  Years Ended
                               through     Years Ended December 31,        December 31,
                            December 31,   ---------------------------  --------------------
                                1996        1997      1998      1999      1998       1999
                           --------------- -------  --------  --------  --------  ----------
                             (in thousands, except per share data and number of loans)
Consolidated
  Statement of Operations
  Data:
Revenues:
 Transactions............      $   --      $    51  $  1,224  $  4,065  $  5,505  $    9,017
 Other Internet and
   e-commerce............          25           18        89       469        89         469
 Software licenses and
   maintenance...........          --           --        --        33     6,167       5,286
                               ------      -------  --------  --------  --------  ----------
  Total revenues.........      $   25      $    69  $  1,313  $  4,567  $ 11,761  $   14,772
Operating expenses.......         (74)      (2,414)  (17,417)  (49,216)  (47,836)    (78,047)
Loss from operations.....         (49)      (2,345)  (16,104)  (44,649)  (36,075)    (63,275)
Net loss.................         (48)      (2,363)  (16,015)  (45,031)  (37,100)    (63,812)
Net loss attributable to
  common stockholders....         (48)      (2,433)  (17,341)  (49,834)  (37,100)    (63,812)
Net loss per share
  attributable to common
  stockholders, basic and
  diluted................      $(0.09)     $ (1.74) $ (11.66) $ (27.08) $  (3.15) $    (3.33)
Shares used in computing
  net loss attributable
  to common stockholders,
  basic and diluted......         547        1,402     1,487     1,840    11,791      19,135
Other Data (unaudited):
Loans closed (dollar
  volume)................      $   --      $ 8,606  $192,389  $511,450  $955,063  $1,489,891
Loans closed (loan
  volume)................          --           38     1,028     3,200     6,415       9,635

      The following table presents our consolidated balance sheet data as of December 31, 1999. The pro forma information gives effect to the conversion of all outstanding shares of preferred stock into common stock and the acquisition of HomeBuilders Financial Network, including the issuance of 2,666,666 shares of common stock. The pro forma as adjusted data gives effect to the sale of 6,000,000 shares of common stock that we are offering under this prospectus at an assumed initial offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, and application of the net proceeds. The December 31, 1999 pro forma and pro forma as adjusted balance sheets are unaudited. You should refer to our unaudited pro forma combined financial information contained elsewhere in this prospectus.

                                                       December 31, 1999
                                                 ------------------------------
                                                             Pro     Pro Forma
                                                  Actual    Forma   as Adjusted
                                                 --------  -------- -----------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $ 27,329  $ 24,629  $ 70,679
Other current assets............................    4,484     4,925     4,925
Property and equipment, net.....................    6,080     6,125     6,125
Total assets....................................   63,245   104,439   149,622
Current liabilities.............................   19,234    28,296    20,546
Long-term obligations, less current portion.....    8,183    13,183    13,183
Redeemable convertible preferred stock .........   94,123        --        --
Total stockholders' equity (deficit)............  (58,295)   62,960   115,893

      Except as otherwise noted, all information in this prospectus:

    . reflects a 1-for-3 reverse stock split effective January 11, 2000;

    . assumes that the holders of the convertible debt issued in connection with the Genesis 2000 acquisition is repaid solely in cash;

    . assumes the closing of the acquisition of HomeBuilders Financial
      Network;

    . reflects the conversion of all outstanding shares of preferred stock into shares of common stock and conversion of warrants to purchase preferred stock into warrants to purchase common stock upon completion of this offering;

    . assumes no exercise of outstanding warrants; and

    . assumes no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed, the value of our stock could decline and you may lose part or all of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

                         Risks Related To Our Business

Our limited operating history makes it difficult to evaluate our future prospects.

      We have a limited history of recognizing and addressing risks in our business. We incorporated in July 1996 and initiated our online mortgage brokerage operations in June 1997 and only began operating as a mortgage banker in October 1999. In addition, we recently acquired Genesis 2000 and HomeBuilders Financial Network. Given our limited history of integrated operations, we currently cannot identify and analyze all the risks inherent in these businesses.

      All of our operations have occurred during a period in which the overall home mortgage market has grown and the online mortgage market has emerged. We depend upon the continued growth of the overall home mortgage market and, particularly, on the continued growth of the online mortgage market. The online mortgage market is still in an emerging stage and competition is accelerating.

We have a history of losses and expect losses for the foreseeable future.

      We have never operated at a profit and, given the level of planned operating and capital expenditures, we expect to continue to incur operating losses for the foreseeable future. We also expect to incur net losses for the foreseeable future. We incurred net losses of $16.0 million and $45.0 million in 1998 and 1999, respectively. As of December 31, 1999, we had an accumulated deficit of $69.7 million. It is critical to our success that we continue to devote financial resources, including some of the proceeds of this offering, to developing brand awareness for our website and expanding our relationships with third-party partners, including real estate agents and brokers, who help to drive traffic to our website. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. As we increase spending, our losses may continue to increase for the foreseeable future. As a result, we may never achieve or sustain profitability, and if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Adjustments to the business models of Genesis 2000 and HomeBuilders Financial Network may result in those businesses operating at a loss for the foreseeable future.

      While our Genesis 2000 and HomeBuilders Financial Network subsidiaries have traditionally operated at a profit, we expect to adjust their business models as part of their integration, which will likely involve significant additional expenditures and investments. Accordingly, it is possible that both of these businesses will also operate at a loss for the foreseeable future. Further, the investments and business model changes that we make to these subsidiaries may be unsuccessful, and neither of these subsidiaries may ever return to profitability.

We will need to increase the volume of our business and control costs if we are to achieve and sustain profitability.

      We are currently not profitable. To achieve profitability, we believe that we need to address at least three areas. First, we will need to increase the volume of our business substantially to allow us to amortize our fixed costs and technology investments over a significantly higher volume of business. We currently price our loan products substantially below the prices charged by many traditional mortgage lenders, but we will be unable to maintain this pricing level unless the volume of our business increases to cover our fixed costs and technology investments. Second, we will need to reduce the costs of acquiring and servicing new customers. We currently spend a significant amount of money per loan on marketing and distribution and our existing customer service operations have been structured to support a volume of loans greater than we currently service. Third, we will need to control the capital expenditures and other fixed costs of our business while scaling to a level of transactions at which we are profitable. There is no assurance that we will be successful in achieving any of these goals or that there are not other factors that may also affect our ability to achieve profitability.

Our stock price may be adversely affected by significant fluctuations in quarterly financial operating results.

      Our results of operations have varied significantly from quarter to quarter and we anticipate that they will continue to fluctuate. Our quarterly revenues and operating results are likely to be particularly affected by the number of purchase and refinancing loans that we close, as well as our sales and marketing expenses. Our revenues primarily consist of fees relating to purchase and refinancing mortgages. We also expect to incur significant sales and marketing expenses to promote our brand, products and services. If revenues fall below our expectations, we generally will not be able to reduce our fixed or other expenses in sufficient time to respond to the shortfall. Additionally, we may choose to keep our marketing expenditures at a consistently high level to build our brand name. Our quarterly results vary according to seasonal patterns in home buying. We believe home sales typically decline in the winter.

We have experienced significant growth in recent periods, and if we are unable to manage our growth effectively our business may suffer.

      We recently expanded our operations and expect to continue to expand our operations for the foreseeable future, which will place a significant strain on our managerial, operational, financial and other resources. We have recently hired a number of executive officers and other key employees. We have grown to 264 full time employees as of April 30, 2000 from 40 employees on December 31, 1997. We expect to hire additional employees to support technology, marketing, finance and administration, and loan processing. We have limited experience training large numbers of new staff members, and we could experience a significant amount of employee turnover. If we fail to manage the growth of our operations and staff effectively, the quality of our services will be impaired and our financial performance will suffer.

We may experience difficulty identifying, acquiring and integrating acquisitions.

      We may be unable to identify and acquire suitable acquisition candidates on reasonable terms, if at all, despite the potential need to supplement our internal growth by acquiring complementary businesses, technologies, product lines or service offerings. We compete for acquisition candidates with companies that have substantially greater financial and management resources than us. If we do complete an acquisition, integrating newly acquired organizations and products and services is likely to be expensive, time consuming and a strain on our managerial resources. Acquisitions, particularly multiple acquisitions over a short period of time as is the case with our acquisitions of Genesis 2000 and HomeBuilders Financial Network, involve a number of risks that may result in our failure to achieve the desired benefits of the transactions. These risks include, among others:

    . difficulties in assimilating the operations of the acquired businesses;

    . potential disruption of our existing businesses;

    . inability to integrate, train, retain and motivate key personnel of the acquired businesses;

    . diversion of our management and employees from our day-to-day operations;

    . inability to achieve market acceptance or enhance brand loyalty;

    . inability to incorporate acquired technologies, products or services successfully;

    . operating companies in different geographical locations; and

    . potential impairment of relationships with our employees, customers and strategic partners.

      We may finance potential acquisitions by issuing shares of our common stock which could dilute our existing stockholders. We may also use cash or incur additional debt to pay for these acquisitions. In addition, we may be required to expend substantial funds and to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could materially affect our operating results.

Our business strategy depends on promoting our brand and upon achieving brand recognition.

      We cannot assure you that our brand will be viewed positively and be accepted by the market, and our investment in brand awareness spending may not be successful. There are a growing number of websites that offer services that are similar to and competitive with our services. Therefore, we believe that brand recognition will become an increasingly important competitive advantage in our industry. Establishing and maintaining our brand is critical to expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We intend to increase our spending to create brand awareness, but if we fail to promote our brand successfully, or if these efforts are excessively expensive, our business may be harmed. The value of our brand could be diluted if visitors to our website do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received. Moreover, promoting and enhancing our brand will also depend, in part, on our ability to provide a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal.

If online mortgages or our service offerings do not achieve widespread consumer acceptance, our business will be adversely affected.

      There is a significant uncertainty with respect to the viability and growth potential of the online market for mortgage loans as the online market is embryonic, evolving rapidly and characterized by an increasing number of market entrants. Our success will depend in large part on widespread use of the Internet as a commerce medium and as a marketplace for financial transactions. Our success will also depend on a number of other factors, including our ability to market our services to a sufficiently large number of customers cost-effectively and our ability to overcome the perception among many real estate market participants that obtaining mortgages online is risky for consumers. Further, Internet usage by consumers may be inhibited by inadequate network infrastructure, security concerns, inconsistent quality of service and the unavailability of cost-effective, high-speed service.

Our market is intensely competitive and we expect competition will increase.

      Many of our competitors have greater financial, technical, marketing and other resources than we have and are able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements. They may undertake more extensive marketing campaigns for their products and services, adopt more aggressive pricing policies or make more attractive offers to potential employees, distribution partners, commerce companies and third-party service providers. Accordingly, our competitors may experience greater growth than we do and our strategic partners may terminate their agreements with us to enter into arrangements with these competitors. We may not be able to compete successfully against our current or future competitors. Increased competition, particularly online competition, could result in price reductions, reduced margins and loss of market share, any or all of which could harm our business. In light of our competitive market position and other general market conditions, we may explore a variety of strategic alternatives including consolidations and other business combinations in the home mortgage and related industries. See "Business--Competition."

We depend on partnership arrangements with web portal companies and online real estate websites to generate traffic to our website, and the loss of one or more of these relationships could harm our business.

      A significant portion of our consumer traffic comes from web portals as well as real estate-related and financial services websites with whom we have distribution agreements. Many of these agreements require payment of significant fees, but we cannot assure you that we will experience an increase in user traffic as a result of new affiliations or that we will maintain or increase our current levels with existing partners.

      Our distribution agreements have terms of up to three years, with the majority of them lasting one to two years with automatic one-year renewals. Due to intense competition for placement on portals and other websites, as well as increasing competition for placement on real estate-related websites when these agreements expire, we may be unable to renew them or enter into replacement agreements. If we fail to renew any of these agreements or enter into substantially similar agreements with other partners, we could experience a decline in the number of loan originations and our competitive position would be significantly weakened. In addition, our operating results would likely be adversely affected. Even if we renew our existing agreements or enter into substantially similar agreements with other partners, we may be required to pay significantly higher fees to do so and may be unable to retain the benefit of any exclusivity privilege we currently enjoy.

We depend on a range of traditional third-party referral sources for lead generation and the loss of one or more of these relationships could adversely affect our business.

      The loss of one or more of our third-party lead generation sources on whom we depend could adversely affect our business for referrals. For example, we serve as the mortgage service provider to MarketPlace Bank, the United States banking initiative for Canadian Imperial Bank of Commerce, or CIBC. We also serve as the online mortgage partner for Pinnacle Relocation. In our home builder channel, we serve as the mortgage partner for Beazer Homes. In addition to each of these situations, all of our non-consumer direct channels depend significantly on a range of partners who promote our services to their customers. Although we intend to continue to serve these partners in a manner that encourages them to remain in partnership with us, we cannot predict whether and to what extent the needs of these partners may change over time. Further, we cannot be assured that the terms of these partnerships will continue to be acceptable to us.

It is important for us to have a critical mass of real estate listings available on our website in order to reach home buying customers early in the home buying process, and the loss of one or more of our listing partners could harm our business.

      If we are unable efficiently and cost effectively to aggregate real estate listings information from several hundred partners such as real estate agents, real estate brokers, real estate print publication aggregators, online third-party property listing aggregators and multiple listing services, we may incur substantial additional operating expenses and may not be able to provide a superior service offering. We have agreements with these third parties that are not exclusive and are generally terminable at will. These third parties may choose not to provide listing information to us on an on-going basis. Currently, we do not pay for property listings and in the future it is possible that we may be required to make such payments, which could significantly increase our expenses. We believe that our future success will depend in part on our ability to demonstrate value to these third parties.

We need to continue to develop our content, products and service offerings to remain competitive and increase our brand awareness.

      If we fail to add additional content or to develop and introduce or acquire new functions or services effectively and on a timely basis, we may not be able to attract new users or retain our existing users and our business will suffer. Our business strategy requires us to enhance and improve the ease of use, responsiveness, functionality and content of our website, and to develop new product and service offerings. These efforts may require us to develop or to license increasingly complex technologies. We may expand our product offerings to include sub-prime mortgages, home equity credit lines and construction loans. Additionally, our website development plans and software enhancement plans could be expensive and time consuming. We can make no assurances that any new features, functions or services will achieve market acceptance or enhance our brand loyalty.

Volatility in interest rates could adversely impact our operational performance.

      Our ability to profitably resell loans that we fund may be impaired by volatility in interest rates. We typically establish the interest rates on the mortgage loans that we originate at the same time we obtain best-efforts commitments from the anticipated purchasers of the loans. The mortgage loan purchase commitments we obtain are contingent upon our delivery of the closed loans to the purchasers within specified periods.

      If interest rates rise and we are unable to close loans within specified periods, we may suffer a loss on the sale of these loans. In addition, interest rate increases will increase the cost of our warehouse line of credit, upon which we depend to fund a preponderance of the loans we originate.

      In addition, a sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgages committed through iOwn either to delay closing their loans or to refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or quarterly results of operations. In addition, if the percentage of committed loans that convert into closed loans declines substantially, banks that purchase these loans from us may raise the rates they charge us or decide not to buy loans from us.

If we are unable to maintain adequate financing sources, our ability to originate and fund mortgage loans will be impaired and our revenues will suffer.

      The lenders to whom we deliver loans, either as a mortgage broker or as a mortgage banker, are under no obligation to continue their relationships with us. Although we maintain relationships with 30 lenders, most of the loans we originate are funded by a much smaller subset of these lenders. This small group of lenders tends to provide more favorable rates and terms to our customers. We believe that if and when other lenders offer comparable terms, the sources of loans will shift accordingly. If lenders with the most competitive terms do not continue to accept the loans we originate, our business could suffer.

      We are generally required to repurchase mortgage loans funded by lenders in the event of fraud or the discovery of misrepresentations or inaccuracies in the borrowers' loan applications. Although we have errors and omissions liability insurance to protect ourselves from this risk, there can be no assurance that we will not be compelled to repurchase loans in the future, or that our future repurchase of loans will not harm our business.

      Our ability to fund mortgage loans internally depends to a large extent upon our ability to secure financing on acceptable terms. We currently fund a portion of the loans we originate through a line of credit known as a warehouse line of credit. We have only one source of warehouse funding with Bank United of Texas. This $50 million warehouse line of credit expires on May 8, 2000. We are currently in discussions with Bank United for an extension of the term of our warehouse line of credit. We also are in discussions with a number of other potential providers for additional warehouse facilities. If we are unable to negotiate such extensions or new facilities, we may have to curtail the growth of our origination and funding activities.

      Our warehouse line of credit subjects us, and future financing arrangements will likely subject us, to financial covenants and other restrictions. In the future we may be in default under those covenants and restrictions. In those cases, we must rely on waivers from the lender. If we are unable to operate within the covenants or obtain waivers, all amounts that we owe under our financing arrangements could become immediately payable. The termination of a financing arrangement by a lender, or the acceleration of our debt, would have a significant negative effect on our business.

If we enter the sub-prime mortgage business in the future, our business would be subject to significantly greater risks.

      Although we do not currently originate sub-prime loans, we intend to enter the sub-prime market and fund loans to borrowers who have impaired or limited credit histories or higher debt-to-income ratios than prime mortgage lenders typically would allow. There is a greater risk of default and product offerings for sub-prime mortgages frequently change, which may make selling a sub-prime loan to our institutional investors more difficult. In addition, since this would be a new line of business for us, we may encounter unexpected difficulties that would harm our financial results.

We may incur significant losses as a result of loan defaults that occur prior to the sale of the loan to investors or as a result of repurchases required if we breach certain representations and warranties.

      As a mortgage banker, we face risks associated with loan defaults, which typically increase during economic downturns. From the time that we fund a loan to the time we sell the loans we will be generally at risk for any loan defaults. Once we sell the loans we originate, the risk of loss from loan defaults and foreclosure generally passes to the purchaser of the loans. During the loan sale process, however, we would typically be required to make certain representations and warranties to the purchasers of loans relating to the conformance of those loans with state and federal laws and applicable investor guidelines. If a loan defaults and there has been a breach of these representations and warranties, we may be required to repurchase the loan and bear any subsequent loss or indemnify the purchaser for any damages caused by the breach. If we must repurchase a loan, we would have to hold it until it is paid off or foreclosed or we may have to sell the loan at less than the outstanding principal balance. Any of the above events would seriously harm our business and operating results.

Our ability to operate our mortgage banking operations depends on the continued existence of federal programs, mortgage-related programs and our continued qualification for those programs.

      Any discontinuation of or reduction in the operation of programs administered by federally-sponsored mortgage loan program providers such as Fannie Mae, Freddie Mac, Ginnie Mae and by private mortgage investors, or any significant impairment of our eligibility to participate in those programs, would hurt our financial performance. Any decline in the secondary market level of activity, or increase in the underwriting criteria of, Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors, would reduce our revenues.

Our failure to manage the delivery of services provided by third parties in the loan process could harm our business.

      If we are unsuccessful in managing the delivery of ancillary services provided by third parties, including property appraisals, credit reports, flood certifications and title searches, we will likely experience decreased customer satisfaction and our business will likely suffer. Any interruptions, delays or mistakes in providing these ancillary services may cause delays in our processing and closing of loans for our customers. The value of the service we offer and the ultimate success of our business depends on our ability to manage the timely delivery of these ancillary services by the third parties with whom we have business relationships.

We depend on automated underwriting, and the loss of our relationship with significant providers of automated underwriting would harm our business.

      We depend on automated underwriting and other services offered by government sponsored enterprises to help reduce loan repurchase risk and to ensure that our mortgage services can be offered on a timely and efficient basis and the termination of our agreements with any of our lenders could harm our business by reducing our ability to streamline the mortgage origination process. Furthermore, we may not be able to implement automated underwriting services in a manner that will lead to substantial processing efficiencies. The use of automated underwriting permits which we are currently authorized to use by a number of our lenders allows us to streamline mortgage originations by moving conditional underwriting to the initial stages of the loan process. We cannot assure that we will remain in good standing with Freddie Mac or Fannie Mae or those lenders currently sponsoring our use of these systems, or that these entities will not prohibit our use of their automated underwriting systems for other reasons. We expect to process a significant portion of our conforming loans using the automated underwriting services of Freddie Mac and Fannie Mae, or other providers of automated underwriting services.

Loans closings may be delayed, which can lead to unpredictable quarterly fluctuations in revenues and profitability.

      The time between the date when an application is received from a customer and the date on which the loan closes has typically been lengthy and unpredictable and there is a risk that we expend substantial funds and management resources supporting the loan completion process without ever generating revenue from closed loans. The loan application and approval process is often subject to delays over which we have little or no control, including the timing of the customer's decision to commit to an available interest rate, the timeliness of completed appraisals and the adequacy of the customer's own disclosure documentation. Furthermore, in situations where we have committed to extend the closing of loans beyond the associated interest rate commitment periods, we may incur additional costs.

Our success depends on retaining our key senior management team and attracting and retaining qualified individuals in the online real estate, mortgage and related industries.

      Our future success depends to a significant extent on the continued services of our senior management, particularly Edward P. Hoyt, our Chief Executive Officer and Chairman of the Board. The loss of the services of any person on our senior management team would likely have a significantly detrimental effect on our business. Although we have obtained key person life insurance for Mr. Hoyt, we believe this coverage would not be sufficient to compensate us for the loss of his services.

      We may also be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees in the Internet industry and, in particular, in northern California where we are located. We are considering implementing a program to retain employees in connection with any potential business combinations involving the Company. However, we cannot assure that all key employees will remain with the Company in such circumstances. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will suffer.

We depend on continued improvements in our systems and the Internet infrastructure to provide our services as the volume of traffic to our website and on the Internet increases.

      If our website response time slows down, our website may become less attractive to consumers, real estate professionals, providers of real estate-related products and services and advertisers. Our revenues depend in part on the number of consumers who visit our website and the volume of transactions processed through the website. Accordingly, the satisfactory performance, reliability and availability of our website, transaction-processing systems and network infrastructure are critical to our ability to attract and retain customers and maintain adequate customer service levels. In addition, any significant increase in the volume of our website traffic could strain the capacity of our existing technical infrastructure, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, loan applications, advertising impressions and other revenue-producing inquiries to decline, any of which could hurt our revenue growth, reputation and our brand equity. We will need to incur additional costs to upgrade our infrastructure if our server and networking systems cannot adequately service increased volumes of traffic. There can be no assurance that we will be able to accurately expand and upgrade our systems to accommodate these increases in a timely manner. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

We may be unable to protect our intellectual property and proprietary rights adequately and we may be subject to claims by third parties for infringement.

      Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States, or develop similar technology independently. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations. We regard substantial elements of our website and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of trademarks, copyrights and confidentiality agreements. In the future, we may also seek to protect our proprietary technology through the use of patents. No assurance can be made that these future patents will not be invalidated or that any claims allowed from those patents will have sufficient scope or strength.

      We also hold domain names that are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for obtaining and holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

      We also receive or license content for our website from third parties and it is possible that we could become subject to infringement actions based upon the content received or licensed from these third parties. Any claims brought against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, through litigation or otherwise, we may be required to change our trademarks, alter our content and pay financial damages, which could adversely affect our business. We also expect that we may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees.

      Mortgage-related Internet technologies are being developed rapidly. As a result, we believe that disputes regarding the ownership of these technologies are likely to arise in the future. Third parties may assert infringement claims against us in the future and we may incur substantial costs in defending against these third-party infringement claims, regardless of the merit of those claims. We cannot guarantee that we would be able to license comparable technology on reasonable terms, or at all, if our use was found to infringe on someone else's rights. If we were unable to license comparable technology on reasonable terms, our business could suffer.

      In November 1999, CheckFree Corporation introduced a financial software product under the brand name "Genesis 2000," which we consider an unauthorized usage of the Genesis 2000, Inc. registered trademark of "Genesis 2000" under U.S. Registration No. 1,794,755. Our legal counsel has notified CheckFree Corporation regarding their unauthorized usage of the "Genesis 2000" mark. CheckFree has refused to withdraw their use of the mark. We may take legal action to enforce the registered trademark of Genesis 2000. Any legal action we may take would require the attention of certain key employees and cause us to incur legal and related costs and expenses. The significant expenditure of time by any of our key employees could detract from our other initiatives and could harm our business.

Our business and reputation may suffer if we are unable to process our customers' loan applications in a timely and efficient manner.

      We have occasionally received complaints from customers stating that they have suffered adverse financial effects from our products and services. This is a common problem in our industry, and typically arises when a borrower fails to lock in an interest rate and, at the time of the closing of the transaction, the available rate has increased from the rate available at the time of initial application. Although assessment of these claims is highly subjective, it is possible that the borrower could argue that he or she had not been made sufficiently aware of the possibility of rate increases and the protection afforded by a rate lock. In these instances it may be necessary to make certain concessions to satisfy such disgruntled customers. If, despite our efforts, these complaints continue, our business may suffer.

Our business will be adversely affected if we are unable to safeguard the security and privacy of our customers' financial data.

      There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause disruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. The concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet generally, and electronic commerce in particular.

      We also retain on our premises personal financial documents that we receive from prospective borrowers in connection with their loan applications. These documents are highly sensitive and if a third party were to misappropriate our prospective borrowers' personal information, prospective borrowers could possibly bring legal claims against us.

      We cannot assure that our privacy policies will be deemed sufficient by our prospective customers or any federal or state laws governing privacy which may be adopted in the future. In addition, repeated security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.


We expect to derive revenues from selling advertisements on our website and sponsorship activities, and if there is no market demand for these advertisements and sponsor activities, these revenue opportunities would be limited.

      Our business will be adversely affected if the market for web advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues will depend on, among other factors, the development of demand for the Internet as an advertising medium, the amount of traffic on our website and our ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. The widespread adoption of technologies that permit Internet users selectively to block out unwanted graphics, including advertisements, attached to web pages could also harm the growth of the Internet as an advertising medium and therefore our revenue.

If we securitize our loans in the future, we will be subject to additional risks.

      We currently do not securitize the loans we originate, if we decide to do so in the future we would be subject to numerous risks, including delayed operating cash flow, economic conditions in the general securities and securitization markets, the need to obtain satisfactory credit enhancements, retention of credit enhancing residual interests and increased potential for earnings fluctuations. Our failure to address these risks could have a material adverse effect on our business.

If we retain the servicing rights to our loans in the future, we would be subject to additional risks.

      We do not retain the servicing rights to our loans, and if we decide to do so in the future we would be subject to additional risks, including decreased operating cash flow and the potential of having to write down the value of the servicing rights through a charge to earnings, particularly as a result of changing interest rates and the use of alternative financing options that lead to increased prepayments. Our failure to address these and other related risks adequately could harm our operating results.

                         Risks Related To Our Industry

The real estate industry is both seasonal and cyclical, which could affect our quarterly results.

      Our business is seasonal. We anticipate that as the online mortgage origination industry matures, our business will be increasingly susceptible to the same seasonal factors that affect the mortgage industry as a whole. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

      In addition, the residential real estate and mortgage business in which we operate is cyclical. Shifts in the economy and interest rates, as well as in residential real estate values, generally affect the number of home sales and refinancing activities. Since our incorporation, sales of residential homes in the United States have been at historically high levels. The economic swings in the real estate industry may be caused by various factors. When interest rates are high or national and global economic conditions are perceived to be or are weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and those products and services related to the real estate industry could adversely affect demand for our mortgage products and services.

We may be particularly affected by general economic conditions.

      Our success depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets in which we operate, including:

    . interest rates;

    . employment levels;

    . wage and salary levels;

    . availability of credit; and

    . taxation policies.

An increase in interest rates may reduce mortgage transactions.

      A high percentage of mortgage loan transactions involve the refinancing of existing mortgages. Homeowners are motivated to refinance primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates increase significantly, homeowners' incentive to refinance will be greatly reduced and the number of loans that the industry originates could decline significantly. Similarly, if there were a sustained increase in interest rates, there would eventually be some impact on the market for purchase mortgages as higher monthly payments would make housing less affordable.

If we are unable to comply with mortgage banking and mortgage brokerage rules and regulations, our ability to originate or fund loans may be restricted.

      From time to time we may not be in compliance with federal and state regulations imposed on the mortgage banking and lending businesses. In particular, these rules limit the broker fees, interest rates, finance charges and other fees we may assess, require extensive disclosure to our customers, regulate advertising practices, prohibit discrimination and impose on us multiple qualification and licensing obligations.

      Our failure to comply with these standards could lead to revocation of required licenses or registrations, loss of approved status, voiding of loan contracts, demands for loan repurchases from mortgage loan purchasers, class action lawsuits and administrative enforcement actions. These regulatory requirements are subject to change and may in the future become more restrictive, making compliance more difficult or expensive or otherwise restricting our ability to conduct our business.

      At the state level, we are subject to licensing and regulation in most of the states where we act as a mortgage broker or lender. Some states also require prior approval before a change of control occurs. In addition, any person who acquires control of 10% or more of our voting stock may be subject to certain state licensing regulations, which require the periodic filing of certain financial information and other personal and business information. If any person controlling 10% or more of stock refuses or fails to comply with such filing requirements, our existing licensing arrangements could be jeopardized. We also must comply with state usury laws. If we fail to comply with these laws, the states can impose civil and criminal liability and restrict our ability to operate in those states.

      At the federal level, our mortgage brokering and funding activities are regulated under a variety of laws, including the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and Regulation X, and the Home Mortgage Disclosure Act of 1975 and Regulation C. As the mortgage lending and brokerage businesses evolve in the online environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur additional expenses, be subject to regulation of the listings we provide and be precluded from certain activities.

      The Real Estate Settlement Procedures Act (RESPA) was designed to prevent abuses in the referral of business among vendors in the real estate industry. It prevents certain types of payments between and by certain providers of services deemed to be "settlement services" and it requires a range of disclosures when certain types of referrals are made. We believe the online promotion and advertising and integrated or co-branded online service offerings were never envisioned by RESPA, nor were the types of services that we provide through Genesis 2000 or HomeBuilders Financial Network. As a result, it is difficult for us to be sure that we are, and will continue to be, in compliance with RESPA.

      Further, given our goals of creating a more integrated consumer experience around the home buying process, we will increasingly find ourselves in a position where we market settlement services provided by vendors with whom we have business relationships or provide additional services ourselves in a way that may cause us to unintentionally be in violation of this act.

      Many federal laws and regulations that limit brokers' fees are unclear. In the last three years there has been significant litigation concerning limits on mortgage broker fees. The lack of clarity in this area of law is compounded when applied to mortgage brokers and lenders operating in an Internet environment and it is possible that plaintiffs' attorneys may attempt to assert similar allegations against Internet lenders.

Changes in the law governing tax treatment of home mortgage interest may harm our business.

      The reduction or elimination of tax benefits associated with the deductibility of mortgage interest from federal and state income tax could have a material adverse effect on the demand for the kind of mortgage loans we offer. Members of Congress, government officials and political candidates have from time to time suggested the elimination of mortgage interest deductions based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of governmental action.

                         Risks Related To The Internet

The regulation of the Internet is unsettled and future regulations could harm our business.

      Laws and regulations directly applicable to electronic commerce or relating to online content, user privacy, access charges, liability for third-party activities, jurisdiction and taxation may become more prevalent in the future. It is uncertain as to how existing laws will be applied toward the Internet. Such legislation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium. Although our business is based in California, the governments of other states or foreign countries might attempt to regulate our activities or levy sales or other taxes on us.

      The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. In the future, laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

      Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This slowing could in turn decrease demand for our services or increase our cost of doing business.

      The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, telecommunications, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event the Federal Trade Commission, Federal Communications Commission, local authorities or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business could suffer.

Our internal network infrastructure could be disrupted by a number of different occurrences.

      Our operations depend upon our ability to maintain and protect our computer systems, which are located at our corporate headquarters in San Francisco, California, and our ability to maintain and protect our contact management center in Martinez, California. In addition we have contracted with third parties to host back-up websites in California and Virginia. Nevertheless, our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against these occurrences and general business interruptions, the amount of coverage may not be adequate in any particular case.

      We expect that hackers may attempt to penetrate our network security from time to time. Because a hacker who penetrates our network security could misappropriate proprietary or private consumer information or cause interruptions in our services, we might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by these security breaches.

The Internet industry is characterized by rapid technological change, and if we fail to effectively adapt to these changing technological developments we will be unable to successfully compete.

      The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and consumer demands, and frequent new product and service introductions and enhancements. Our future success will depend significantly on our ability to adapt to increasing usage of the Internet and to rapidly changing technology, which may involve:

    . increasing the performance and reliability of our website;

    . integrating third-party software into our website in a fully functional manner; and

    . adding new and useful services and content to our website.

      Furthermore, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology. If we fail to effectively adapt to increased usage of the Internet or new technological developments, we will be unable to successfully compete online.

We could face liability for information retrieved from or transmitted over the Internet and liability for products and services sold over the Internet.

      We provide third-party content on our website, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Our customers might assert, among other things, that, by directly or indirectly providing links to websites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by third parties on these websites. Our customers could also assert that our third-party information contains errors or omissions, and they could seek damages for losses incurred if they rely upon that information. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

                         Risks Related To This Offering

There has been no prior market for our common stock and an active trading market may not develop following this offering.

      Before this offering, there has been no public market for our common stock and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

Our stock price could be volatile and could decline following this offering.

      The stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile over the past few months. Investors in this offering may not be able to resell their shares at or above the initial public offering price. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources.

Certain existing stockholders own a large percentage of our voting stock, and thus individual investors will have minimal influence on stockholder decisions.

      Upon completion of this offering, we anticipate that our executive officers, directors and greater than five percent stockholders, along with their affiliates, will, in the aggregate, own approximately 54% of our outstanding common stock. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. These persons will also have the ability to control our management and affairs. See "Principal Stockholders."

Future sales of our common stock may cause our stock price to decline.

      The sale of a large number of shares held by affiliates could have an adverse effect on the market price for our common stock or our future ability to raise capital through an offering of our equity securities. After the closing of this offering, we will have 29,552,475 shares of common stock outstanding. Of the outstanding shares, the shares sold in this offering will be freely tradeable, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act of 1933. These shares will be restricted securities and will become eligible for sale subject to the limitations of Rule 144. Those shares of common stock that constitute restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act of 1933. All of the holders of these restricted securities, including our officers and directors, have entered into lock-up agreements providing that, subject to certain limited exceptions, they will not sell, directly or indirectly, any shares of our common stock without the prior consent of FleetBoston Roberston Stephens Inc. for a period of 180 days from the date of this prospectus. Upon expiration of this 180-day period and subject to the provisions of Rules 144, 144(k) and 701, 20,382,887 shares of common stock will be available for sale in the public market, subject to compliance with certain volume restrictions in the case of shares held by affiliates.

      In addition, as of April 30, 2000, there were outstanding options to purchase 3,913,094 shares of common stock that will be eligible for sale in the public market from time to time, subject to vesting and the expiration of lock-up agreements. After the completion of this offering, certain stockholders representing approximately 17,724,590 shares of common stock, including shares issuable upon the exercise of certain warrants to purchase capital stock, are entitled to certain demand and piggy-back registration rights. See "Management--Stock Plans," "Description of Capital Stock--Registration Rights" and "Shares Available for Future Sale."

We are uncertain of our ability to obtain additional financing for our future capital needs.

      Additional financing may not be available on terms favorable to us, although we may need to raise additional funds in order to fund more rapid expansion, to expand marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

New investors will experience immediate substantial dilution from this offering.

      Because our common stock has been sold previously at prices substantially below the initial public offering price that you will pay, investors in this offering will experience an immediate dilution of $8.42 per share, based on the number of outstanding shares as of December 31, 1999. The exercise of outstanding options and warrants may result in further dilution. See "Dilution" and "Principal Stockholders."

                        Forward-Looking Statements

This prospectus contains forward-looking statements.

      We have made statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. You can identify these statements by the use of the future tense forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things, projections of our future results of operations or of our financial condition, our anticipated growth strategies, and anticipated trends in our business.

      We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those factors discussed above.

                                USE OF PROCEEDS

      We estimate that the net proceeds from the sale of 6,000,000 shares of common stock offered by us at an assumed initial public offering price of $10.00 per share will be approximately $53.8 million, after deducting the underwriting discounts and estimated offering expenses. If the underwriters exercise in full their option to purchase an additional 900,000 shares of common stock, we estimate that such aggregate net proceeds will be approximately $62.2 million.

      We intend to use $7.8 million of the net proceeds of this offering to repay promissory notes payable to the prior shareholders of Genesis 2000. These promissory notes bear interest at the rate of 6% per annum and are payable immediately upon the closing of this offering. In addition, we intend to use $2.7 million of the net proceeds to pay the cash portion of the purchase price for HomeBuilders Financial Network, and $4.5 million to pay the prior stockholder of HomeBuilders Financial Network at the end of the first calendar quarter following the closing of this offering as partial payment of a $13.3 million promissory note. This promissory note bears interest at prime plus one percent and the remaining portion is payable in seven equal quarterly installments.

      We expect to use the remainder of the net proceeds for general corporate purposes, including marketing and promotional expenditures, technology, research and development and other working capital, as well as possible acquisitions of businesses. We have no current plans, agreements or commitments with respect to any such acquisition. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

     Use of Proceeds (in thousands)
     ------------------------------
     Genesis 2000 promissory notes payable.............................  $ 7,800
     HomeBuilders Financial Network--cash portion of purchase price....    2,700
     HomeBuilders Financial Network--promissory notes payable..........    4,500
     General corporate purposes........................................   38,800
                                                                         -------
       Total...........................................................  $53,800
                                                                         =======

                                DIVIDEND POLICY

      We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our earnings to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We have incurred debt that prohibits or effectively restricts the payment of dividends. Our ability to pay dividends in the future will depend on our ability to repay or refinance this debt or to renegotiate the loan agreement with the lender to permit the payment of dividends.

                                 CAPITALIZATION

      The following table sets forth the following information:

    .  our actual capitalization as of December 31, 1999;

    . our pro forma capitalization after giving effect to the impact of the acquisition of HomeBuilders Financial Network including the issuance of 1,333,333 shares of Series EEEE preferred stock and 1,333,333 shares of common stock; and

    . our pro forma as adjusted capitalization after giving effect to the sale of 6,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, less underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds.

                                                December 31, 1999
                                        ----------------------------------------
                                                                    Pro Forma
                                         Actual      Pro Forma     As Adjusted
                                        -----------  -----------   -------------
                                        (in thousands, except share data)
Cash and cash equivalents.............. $    27,329  $    24,629    $    70,679
                                        ===========  ===========    ===========
Long-term obligations, less current
  portion.............................. $     8,183  $    13,183    $    13,183
                                        -----------  -----------    -----------
Redeemable convertible preferred
  stock(1):
  Series A, B, C, D, E, EEE, $0.001
    par value, 46,829,700 shares
    authorized; 17,558,760 shares
    issued and outstanding actual
    (aggregate liquidation preference
    of $87,887); no shares issued and
    outstanding pro forma and pro
    forma as adjusted..................      94,123           --             --
                                        -----------  -----------    -----------
Shareholders' equity (deficit):
  Common stock, $0.001 par value,
    56,666,666 shares authorized;
    3,320,820 shares issued and
    outstanding actual; 23,546,246
    shares issued and outstanding pro
    forma; 29,546,246 shares issued
    and outstanding pro forma as
    adjusted...........................           3           24             30
  Additional paid-in capital...........      12,062      132,831        185,758
  Common stock warrants................       1,540        2,005          2,005
  Unearned stock-based compensation....      (2,244)      (2,244)        (2,244)
  Accumulated deficit..................     (69,656)     (69,656)       (69,656)
                                        -----------  -----------    -----------
     Total stockholders' equity
       (deficit).......................     (58,295)      62,960        115,893
     Total redeemable convertible
       preferred stock and
       stockholders' equity (deficit)..      35,828       62,960        115,893
                                        -----------  -----------    -----------
       Total capitalization............ $    44,011  $    76,143       $129,076
                                        ===========  ===========    ===========

--------

(1) Includes 26,972,873 authorized but unissued shares of Series A-1, Series B-1, Series C-1, Series D-1, Series DD, Series DD-1, Series E-1, Series EE, Series EE-1, Series EEE-1, Series EEEE and Series EEEE-1.

                                    DILUTION

      Our unaudited pro forma net tangible book value as of December 31, 1999 was approximately $10.2 million, or $0.49 per share of common stock. Our pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding after giving effect to the conversion of outstanding shares of preferred stock as of December 31, 1999. Our pro forma as adjusted net tangible book value as of December 31, 1999, after giving effect to the issuance and sale of 6,000,000 shares of common stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses and assuming the issuance of 1,333,333 shares of Series EEEE preferred stock and 1,333,333 shares of common stock in connection with the acquisition of HomeBuilders Financial Network would have been $46.7 million, or $1.58 per share.

      This represents an immediate increase in pro forma net tangible book value per share of $1.09 to existing stockholders and an immediate dilution per share of $8.42 to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $10.00
Unaudited pro forma net tangible book value per share at December
  31, 1999........................................................ $0.49
Increase in unaudited pro forma net tangible book value per share attributable to new investors and acquisition of HomeBuilders
  Financial Network...............................................  1.09
                                                                   -----
Unaudited pro forma as adjusted net tangible book value per share after the offering and acquisition of HomeBuilders Financial
  Network.........................................................         1.58
                                                                         ------
Dilution per share to new investors...............................       $ 8.42
                                                                         ======

      The following table summarizes, on a pro forma as adjusted basis, as of December 31, 1999, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by existing stockholders for common stock and by new investors purchasing shares of common stock in this offering:

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders....  20,879,580    71%  $ 79,790,000    48%     $ 3.82
HFN stockholders.........   2,666,666     9     26,667,000    16      $10.00
New investors............   6,000,000    20     60,000,000    36      $10.00
                           ----------   ---   ------------   ---
  Total..................  29,546,246   100%  $166,457,000   100%
                           ==========   ===   ============   ===

      The foregoing discussion and tables assume no exercise of any stock options. As of December 31, 1999, there were outstanding options to purchase a total of 2,842,312 shares of common stock with a weighted average exercise price of $5.35 per share. To the extent that any of these options are exercised, there may be further dilution to new investors. The foregoing discussion and tables also assume no exercise of any warrants. As of December 31, 1999, there were outstanding warrants to purchase a total of 648,885 shares of common stock with a weighted average exercise price of $9.80 per share, outstanding warrants to purchase a total of 68,053 Series B Preferred Stock convertible into 68,053 shares of common stock with a weighted average exercise price per share of $1.95 per share, outstanding warrants to purchase a total of 53,333 Series D Preferred Stock convertible into 53,333 shares of common stock with an exercise price of $7.50 per share and outstanding warrants to purchase a total of 44,444 Series E preferred stock convertible into 44,444 shares of common stock with an exercise price of $9.00 per share. To the extent that any of these warrants are exercised, there may be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, our financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated balance sheet data set forth below as of December 31, 1998 and 1999 and the consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to our audited financial statements included elsewhere in this prospectus. The consolidated balance sheet data set forth below as of December 31, 1996 and 1997 and the consolidated statement of operations data for the period from July 11, 1996 (inception) to December 31, 1996 are derived from and are qualified by reference to our audited financial statements not included in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

      The following unaudited pro forma consolidated information reflects statement of operations data for the years ended December 31, 1998 and 1999 as if the acquisitions of Genesis 2000 and HomeBuilders Financial Network had occurred on January 1, 1998 after giving effect to purchase accounting adjustments. In addition, the December 31, 1999 pro forma as adjusted balance sheet is unaudited. The pro forma as adjusted balance sheet reflects the impact of the acquisition of HomeBuilders Financial Network including the issuance of 1,333,333 shares of Series EEEE preferred stock and 1,333,333 shares of common stock and the sale of 6,000,000 shares of common stock that we are offering under this prospectus at an assumed per share offering price of $10.00, after deducting the underwriting discounts and commissions and estimated offering expenses, and application of the net proceeds.

                                            Actual                          Pro Forma
                           -------------------------------------------  ------------------
                              Inception
                           (July 11, 1996)                                 Years Ended
                               Through     Years Ended December 31,       December 31,
                            December 31,   ---------------------------  ------------------
                                1996        1997      1998      1999      1998      1999
                           --------------- -------  --------  --------  --------  --------
                                      (in thousands, except per share data)
Consolidated Statement of
Operations Data:
 Revenues:
  Transactions..........       $   --      $    51  $  1,224  $  4,065  $  5,505  $  9,017
  Other Internet and
    e-commerce..........           25           18        89       469        89       469
  Software licenses and
    maintenance.........           --           --        --        33     6,167     5,286
                               ------      -------  --------  --------  --------  --------
   Total revenues.......           25           69     1,313     4,567    11,761    14,772
 Operating expenses:
  Operations and cost of
    revenues............          (35)        (310)   (4,367)  (12,404)   (6,674)  (15,639)
  Sales and marketing...           (1)        (571)   (6,112)  (17,926)   (7,236)  (19,132)
  Technology, research
    and development.....           --         (970)   (4,793)   (9,674)   (5,490)  (10,391)
  General and
    administrative......          (38)        (563)   (1,172)   (4,337)   (3,615)   (7,196)
  Write-off of in-
    process research and
    development.........           --           --        --    (1,900)       --        --
  Amortization of
    goodwill and
    intangible assets...           --           --      (673)   (1,032)  (24,521)  (23,746)
  Amortization of stock-
    based compensation..           --           --      (300)   (1,943)     (300)   (1,943)
                               ------      -------  --------  --------  --------  --------
   Total operating
     expenses...........          (74)      (2,414)  (17,417)  (49,216)  (47,836)  (78,047)
                               ------      -------  --------  --------  --------  --------
  Loss from operations..          (49)      (2,345)  (16,104)  (44,649)  (36,075)  (63,275)
  Other income
    (expense), net......            1          (18)       89      (382)     (894)     (413)
                               ------      -------  --------  --------  --------  --------
   Net loss before
     provision for
     income taxes.......          (48)      (2,363)  (16,015)  (45,031)  (36,969)  (63,688)
 Pro forma provision for
   income taxes.........           --           --        --        --      (131)     (124)
                               ------      -------  --------  --------  --------  --------
   Net loss.............          (48)      (2,363)  (16,015)  (45,031)  (37,100)  (63,812)
 Accretion on preferred
   stock................           --          (70)   (1,326)   (4,803)       --        --
                               ------      -------  --------  --------  --------  --------
 Net loss attributable
   to common
   stockholders.........       $  (48)     $(2,433) $(17,341) $(49,834) $(37,100) $(63,812)
                               ======      =======  ========  ========  ========  ========
 Net loss per share
   attributable to
   common stockholders,
   basic and diluted....       $(0.09)     $ (1.74) $ (11.66) $ (27.08) $  (3.15) $  (3.33)
                               ======      =======  ========  ========  ========  ========
 Shares used in
   computing net loss
   attributable to
   common stockholders,
   basic and diluted....          547        1,402     1,487     1,840    11,791    19,135
                               ======      =======  ========  ========  ========  ========

                                                                    Pro Forma
                                          December 31,             as Adjusted
                                 --------------------------------  ------------
                                                                   December 31,
                                 1996  1997      1998      1999        1999
                                 ---- -------  --------  --------  ------------
Balance Sheet Data:                            (in thousands)
 Cash and cash equivalents...... $ -- $   713  $ 10,157  $ 27,329    $ 70,679
 Other current assets...........   30     970       813     4,484       4,925
 Property and equipment, net....    5     193     1,864     6,080       6,125
 Total assets...................   38   1,906    14,275    63,245     149,622
 Current liabilities............   32     382     2,679    19,234      20,546
 Long-term obligations, less
   current portion..............   --      70       334     8,183      13,183
 Redeemable convertible
   preferred stock..............   --   3,878    31,665    94,123          --
 Total stockholders' equity
   (deficit)....................    6  (2,424)  (20,403)  (58,295)    115,893

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

      iOwn is a leading Internet enabler of the home mortgage industry. Our technology and content tools enable both businesses and consumers to streamline the mortgage origination process and empower homeowners by providing them with a better way to identify, purchase, finance and manage their most significant asset, their home.

      We were incorporated in California in July 1996 and reincorporated in Delaware in September 1999. We began offering online services in July 1997 and first derived revenues as an online mortgage broker in August 1997. In March 1998, we acquired HomeScout, a leading provider of home listings, and subsequently incorporated it into our website as an additional free service to consumers. In April 1999, we changed our name from HomeShark to iOwn, reflecting our broadened strategy to incorporate products and services to cover all aspects of the home buying process. On December 22, 1999, we acquired Genesis 2000, Inc., a provider of loan origination software to mortgage brokers. In addition, in December 1999, we entered into an agreement to acquire HomeBuilders Financial Network, which provides loan services to home builders.

      We derive our transactions revenues primarily from the brokering of home loans. We charge a fixed processing fee, a credit report fee and a markup on the lender's loan price. We recognize revenues when the loan is closed, at which time we are paid by the lender. We derive additional transaction revenues by directing customers to third parties and from transaction fees generated by our ePASS, electronic pricing and submission system, through our Genesis 2000 software.

      To date, we have generated transactions revenues primarily through our consumer-direct channel. We reach customers online through our other market channels, including Realtors, home builders, financial institutions, mortgage brokers and relocation specialists. We expect to derive mortgage fees and other revenues from these channels in the future.

      We recently commenced mortgage banking operations. Our revenues from these operations consist of proceeds in excess of the carrying value of the loan, origination fees less certain direct origination costs, other processing fees and interest paid by borrowers on loans that we hold for sale. These revenues are recognized at the time the loan is sold. We expect to earn higher revenues per loan from our mortgage banking operations as compared to our existing brokerage loan operations.

      We derive other Internet and e-commerce revenues from the sale of advertising and sponsorship space on our website and fees from WebBuilder, our website building service for mortgage brokers.

      We derive software licensing and maintenance revenues from the sale of Genesis 2000 loan origination software and annual maintenance contracts in support of this software. We recognize revenue from the sale of loan origination software at the time of shipment and amortize revenue from annual maintenance contracts monthly on a straight-line basis over the 12-month terms of the agreements. In July 1999, we reduced our license fees for Genesis 2000 software from an average of $2,500 to a fixed price of $895 as a strategy to maintain or increase our market share. This price reduction resulted in an immediate decrease in software licensing revenues.

      Since inception, we have invested in attracting senior management, developing products and product enhancements and expanding our sales and marketing efforts. We have a limited operating history upon which investors may evaluate our business and prospects. We have incurred significant losses to date, and as of December 31, 1999, we had an accumulated deficit of $69.7 million. We intend to expend significant financial and management resources on developing additional products and services, increasing sales and marketing activities, improving our technologies and expanding our operations. As a result, we expect to incur additional losses and negative cash flow for the foreseeable future. Our revenues may not increase or even continue at their current levels, and we may not achieve or maintain profitability or generate cash from operations in future periods. Our prospects should be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

      Due to our limited operating history and our recent growth, it will be necessary for us to implement new operational, financial and administrative systems and control procedures to enable us to expand, train and manage our employees and coordinate the efforts of our underwriting, accounting, finance, marketing and operations departments. For example, we will need to implement both a new financial reporting system and a loan origination system within the next 12 months.

      Acquisitions. In December 1999, we acquired Genesis 2000, Inc., a provider of point-of-sale software for loan prequalification, origination, processing and tracking for mortgage brokers. The software uses web connectivity to access pricing, application documents and loan status for loan approvals. Genesis 2000 was established in 1990 and is headquartered in Calabasas, California.

      The total purchase price was $26.2 million, which included (1) 833,331 shares of common stock with an estimated fair value of approximately
$6.8 million, (2) 833,331 shares of Series EEE preferred stock with an estimated fair value of approximately $7.5 million, (3) $1.0 million in collateralized promissory notes, (4) $8.8 million in promissory notes convertible at the election of the holder into shares of common stock to be issued at the close of the next equity financing at the then established price per share and (5) acquired liabilities and closing costs aggregating $2.1 million. We have set aside 550,000 shares of common stock in an escrow account to cover contingent indemnification obligations, if any. The acquisition agreement provides for payments up to $6.0 million over the next two fiscal years upon achievement of Genesis 2000 performance targets. We will treat these earn-out payments, if any, as additional purchase consideration, which will increase our goodwill charges in the future. The total purchase price includes $791,000 in tangible assets, $12.5 million in intangible assets and $12.9 million in goodwill. We will amortize intangible assets using a straight-line method over periods ranging from 18 to 48 months and goodwill using a straight-line method over 36 months. An independent, third-party valuation was performed and used to determine the above allocations.

      In December 1999, we entered into an agreement to acquire HomeBuilders Financial Network, which assists home builders in establishing captive mortgage operations. HomeBuilders Financial Network establishes and manages these operations on behalf of home builders, and in return, receives either a fee for services or a distribution based on a joint venture interest. Additionally, HomeBuilders Financial Network provides a range of centralized services to these captive operations, including loan underwriting, closing and secondary market functions, for which it receives fee income directly from the captive operations. HomeBuilders Financial Network was established in 1995 and is headquartered in Miami Lakes, Florida. The closing of HomeBuilders Financial Network acquisition is contingent upon the completion of this offering.

      The total purchase price of approximately $44.2 million includes (1) 1,333,333 shares of common stock with an estimated fair value of approximately $13.3 million, (2) 1,333,333 shares of Series EEEE preferred stock with an estimated fair value of approximately $13.3 million, (3) $2.7 million of cash,
(4) a $13.3 million promissory note, and (5) acquired liabilities and closing costs aggregating $1.6 million. The acquisition agreement provides for an earn-out of up to $17.0 million over the next two years based on the growth of HomeBuilders Financial Network's revenues and pre-tax earnings. We will treat these earn-out payments, if any, as additional purchase consideration, which will increase our goodwill charges in the future. The total purchase price includes $697,000 in tangible assets, $12.8 million in intangible assets and $30.7 million in goodwill. We will amortize intangible assets using a straight line method over periods ranging from 24 to 60 months and goodwill using a straight-line method over 36 months. An independent, third-party valuation was performed and used to determine the above purchase price allocations.

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      Amortization of Stock-Based Compensation. Under Accounting Principles
Board ("APB") Opinion No. 25, "Accounting for Stock-Based Compensation," we recognize compensation expense based on the difference, if any, between the fair value of our stock on the date of each option grant and the exercise price of the option. We granted stock options during the years ended December 31, 1998 and 1999 which are considered to be compensatory for financial accounting purposes. We amortized and expensed compensation associated with these stock options on an accelerated basis over the applicable vesting period of the stock options. We expect to record amortization of stock-based compensation of approximately $2.4 million and $1.2 million for 2000 and 2001, respectively. The actual amount will depend on the number of options granted and their exercise price.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

      Revenues. Total revenues increased by $3.3 million to $4.6 million in 1999 from $1.3 million in 1998. The increase was primarily due to higher numbers of loan closures, which increased to 3,200 in 1999 from 1,028 in 1998, and greater transaction revenue, which increased by $2.8 million, and to increased revenues from the sale of advertising and sponsorship which rose to $294,000.

      Pro forma total revenues increased by $3.0 million to $14.8 million in 1999 from $11.8 million in 1998. Of the total increase, iOwn accounted for $3.3 million and HomeBuilders Financial Network accounted for $670,000. These increases were partially offset by a decrease in Genesis 2000 revenues of $900,000 resulting from the decision to reduce software licensing fees in an attempt to expand market share. One major client of HomeBuilders Financial Network accounted for 34% of its revenues. The loss of this client would likely have an adverse impact on our business.

      Operations. Operating expenses primarily consist of compensation and benefits for loan processing personnel, credit report expenses, document shipping and handling, rent and other overhead expenses related to our contact management center. Operating expenses increased $8.0 million to $12.4 million in 1999 from $4.4 million in 1998. The increase was primarily due to growth in loan processing personnel and related expenses in line with increases in loan volume. During 1999, we also added key management personnel and established a new contact management center in Martinez, California.

      Pro forma operating expenses increased by $8.7 million to $14.5 million in 1999, from $5.8 million in 1998. In addition to an $8.0 million increase for iOwn, HomeBuilders Financial Network operating expenses increased by $664,000 in 1999. HomeBuilders Financial Network's business growth resulted in corresponding increases in operations, personnel and related expenses. We expect that operating expenses will increase in the future as we hire additional personnel, expand our facilities and incur associated expenses to support our anticipated growth.

      Pro Forma Cost of Revenues. Pro forma cost of revenues increased by $264,000 to $1.1 million in 1999 from $828,000 in 1998. The increase was primarily due to the higher revenue volume of Genesis 2000.

      Sales and Marketing. Sales and marketing expenses consist primarily of compensation and benefits, advertising, trade shows and promotional activities, as well as allocated rent and overhead expenses. Sales and marketing expenses increased $11.8 million in 1999 to $17.9 million in 1999 from $6.1 million in 1998. The increase was primarily due to: an increase in advertising and distribution costs of approximately $9.2 million; an increase in personnel costs of $1.0 million; allocated rent and overhead expenses of $900,000; and higher expenditures for trade shows and other marketing and promotional activities, including public relations aggregating to $654,000.

      Pro forma sales and marketing expense increased by $11.9 million to $19.1 million in 1999 from $7.2 million in 1998. The increase was primarily due to iOwn sales and marketing activities.

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


      Technology, Research and Development. Technology, research and development expenses primarily consist of: compensation and benefits for engineering, product development and information services personnel; data telecommunications; outside professional advisors; and allocated rent and other overhead expenses. Technology, research and development expenses increased $4.9 million to $9.7 million in 1999 from $4.8 million in 1998. The increase was primarily due to: hiring additional personnel, resulting in increased compensation costs of $2.9 million; and expansion of our website infrastructure, resulting in an increase of $1.4 million. We expect to make significant investments in technology for the foreseeable future.


      Pro forma technology, research and development expenses increased $4.9 million to $10.4 million in 1999 from $5.5 million in 1998. The increase was primarily due to our research and development activities, the costs of which were expensed as incurred.

      General and Administrative. General and administrative expenses primarily consist of compensation and benefits for finance, administrative and human resources personnel, fees for professional advisors and allocations for overhead. General and administrative expenses increased $3.1 million to $4.3 million in 1999 from $1.2 million in 1998. The increase was primarily due to: hiring additional administrative personnel resulting in increased compensation costs totaling $1.1 million; costs relating to our engagement of professional advisory services of $1.6 million; and allocated rent and overhead expenses of approximately $400,000.

      Pro forma general and administrative expense increased $3.6 million to $7.2 million in 1999 from $3.6 million in 1998. In addition to our $3.1 million increase in general and administrative expense, HomeBuilders Financial Network's growth resulted in an increase of $303,000 during 1999. We expect that general and administrative expenses will increase in the future as we hire additional personnel, expand our facilities and incur associated expenses to support our anticipated growth.

      Write-off of In-Process Research and Development. In connection with the acquisition of Genesis 2000, we incurred a one-time, nonrecurring charge for writing off in-process research and development totaling $1.9 million.

      Amortization of Goodwill and Intangible Assets. In March 1998, we acquired assets, including intellectual property, relating to the HomeScout service. These assets are being amortized over a 30-month period. Amortization expenses increased $359,000 to $1.0 million in 1999 from $673,000 in 1998. The increase was primarily due to: recording a full year of amortization relating to the acquisition of HomeScout; and recording $224,000 in amortization expense in 1999 resulting from the acquisition of Genesis 2000 in December 1999.

      Pro forma amortization of goodwill and intangible assets decreased $775,000 to $23.7 million in 1999 from $24.5 million in 1998. Intangible assets acquired in connection with the Genesis 2000 acquisition are being amortized over periods ranging from 18 to 40 months, resulting in some assets being amortized for a full year in 1998 compared to only a partial year in 1999.

      Amortization of Stock-Based Compensation. Amortization of stock-based compensation expense increased by $1.6 million to $1.9 million in 1999 from $300,000 in 1998. This increase was due to the increase in the number of stock option grants and the deemed fair value of our common stock.

      Other Income (Expense), Net. Our other income (expense), net decreased by $471,000 to ($382,000) in 1999 from an income of $89,000 in 1998. The decrease was primarily due to additional interest expense of $479,000 resulting from borrowings made under an equipment lease line and line of credit with a financial institution.

      Pro forma other income (expense), net increased by $481,000 to ($413,000) in 1999 from ($894,000) in 1998. The increase was primarily due to a decrease of $513,000 in pro forma interest expense on notes payable to the prior owners of Genesis 2000 and HomeBuilders Financial Network following principal paydowns made on the notes in 1998 and 1999.

      Provision for Income Taxes. As of December 31, 1999, we had net operating loss carryforwards of approximately $57.0 million for federal and $37.0 million for state income tax purposes. Provisions for income tax, if any, would represent the minimum state franchise tax.

      The pro forma provision for income taxes totaled $131,000 and $124,000 for the year ended December 31, 1999 and 1998, respectively, representing the state franchise taxes applicable to Genesis 2000 and HomeBuilders Financial Network.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      Revenues. Total revenues increased $1.2 million to $1.3 million in 1998 from $69,000 in 1997 due to a $1.2 million increase in transactions revenues as the number of closed loans increased from 38 to 1,028.

      Operations. Operating expenses increased $4.1 million to $4.4 million in 1998 from $310,000 in 1997. This increase was primarily due to a $3.1 million increase in operations payroll and related expenses and a $1.0 million increase in non-payroll related loan processing costs. Both increases were attributable to processing a higher number of closed loans.

      Sales and Marketing. Sales and marketing expenses increased $5.5 million to $6.1 million in 1998 from $571,000 in 1997. This increase was primarily due to an increase of: $3.3 million from the initiation of new strategic relationships with a number of our online distribution partners; $1.2 million in expenditures for trade shows and other marketing activities, including public relations, offline advertising and customer research; and $750,000 in payroll and related expenses, including the addition of several management level positions, and associated recruiting costs.




      Technology, Research and Development. Technology, research and development expenses increased $3.8 million to $4.8 million in 1998 from $1.0 million in 1997. This increase was primarily due to: a $3.0 million increase in payroll and related expenses; and an $800,000 increase in consulting and other expenses to support the expansion of our website infrastructure.

      General and Administrative. General and administrative expenses increased $600,000 to $1.2 million in 1998 from $563,000 in 1997. This increase was primarily due to: a $380,000 increase in payroll and related expenses for finance, administrative and human resources personnel; a $180,000 increase in consulting and professional services; and a $40,000 increase in occupancy and other costs related to an increase in the square footage leased at our corporate headquarters in San Francisco, California over the same period.

      Amortization of Goodwill and Intangible Assets. We amortized $673,000 in connection with the March 1998 acquisition of assets, including intellectual property assets, relating to the HomeScout service. We had no amortization expense in 1997.

      Amortization of Stock-Based Compensation. We amortized $300,000 of stock-based compensation in 1998. We had no amortization expense in 1997.

      Other Income (Expense), Net. Other income (expense), net increased by $107,000 to $89,000 of income in 1998 from an expense of ($18,000) in 1997.
This increase is primarily due to an increase of $167,000 in interest income earned on our cash and cash equivalent balances, offset by an increase of $60,000 in interest expense due to increased borrowings under capital leases.





      Provision for Income Taxes. The provision for income taxes in 1998 and 1997 represents minimum state income and franchise taxes. At December 31, 1998, we had $15.4 million of net operating loss carryforwards for federal and state income tax purposes, which begin to expire in 2018 and 2005, respectively.

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Liquidity and Capital Resources

      Since inception, we have financed our operations primarily through the private placement of our preferred stock and, to a lesser extent, through equipment financing. Through December 31, 1999, we have raised approximately $80.4 million through equity financings. As of December 31, 1999, we had $27.3 million in cash and cash equivalents.

      We have had negative cash flows from operating activities since inception. Net cash used in operating activities was $2.1 million, $13.4 million and $36.9 million in 1997, 1998 and 1999, respectively. Cash used in operating activities in each of these periods primarily resulted from net operating losses and increases in prepaid expenses, partially offset by increases in accounts payable and accrued liabilities.

      Net cash used in investing activities was $59,000, $3.3 million and $2.5 million in 1997, 1998 and 1999, respectively. Net cash used in investing activities in each of these periods primarily related to purchases of property and equipment. In addition, we purchased HomeScout in 1998 for $2.0 million.

      Net cash provided by financing activities was $2.9 million, $26.2 million and $56.5 million in 1997, 1998 and 1999, respectively. Net cash provided by financing activities in each of these periods primarily related to the sale of preferred stock and, to a lesser extent, equipment financing, partially offset by repayments of capital lease obligations on the financed equipment. We also borrowed on our line of credit and made advances on our warehouse line of credit during 1999.

      As of December 31, 1999, our principal commitments consisted of obligations outstanding under operating leases and marketing service agreements with our strategic online distribution partners. Under these marketing agreements, our partners display the iOwn logo and certain of our products and services on their websites with direct links to our website. We pay for these services in minimum required monthly and quarterly installments in addition to, in some cases, a per-click charge for each time a customer clicks on one of the iOwn links and/or a per gross lead charge for each loan application that is submitted by a customer using the co-branded website. As of December 31, 1999, future minimum payments under these obligations were approximately $13.1 million in 2000, $6.8 million in 2001, $2.2 million in 2002 and $2.1 million in the aggregate thereafter.

      During 1997, 1998 and 1999, we obtained equipment lines of credit with various financial institutions totaling, in aggregate, approximately $4.8 million. These lines of credit are secured by our fixed assets and generally have three-year terms that expire at various times between February 2000 and October 2002. As of December 31, 1999, the aggregate amount outstanding under these lines of credit was $3.6 million. These borrowings are due in monthly installments through October 2002. As of December 31, 1999 future minimum principal and interest payments under capital lease agreements are approximately $1.8 million in 2000, $1.6 million in 2001 and $1.0 million in 2002. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

      In 1999, we entered into a line of credit agreement with Comdisco Inc. to draw up to $5.0 million in operating loans. We borrowed $2.5 million in September 1999 and the remaining $2.5 million in November 1999. These borrowings are paid down in equal monthly installments through September 2002 and December 2002, respectively. As of December 31, 1999, future minimum principal payments under this line of credit are approximately $1.5 million in 2000, $1.7 million in 2001 and $1.7 million in 2002.

      During 1999, we entered into an agreement with Bank United of Texas for a $10.0 million warehouse line. We currently use the warehouse line to fund mortgage loans and to capture potential incremental revenues by acting as a mortgage banker for such loans. The funds borrowed under this commitment are secured by the related mortgage loans. This agreement includes various financial and non-financial covenants. As of

December 31, 1999 we had $1.9 million outstanding under the warehouse line of credit, and subsequently the Company increased the warehouse line of credit to $50.0 million. The term of the warehouse line of credit was extended to May 8, 2000. We are in discussions with several other lenders to obtain additional warehouse lines of credit.

      On December 22, 1999, we acquired Genesis 2000, a provider of loan origination software to mortgage brokers, and entered into a definitive agreement to acquire HomeBuilders Financial Network, a provider of loan services to home builders. These acquisitions involve principal commitments as follows:

    . $8.8 million in convertible promissory notes, of which $1.0 million was paid in January 2000, the remainder of which will become due upon the completion of this offering, and all of which bear interest at 6.0% per annum;

    . a $13.3 million promissory note, which bears interest at the prime rate plus 1% per annum, with $4.6 million of principal and related interest due at the end of the quarter in which this offering is completed, and $1.3 million of principal and related interest due at the end of each of the following seven quarters;

    . $2.7 million of cash payable at the closing of this offering;

    . $1.0 million in promissory notes payable monthly over 24 months beginning December 1999, bearing interest at 6.0% per annum; and

    . approximately $3.7 million in acquired liabilities and closing costs.

      In addition to the above promissory notes, the acquisition agreements provide for earn-outs. Our earn-out arrangements for the Genesis 2000 acquisition provide for a maximum of $5.0 million at the end of 2000 and $1.0 million at the end of 2001. The year 2000 earn-out is payable in cash after the release of year 2000 results. The year 2001 earn-out is payable $625,000 in cash and $375,000 in common stock, based on the fair value of the common stock during specified periods prior to payment, after the release of year 2001 results. These earn-outs are contingent upon the achievement of Genesis 2000 financial targets.

      Our earn-out arrangements with HomeBuilders Financial Network provide for a maximum of $17.0 million in payments based upon achievement of revenue and earnings growth over eight quarters commencing upon completion of the acquisition. This earn-out is payable 50% in cash and 50% in common stock, based on the fair value of the common stock during specified periods prior to payment. Payments, if any, will be made at the end of each quarter upon the achievement of predetermined targets.

      We believe that our available cash and cash equivalents combined with the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. In the event that this offering is not completed, we will need to obtain additional sources of capital to fund our operations, and we may be required to reduce operating expenses. In the event that we elect to develop additional new services or products or acquire or invest in complementary businesses, we may need to raise additional funds. If we require additional capital resources, we may seek to sell additional equity or debt securities or obtain a bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to our shareholders. Furthermore, there can be no assurance that any financing arrangements will be available in necessary amounts or on acceptable terms, if at all.

Disclosures About Market Risk

      The residential real estate and mortgage industry is sensitive to swings in the national economy in general and interest rate movements in particular. In a high interest rate environment, consumer demand for mortgage loans declines, particularly with respect to refinancing of existing mortgages. A significant rise in interest rates could therefore have a negative impact on our volume of closed loans. As such, interest rate movements represent the primary component of our market risk.

      We originate mortgage loans and manage the market risk related to these loans by pre-selling them on a best efforts basis to the anticipated secondary market investors at the same time that we establish the borrowers' interest rates. If we can deliver mortgage loans within the time frames established by the secondary market investors, we have no interest rate risk exposure on those loans. However, if we cannot process the loan within this timeframe and interest rates increase, we may honor our original rate commitment in order to maintain customer satisfaction, which may result in a loss on the sale of the loan. With the exception of pre-selling loans through best-efforts commitments, we currently do not engage in any hedging activities. All loans that we fund are held for sale. Draw-downs on our warehouse lines are repaid when the loans are sold in the secondary market. Because the loans are held in the warehouse lines for a short period of time, we do not expect to incur significant losses from an increase in interest rates on the warehouse lines.

Recent Accounting Pronouncements

      In December 1986, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." SFAS No. 91 establishes the accounting for nonrefundable fees and costs associated with lending, committing to lend, or purchasing a loan or a group of loans. Under SFAS No. 91, direct loan origination costs, net of loan origination fees, are recognized as a reduction of the loan's yield over the earlier of the life of the related loan or the sale of the loan. In effect, SFAS No. 91 requires that origination fees be offset by their related direct loan costs and that net deferred fees be recognized over the earlier of the life of the loan or the sale of the loan, whether the loan is sold through securitization or on a whole basis. As we initiate mortgage banking activities this statement will begin to affect us.

      In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 did not have a material impact on our financial statements.

      In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

      SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interest in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishment of liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively.

      We do not anticipate this statement having any material effect on financial statements until the business decision to retain servicing and or aggregate loans for securitization purposes has been made. Neither of these activities have been contemplated at this time.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities. We will adopt SFAS No. 133 as required on January 1, 2001.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition". This SAB summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in the financial statements. The Company is evaluating the future impact of the SAB on its consolidated financial position and results of operations.

                                    BUSINESS

Overview

      iOwn is a leading provider of Internet technology and content tools to streamline the mortgage origination process for businesses and consumers. Our strategy is to create a business-to-business mortgage industry hub that will allow retail mortgage originators to access a broader range of capital sources efficiently, and deliver a higher quality of tailored customer service to their end consumers. We believe that our solution also allows wholesale lenders to fund or purchase loans more efficiently, which can improve both their profitability and service delivery and empowers homeowners by providing them with a better way to identify, purchase, finance and manage their most significant asset, their home.

      We deliver our services through a range of distribution channels to many of the traditional participants in the real estate transaction, including Realtors, home builders, relocation services, financial institutions and traditional mortgage brokers, as well as directly to the consumer through our iOwn.com website. We believe that our multi-channel distribution approach allows us to reach the broadest possible group of homeowners and prospective homeowners and provides us with a strategy to Internet-enable a diverse cross-section of mortgage industry participants. We have established consumer-direct distribution arrangements with online leaders such as AOL's Netscape/Netcenter and Digital City, Inc., AT&T and NBCi/Snap!. In addition, as of March 31, 2000, we accessed the computer desktops of over 12,000 mortgage brokers through our Genesis software and distribution partners and we provided mortgage services for 15 national home builders with over $2.0 billion in new home sales. In 1999, we originated approximately $1.5 billion in mortgages.

Industry Background

      The Internet. The Internet has emerged as a significant global medium for communications and commerce. According to International Data Corporation, or IDC, the number of home Internet users in the United States will increase to
101.2 million in 2002 from 30.5 million in 1997. The Gartner Group estimates that all business-to-business electronic commerce will grow to $7.3 trillion worldwide in 2004.

      The online mortgage market is expected to benefit from the growth in Internet users and commerce. Forrester Research estimates the online mortgage market in the United States will grow to over $91.2 billion in 2003, representing approximately 10% of total U.S. mortgage originations, from $18.7 billion in 1999, or approximately 1.5% of total U.S. mortgage originations.


      The Real Estate Industry. The real estate industry accounts for approximately 15% of the gross domestic product of the United States. Home ownership in the United States is at record levels, with approximately 67% of households owning homes in 1999, according to Fannie Mae. Fannie Mae also forecasts that the combined sales of new and existing homes will reach 5.7 million in 2000. Home sales consist of two major types of transactions: the construction and sale of new homes by home builders, and the resale of existing residential properties by their owners.

      Sales of new homes reached a record high in 1999 of 904,000 homes, according to Fannie Mae. The home building industry is highly fragmented, and while the market share of the nation's largest builders has been increasing, the majority of homes are built by smaller regional builders. Many of the largest builders provide a range of ancillary services, such as mortgage, title insurance and escrow services to their home buyers.

      Sales of existing homes have averaged 4.5 million homes per year over the last 3 years. Most buyers and sellers of existing homes use the services of a licensed real estate professional, or Realtor while approximately 20% of homes are sold by the owner without the services of real estate professionals. There are over 700,000 active Realtors in the United States, most of whom work as independent contractors for real estate brokerage firms. Many of these firms are independent firms and brands, but there has been a growing trend towards franchising, including national brands such as RE/MAX and Century21. Many brokers have responded to increased competitive pressures by providing ancillary services, such as mortgage, title insurance and escrow services to improve their margins. Realtors also share home listing information through approximately 800 regional multiple listing services, which are increasingly available through the web. In addition, many households relocate with the assistance of a corporate relocation program. These programs are either managed in-house by the corporation or by an outside specialist. Often these specialists select and manage the real estate professionals and other service providers involved in the relocation.

      Homeowners typically need many after-market and ancillary services, including products such as title insurance and appraisal services, additional related services such as home warranty products and fire insurance, and other products including home improvement and home equity loans. There is a significant number of ancillary service providers in this highly-fragmented market.

      The Mortgage Industry. Approximately $4.4 trillion in residential mortgage debt was outstanding in 1999. The overall market for new mortgage originations in the United States averaged more than $1.0 trillion annually from 1995 to 1999. This market has two distinct segments that can be broadly categorized into a market for purchase originations that has grown at an average annual rate of 19% from 1995 to 1999, according to the Mortgage Bankers Association, and a more cyclical and interest-rate sensitive market for refinancings. Favorable interest rates increased the demand for refinances in 1998. As a result of increasing interest rates and fewer refinances, the overall mortgage market declined to approximately $1.3 trillion in 1999.

      Historically, local banks originated most mortgages. Over time, the traditional mortgage origination market split into two types of originators: large, national mortgage banks and smaller, local mortgage originators. While many large mortgage banks have continued to grow their direct origination capabilities, none had a retail market share greater than 8% of total U.S. retail mortgage originations in 1999 and most of their growth has come from the development of wholesale channels to aggregate loans originated by local mortgage originators. In contrast, mortgage brokers originated approximately 70% of the market of mortgage originations in 1998 according to the Wholesale Access Report.

      Some traditional mortgage originators have created Internet offerings to promote and sell their loans directly to consumers online as an alternative to the traditional process. These offerings tend to be limited in that they generally do not provide a choice of lenders or comparison of products to the consumer. Further, such offerings often fail to provide to consumers a range of self-service tools that allow them to shop for and conveniently apply for a mortgage online but tend simply to provide contact and other information about the traditional mortgage originator. In addition, launching an Internet offering may involve significant channel conflict issues for traditional mortgage industry participants, as they may be unable or unwilling to compete with prices available online or to promote online loan processing services that might undermine their existing business. Further, they may be unable or unwilling to make the significant investments required to build an online offering successfully.

      A number of companies have created websites that offer a selection of multiple lenders. However, many of these websites simply refer customers to their chosen lender for processing. Accordingly, these companies have difficulty ensuring consistent and superior service delivery. Since commissioned loan agents are typically involved in these transactions, these companies are often unable to reduce significantly the costs to the consumer of securing a mortgage. In addition, few traditional banks have made significant progress in streamlining their relationships with retail mortgage originators through the use of technology, particularly the Internet. Many mortgage originators use a desktop software solution to enable their loan originations. Most providers of loan origination software have been slow to adapt to or incorporate the Internet into their offerings to streamline the origination process for their customers.

Limitations of the Conventional Home Buying Process

      The information flow in the traditional home buying process is decentralized, causing each buyer to make decisions and monitor the status of the process by personally consolidating information from other sources. This presents significant challenges for consumers and the industry as a whole.

      Issues for Consumers. Buying a home has traditionally been a confusing and time-intensive process, characterized by high transaction costs. Home buyers often find it difficult to identify a home that meets their needs. Once a home buyer finds a suitable home, he or she is faced with the complex process of obtaining a mortgage and satisfying closing conditions. This process is paper-intensive and frustrating, particularly for first-time home buyers. The complexity of this process often compels prospective home buyers to seek assistance from real estate agents and mortgage brokers, who may have inconsistent levels of expertise. We believe this process leaves many consumers feeling:

    . uncertain that they are receiving unbiased advice;

    . skeptical that rates initially quoted will ultimately be available;

    . intimidated by the number and variety of mortgage products available;

    . frustrated with the amount and types of fees they are required to pay;
      and

    . overwhelmed by the substantial time and effort and the vast amount of information that must be processed in order to get a mortgage loan.

      Issues for Realtors. Many Realtors focus on creating a personal brand to generate referrals within their local market. They do this by acquiring new customers, providing them with superior service and maintaining that relationship to generate follow-on business. Because they depend on a variety of service providers, many Realtors have difficulty ensuring the quality of their customers' experience with these service providers. Further, because homeowners buy or sell infrequently, most Realtors spend heavily to generate new customer leads. Many Realtors do not have access to technologies that can make their customer interaction more efficient, such as Internet-based loan status applications.

      Issues for Home Builders. We believe that one of the most difficult challenges facing home builders in selling new homes is assisting home buyers in financing the prospective home, as well as overcoming inefficiencies in the mortgage financing process which result in costly delays and lost sales. Many builders require access to financing outlets with multiple loan products in order to meet the financing needs of disparate new home buyers. As a result, builders seek third-party mortgage solutions that will provide them with more operational control, better customer service and new profit opportunities.

      Issues for Relocation Companies. Relocation companies look to third parties to supply an array of real estate-related products and services. Traditionally, such third-party service providers have operated principally on a local or regional level. Accordingly, relocation companies have faced variability in the scope, reliability and stability of these outsourced services and have not been able to achieve the scale and efficiencies of national service providers.

      Issues for Mortgage Brokers. A typical mortgage broker has relationships with a limited number of lenders and transacts a substantial portion of his or her business by phone and facsimile. The mortgage broker must compare rates from multiple sources, collate the data, differentiate the various offerings and then provide that information to consumers. However, the broker often lacks software productivity tools that would enable them to do this more efficiently. Not surprisingly, most mortgage brokers do not maintain a website that aggregates information and makes that information available in a convenient and efficient manner to the consumer.

      Issues for the Mortgage Industry. Traditional mortgage companies generally rely on branch offices and legacy systems. Therefore, we believe they have not experienced cost reductions to the same extent as companies in the banking and stock brokerage industries. Prior to the introduction of Internet mortgage offerings featuring reduced brokerage fees, there had been less pressure on the industry to cut costs and operate more efficiently. Some industry participants may not have the financial or other resources necessary to respond to these challenges.

The iOwn Solution

      We are an Internet enabler of the home mortgage industry. Our technology tools enable a streamlined mortgage origination process for businesses and consumers, and empower homeowners with better ways to identify, purchase, finance and manage their most significant asset, their home. Our proprietary Internet technology applications enable retail mortgage originators to access a broad range of wholesale and correspondent lenders. We are creating a business-to-business mortgage industry hub that we believe will allow retail originators to access a wide range of capital sources effectively and to deliver a high quality of tailored customer service to their end consumers. We believe that our solution allows wholesale lenders to fund or purchase loans more efficiently, which can improve both their profitability and service delivery.

      We deliver our products and services through multiple channels, including our website, www.iown.com, and our relationships with mortgage brokers, real estate agents, home builders and relocation companies. Our multi-channel distribution approach allows us to:

    . Internet enable a broad cross-section of mortgage brokers and other real estate professionals; and

    . reach a broad group of homeowners and prospective homeowners.

      We believe that we are the first business-to-business enabler of the mortgage industry, and the only company with an integrated set of business-to-business-to-consumer channels for distribution of home mortgages and related home ownership services.







      Benefits to Mortgage Brokers. We offer mortgage brokers a range of services designed to help them be more productive and profitable. By providing mortgage brokers with online tools, we allow them to provide a compelling customer service experience more efficiently. For example, through our Genesis 2000 software, a leading desktop suite of point-of-sale loan origination software tools, we allow mortgage brokers to originate and track mortgages. Through our ePASS service, we provide mortgage brokers with easy online access to a wide range of wholesale mortgage offerings and settlement services. This service helps reduce their costs, while improving the level of service that they can deliver to their customers.

      In addition, we provide mortgage brokers with a range of marketing tools to help them grow their customer base by leveraging the capabilities of the Internet. For example, our WebBuilder service enables mortgage brokers to maintain a high-quality Internet presence to market themselves to consumers, providing both online content and mortgage tools. Through our Mortgage411.com service and through the iOwn.com website, we provide a range of tools for mortgage brokers to capture additional leads, including helping consumers who want to shop online but receive local service to reach a qualified mortgage professional.

      Benefits to Financial Institutions. Most financial institutions need an efficient vehicle for acquiring loan assets. We offer a range of new, low-cost distribution channels that make it easier for lenders to broaden their geographic reach, spread their risk and reduce transaction costs by streamlining the loan closing process. Additionally, we provide lenders with dynamic pricing flexibility and online brand exposure. Through our ePASS online wholesale lending service we can also help lenders deliver their services to their existing mortgage brokerage customers more efficiently.

      In addition, for those financial institutions that wish to provide their customers with a full suite of consumer financial services, but who do not have, or do not wish to invest in, the development of mortgage capabilities, we provide an efficient way to provide a high-quality Internet-based service to their customers. We partner with financial institutions to provide both online mortgage processing capabilities and co-branded or private label websites for those institutions seeking to develop online offerings. For example, we are currently the exclusive online mortgage provider for the Canadian Imperial Bank of Commerce's MarketPlace Bank subsidiary in the United States.









      Benefits to Real Estate Professionals. We provide real estate professionals with an additional channel to acquire customers cost effectively and enable them to provide those customers with a higher level of service.

Our home listing service, HomeScout, acts as a search engine that refers users directly to a real estate agent's or broker's website, allowing the agent or broker to maintain and build his or her own online brand identity. Our free online agent directory, AgentFinder, enables real estate professionals to market themselves to online home seekers. Our prequalified and preapproved customers also represent thousands of prospective home buyers that we direct to our real estate agent partners.

      We also enable real estate professionals to enhance the quality of service they offer their customers. For example, HomeScout helps agents to sell homes faster by making their listings available to a greater number of qualified home buyers. By referring clients to us, agents can provide a loan service with greater choice, more informative online tools and customer service that is superior to traditional mortgage originators. We plan to develop other compelling tools and services for real estate agents, such as online tracking of the status of any particular loan.

      Benefits to Home Builders. We offer home builders a range of services designed to help them be more productive and profitable. Through our HomeBuilders Financial Network subsidiary, we are able to offer builders a complete solution, called the Preferred Correspondent Lender Program, through which they may establish a captive in-house mortgage financing capability. This facility enables home builders to provide dedicated services to home buyers, while sharing in any profits generated by these mortgage origination services. By providing more mortgage finance options we increase the pool of qualified buyers and therefore enable builders to sell most homes. We also enhance their operational control through dedicated service teams, which integrate the mortgage origination process with the sale of the home. This integration enables the home builder to sell larger homes with more profitable features by better understanding the maximum mortgage loan for which the customer can qualify.

      By supporting captive, in-house mortgage operations with our consumer web offerings and our online loan processing capabilities, we intend to enable the home builder to deliver a superior experience to the home buyer. We can readily qualify and approve a prospective new home buyer through a website which we provide for the home builder. In addition, through HomeScout, we intend to offer our builder partners a more robust opportunity to showcase their new homes online.



      Benefits to Consumers. We have created a service which we believe enables the consumer to have a cheaper, faster and easier transaction experience, regardless of the channel they use to receive our service. Relative to traditional service offerings, the combination of our online transaction capabilities and our content, tools and personalization features creates a comprehensive and compelling approach to homeownership.

      Product Selection and Cost Savings. We provide access to mortgages from a selection of competitively-priced national and regional lenders, 24 hours per day, seven days a week, based on individualized search criteria. We streamline the mortgage process by leveraging the electronic communication capabilities of the Internet and by automating our back-end mortgage processing and access to the capital markets. We believe this will allow us to deliver mortgages at a significantly lower cost to the customer than traditional services and, as a result, to maintain and potentially increase the consumer's cost savings.

      Compelling Content and Guidance. We empower the consumer with a range of informative and compelling content that enables them to make informed decisions regarding their home purchase and mortgage financing. For example, our HomeScout service aggregates one of the largest selections of real estate property listings on the Internet. Our relationships with real estate professionals and aggregators of real estate listings have resulted in approximately 700,000 properties being listed for sale on our website. We also provide home buyers with access to important neighborhood information, such as neighborhood and school district comparisons and detailed demographic data for over 1,000 counties covering over 90% of the U.S. population.

      Value-Added Self-Service Tools. Using our online tools, consumers are able to access guidance on many of the decisions they encounter in the home buying process. Consumers can determine whether to rent or buy, the price of a home they can afford, and the optimal mortgage for their needs. Each of these analytical tools provides recommendations based on buyer-provided information, without the potential bias of commissioned sales agents. Our self-service tools enable home buyers to efficiently identify, purchase and finance a home in complete privacy, on their own time and without the pressures of the traditional home and mortgage sales process. Our proprietary tools, including AgentFinder, RateShopper and LoanStatus, provide our customers with powerful solutions that distinguish us from both content-only websites and mortgage transaction-only focused websites.

      Superior Customer Service. Our goal throughout the mortgage experience is to combine exceptional customer service with leading edge technology to provide a superior customer experience. In contrast to many websites that refer customers to third-party lenders, we believe that processing the complete mortgage transaction and controlling the entire customer service experience is the best way to provide a consistently high level of service quality.

Strategy

      Our objective is to Internet-enable the mortgage industry. We are building a business-to-business mortgage industry hub to allow retail mortgage orginators to access a broader range of capital sources, at lower cost, more efficiently, and to deliver higher quality services tailored to their customer's needs. Key elements of our strategy include:

      Create the Business-to-Business Mortgage Industry Hub for Wholesale Lending. We intend to expand the participants in and services offered by our business-to-business wholesale lending hub. We are working with a wide variety of lenders across our multiple service offerings. We also are working to transition our existing lenders to this hub, while seeking new lender participants. We intend to add new features to the service that further enhance lenders' ability to communicate with local originators regarding products, pricing and underwriting, while enabling them to provide enhanced service levels at lower costs. We expect to work with other industry organizations to support and encourage the growth of this hub.

      Expand and Grow Our Business-to-Business-to-Consumer Channels. We plan to continue to grow our customer base and mortgage originations by extending our technology infrastructure to all parties who traditionally participate in the home buying process. This will include extending our existing channels which serve traditional mortgage brokers, real estate agents, home builders, and relocation companies, as well as adding new channels. We believe that operating multiple integrated channels allows us to reach, and ultimately Internet enable, a larger portion of the mortgage market than we would be able to reach were we to operate in a single channel. For example, we intend to enhance the tools and services we provide to local mortgage brokers through our Genesis 2000 software to increase the number of brokers using our business-to-business hub as well as the number of transactions enabled by that hub. Through HomeBuilders Financial Network, we intend to add solutions targeted to small and mid-size home builders which we currently do not serve.

      Develop iOwn as a Leading Brand. We intend to build the iOwn brand around the complete homeownership experience, in order to reach the broadest range of consumers with an extensive set of products and services. This branding strategy positions us as the objective provider of useful tools and content for both businesses and consumers throughout the homeownership lifecycle. We use a mix of online and off-line media, including print media and radio spots, as well as aggressive public relations efforts. We also have distribution relationships with more than 20 online media partners and a network of affiliate websites. We plan to expand our distribution partnerships, to include new relationships with real estate professionals and with websites targeting homeowners.

      Capture Cross-Channel Synergies. We intend to create synergies among our channels. For example, we refer customers who come to our iOwn.com website, and who may need face-to-face assistance, to local mortgage brokers and real estate agents, and we encourage these brokers and agents to become users of our online tools and content. Further, because we provide content and tools on the web sites of our real estate and mortgage industry partners, these partners often direct customers to our consumer website. We expect to create and capture such channel-related synergies for each of our channels over time.

      Expand Revenues and Profitability on Each Transaction. We intend to increase our per-transaction revenues and profitability over time. For example, we recently began underwriting, funding and selling our own mortgage loans, which we believe will enable us to increase revenue per transaction and operating margins while improving customer service. In addition, we are pursuing opportunities to increase the range of customers with whom we do business by expanding or adding product lines such as sub-prime mortgages, home equity credit lines and construction loans. We also intend to improve our effectiveness in cross-selling for each transaction and to provide a greater range of ancillary services. These services may include appraisal, title and escrow services, as well as home equity loans, home warranties and home improvement services. By providing a greater range of services, we provide benefits to both homeowners and to mortgage brokers who utilize our business-to-business hub to aid them in serving their end customers.

      Leverage Our Technology Leadership to Further Streamline the Real Estate Transaction. We intend to extend out technology leadership by continuing to invest in research and development to ensure that our systems are scalable to meet the current and future needs of both real estate professionals and online customers. Our proprietary software is based on state-of-the-art web-enabled, scalable systems. By incorporating automated underwriting with our proprietary software and linking directly with many settlement services providers, we increase our ability to expedite the loan approval process and reduce borrower documentation requirements. As we continue to integrate the Genesis 2000 loan origination system with our web-based loan application systems, we expect to strengthen our technology leadership position on the mortgage broker's desktop.

The iOwn Service

      The iOwn service consists of a business-to-business hub for wholesale and correspondent lending, integrated with an online service for homeowners and homeownership-related services. Both business-to-business and business-to-business-to-consumer offerings are delivered through a range of tailored channels to reach a broad range of home buyers and homeowners.

      We are involved in mortgage transactions in any of three ways:

    . as a pure business-to-business technology enabler between local mortgage originators and wholesale mortgage lenders;

    . as a wholesale provider of mortgages to local originators on behalf of correspondent lenders or capital markets sources; and

    . as a retail originator of mortgages directly to a consumer on behalf of both wholesale and correspondent lenders and capital markets sources.

      Our business-to-business hub provides us opportunities to cross-sell ancillary services such as appraisals, title insurance and home warranties on each of these transactions increasing service quality, revenues and margins.

      Our consumer-direct online services empower homeowners by providing them with a better way to identify, purchase, finance, manage and sell their home, including:

    . a wide selection of mortgages from leading lenders;

    . online home listings and neighborhood information;

    . informative tools and content; and

    . referrals to a range of highly-qualified real estate professionals.

Marketing and Distribution

      We intend to increase our customer base and mortgage originations by extending our technology infrastructure to the parties who traditionally participate in the home buying process, including real estate agents, home builders, relocation companies and mortgage brokers. We plan, through third-party channels, to reach and ultimately to Internet-enable, all significant processes in the real estate market. Our mortgage broker, home builder and consumer channels operate under a unified marketing strategy, with channel-specific implementation. Each channel has a targeted independent sales force offering tailored products to their specific markets.

      We intend to leverage each transaction to establish a broader relationship with each homeowner, attempting to create a customer for life, by delivering to them a range of tailored content and services which help them to maximize their homeownership experience, and which builds in their mind iOwn as a branded provider of all of their homeownership-related needs. We are building the iOwn brand around the complete homeownership experience, rather than around the specific mortgage financing event. Over time, we believe this branding strategy will enable us to reach the broadest range of consumers with the broadest set of products and services.

Third-Party Channels

      In addition to our iOwn.com website, we reach customers through a range of third-party channels, including real estate agents, home builders, relocation companies, financial institutions and mortgage brokers. We typically deliver these services in any of three ways:

    . by providing a range of Internet-enabling technologies and capital markets solutions to a partner with an existing mortgage operation, such as we provide to mortgage brokers through our Genesis 2000 subsidiary;

    . by providing a complete Internet-based outsourcing solution as our partner's primary mortgage partner, such as we provide for CIBC's MarketPlace Bank; or

    . by setting up and managing a captive mortgage operation for a partner that leverages our Internet technologies and capital markets access, such as we provide for leading home builders like Beazer Homes through HomeBuilders Financial Network.

      For each of these models we have the ability to offer a range of customized service offerings, including some or all of the following:

      Co-Branded Websites. We have created over 50 co-branded websites for various partners, each designed to create an integrated online home buying experience. We also assign dedicated customer service teams to our partners to extend the tailored experience from the initial online point of contact through to loan closure.

      Partner Promotion. We promote our partners' services and help them to succeed by integrating their services into our consumer offerings. For example, our HomeScout and AgentFinder services promote our Realtor partners and their home listings, helping them to market themselves cost-effectively and sell homes more quickly. Our Mortgage411.com service helps mortgage brokers capture those consumers who prefer to shop online, but wish to work with a local provider for loan fulfillment. We believe that these types of programs enable us to establish effective long-term relationships with real estate professionals.

      Specialized Service Capabilities. We can tailor our service delivery to meet the specific customer service needs of individual partners or specific channels. For example, in serving some relocation companies, we bill the sponsoring corporation directly, rather than charging the relocating employee upon the closing of their loan transaction.

      Capital Markets Access. We can offer some of our partners, and their customers, access to superior loan pricing and delivery mechanisms. By aggregating the volume of our smaller financial institution, mortgage broker and home builder partners, we can access the capital markets with greater scale and with greater technical integration than any of them would otherwise be able to achieve on their own.

      Loan Origination Technologies. We provide our partners with a range of leading technologies for loan origination through a combination of centralized online loan-processing capabilities and a suite of loan origination tools such as our Genesis 2000 LOS.

Our Mortgage Broker Channel--Genesis 2000 and iOwn Broker Connect

      Through our Genesis 2000 subsidiary, we are an industry pioneer in providing mortgage brokers with point-of-sale loan origination and tracking software and Internet-based mortgage services. Over 7,000 mortgage brokers across America currently use Genesis 2000 software to help them sell, process, track and close mortgages. Our Genesis 2000 software automates key steps in the mortgage process, from loan prequalification to printing documents and delivering files to lenders. Brokers can also create customized forms and templates and calculate fees.

      The latest version of our Genesis 2000 software increases mortgage broker efficiency by connecting to a range of mortgage services through the Internet. Using our ePASS service, mortgage brokers can submit loans to Freddie Mac for instant automated underwriting, order title and other settlement services and interact with lenders for electronic pricing, rate locks and document delivery. Furthermore, Genesis 2000 facilitates communication between mortgage brokers and their customers through an embedded email system called MortgageMail. Finally, Genesis 2000 helps mortgage brokers generate leads and service customers through the Internet via a website development and hosting service called WebBuilder, which integrates with the Genesis 2000 desktop system.

      In the future we expect to offer mortgage brokers the following additional benefits: (1) expanded electronic lender pricing and loan fulfillment through our iOwn Broker Connect offering; (2) a wide range of mortgage and home buying content for the websites built through WebBuilder; and
(3) access to iOwn customers who may prefer to shop online for mortgage rates, but have their mortgage through an offline mortgage broker. This latter service is known as Mortgage411.com.

      Further we are expanding our distribution of both the iOwn Broker Connect and ePASS services by partnering with other loan originating software companies. For example, through our partnership with NetUpdate we provide portions of our business-to-business wholesale lending hub to mortgage brokers that use the LoanUpdate and ByteOnline solutions. Byte currently has over 5,000 active users.

      With our business-to-business-to-consumer strategy, we believe we have an advantage over competitors whose success depends entirely upon the growth of the consumer-direct online mortgage business. We expect to leverage our online assets to serve both the consumer-direct and business-to-business segments of the mortgage industry and expand our revenue and mortgage volume more rapidly than if we had only one distribution channel.

The following chart describes certain key features and benefits of our Genesis 2000 services:

        Feature                   Description                          Benefit

--------------------------------------------------------------------------------

  Genesis LOS          . Provides point-of-sale loan      . Eases mortgage process for
    Software             origination services, including    mortgage brokers by automating
                         prequalification, form             key steps in origination and
                         preparation and generation, fee    processing, increasing
                         calculators and loan tracking      efficiency and service quality
                                                            and helping manage customers
                                                            and loans more effectively

--------------------------------------------------------------------------------

  ePASS                . Provides Internet-based          . Speeds delivery of information
                         connectivity to a wide-range of    and loan decisions to the
                         mortgage providers, settlement     mortgage broker and increases
                         service providers and Freddie      efficiency and convenience over
                         Mac                                traditional processes
                       . Allows mortgage brokers to       . Improves service response time
                         transfer loan files                while lowering cost to serve
                         electronically to facilitate       customers
                         detailed loan pricing and rate
                         locks, automated underwriting
                         and ordering

--------------------------------------------------------------------------------

  WebBuilder           . Provides customized websites     . Assists mortgage brokers in
                         for mortgage brokers, including    lead generation by providing a
                         loan calculators, mortgage rate    high-quality, credible Internet
                         information and loan               presence
                         application
                       . Allows customer leads to be      . Simplifies and facilitates
                         imported directly into Genesis     conversion of customer from
                         2000 software                      lead to applicant

--------------------------------------------------------------------------------

  Mortgage411.com      . Aggregates online directory of   . Provides lead generation to
                         local mortgage brokers with        mortgage brokers and access to
                         WebBuilder sites                   otherwise unavailable marketing
                                                            leverage
                       . Provides Genesis 2000 users      . Provides the convenience of
                         with access to a "supermarket"     accessing multiple lenders
                         of lenders with wholesale          through one provider
                         pricing and electronic delivery
                         for mortgage brokers

--------------------------------------------------------------------------------

  iOwn Broker Connect  . Provides electronic rate         . Provides better wholesale
                         quotes, loan locks, loan           pricing through our aggregation
                         delivery and loan status           of volume
                                                          . Increases efficiency and
                                                            service levels through
                                                            electronic interaction


Our Home Builder Channel--HomeBuilders Financial Network

      We work with home builders across the country to establish and manage captive mortgage loan origination operations. The management team of HomeBuilders Financial Network pioneered the concept of setting up and managing mortgage operations for local and regional home builders. These operations are typically owned or affiliated with the home builders and are referred to as captive loan origination businesses. These operations are designed to enable home builders to realize the potential benefits of an in-house mortgage operation, such as

    . increased sales by giving home buyers access to competitive pricing through a broad range of lenders and products, thereby increasing the pool of qualified buyers;

    . increased operational control during the sales process, enabling the home builder to sell larger homes with more profitable features by better understanding the maximum mortgage loan for which the customer can qualify;

    . increased profits as a result of the home builders' share of potential mortgage origination profits; and

    . increased customer satisfaction by providing customers of the home builder with a one-stop shopping environment for both purchasing a home and obtaining a loan.

      Our current client base, which includes several of the top 100 builders in the country, sold approximately $2.0 billion of new homes in 1999, and we originated approximately $1.0 billion in mortgage loans.

      We believe that our operations improve on traditional mortgage operations in several respects. First, we provide the captive operation with a mechanism for integrating the mortgage origination process into the home sales effort. This frequently results in a capture rate (the percentage of home sales for which the mortgage is also sold) approaching 75-80%, which significantly increases volume and reduces sales costs. Second, we have replaced the role of the traditional loan originator, who was typically paid a large commission on each loan, with a lower cost customer service environment. Finally, we deliver a range of centralized services, including access to the capital markets, that provides these operations with the benefits of scale that most traditional mortgage operations are unable to match. Accordingly, we believe our captive mortgage operations are more profitable than traditional mortgage operations, even after accounting for HomeBuilders Financial Network's management fees and/or share of profits.

      We believe that the combination of our leading Internet-based services with HomeBuilders Financial Network's tested model for captive mortgage operations further differentiates us as an alternative to traditional mortgage originators for most home builders. This will also enable us to expand our offerings to currently underserved segments of the home building industry, particularly the smaller, local builders.

      Our Preferred Correspondent Lender Program provides an extensive menu of services to support home builders:

      Feature                 Description                          Benefit

--------------------------------------------------------------------------------

  Set-Up Services  . Establishes a new captive        . Speeds implementation through
                     mortgage operation for the         replication of a standard model
                     builder
                   . Coordinates legal and
                     regulatory requirements
                   . Hires and trains all staff

--------------------------------------------------------------------------------

  Management       . Manages all aspects of the       . Permits home builders to track
   Services          captive mortgage operation         and measure efficiency,
                                                        customer satisfaction and
                                                        profitability from financing
                                                        activities
                   . Provides timely and meaningful   . Permits home builders to focus
                     management reports                 on their core business of
                                                        building and selling homes
                                                        while participating in mortgage
                                                        origination profits

        Feature                   Description                          Benefit

--------------------------------------------------------------------------------

  Multi-Lender         . Enables home builder to access   . Facilitates greater home sales
   Solution              a wide range of loan programs      by having a full menu of loan
                                                            programs to meet varied buyer
                                                            needs
                       . Secures attractive loan terms    . Improves home builder's
                         from competing wholesale           operational
                         investors                          results, e.g. faster starts,
                                                            lower
                                                            fall-out
                       . Provides easy prequalification
                         and preapproval to potential
                         home buyers

--------------------------------------------------------------------------------

  Centralized Support  . Provides underwriting, closing   . Provides a dedicated account
   Services              and post-closing functions on a    resource team for support
                         centralized basis
                       . Manages lender relations,        . Permits access to economies of
                         capital markets access and risk    scale that might not otherwise
                         management functions               be available









Our Consumer-Direct Channel: iOwn.com

      Customers enter the www.iown.com website and have two primary ways of accessing our services. First, we provide tailored site paths for customers that are purchasing or refinancing their home. Each of these paths contains customized content, tools and transaction capabilities applicable to each specific situation. The customer's experience is simplified by the use of a path checklist which guides the customer through the various requirements of buying or refinancing a home. The second major way to navigate our website is to use our various self-serve tools directly. These key tools and features are directly available from our home page and are prominently featured through a range of quick links throughout the rest of our website.

      Our consumer website provides a range of personalization and subscription features that tailor our customer's experience, both initially and over time. These features include dynamic page serving that adjusts the website to the customer's prior actions, saved settings, password-protected data access, the ability to reuse loan application data for new loans, and the delivery of customized content through a range of opt-in and outbound email messaging capabilities.

      Buying a Home. We provide customers with a one-stop shopping destination where they can access information and tools to assist them in deciding to buy, shopping for or financing a home. Consumers can begin by using the Buying Checklist, which breaks down the complicated home buying process into discrete stages and allows consumers to directly access the tools of their choice. They can then shop using our HomeScout service searching approximately 700,000 home listings. Next they can compare mortgates from several lenders using our RateShopper feature and apply online.







      We also offer an easy-to-use online home loan application, which is routed through our proprietary workflow automation system. Once a consumer submits a loan application, he or she is contacted within 24 hours by a loan specialist, who will be their primary point of contact for the remainder of the home buying process. Also within 24 hours, this specialist will send the consumer all necessary forms and guide them through the remaining stages of the closing process, such as obtaining appraisals and title insurance and completing the escrow period. After submitting their application, customers can track their loan status online at anytime. Borrowers can also interact with our customer service representatives either by email or telephone to check the status of their loans or lock in interest rates.

      Refinancing a Home. Consumers who already own a home can use our services to refinance their existing mortgage. While the refinance loan application is very similar to the purchase loan application, we also offer the homeowner specific tools designed to guide them through the refinancing process. Our Refinance Check service will also compare a customer's current loan with the loans available through us. Consumers can also sign up for our RateWatch service, which sends automatic email updates of loan rates, allowing them to conveniently monitor movements in interest rates to decide whether or not it makes sense to consider beginning the refinancing process.

      Consumer Products and Services. We provide current and prospective homeowners with a broad selection of content and features to facilitate the home buying process and to enrich homeownership:


      Feature                  Description                          Benefit
--------------------------------------------------------------------------------

  HomeScout         . Enables search of approximately  . Leverages investments others
                      700,000 up-to-date, national       have made in hosting home
                      home listings                      listings

                    . Offers weekly email updates on   . Encourages significant repeat
                      new listings for homes matching    usage and provides an
                      customized search criteria         opportunity to cross-sell early
                                                         in the buying process

--------------------------------------------------------------------------------

  Neighborhood      . Facilitates school district      . Provides valuable information
    Information       comparisons and provides           and builds relationships with
                      detailed demographic profiles      potential customers
                      for cities and towns

--------------------------------------------------------------------------------

  HomeSales         . Provides searchable content on   . Enables consumers to track
                      recent home sales                  recent home sales easily

                    . Sends automatic email updates    . Provides continuous customer
                                                         information and interaction

--------------------------------------------------------------------------------

  Analytical Tools  . Provides interactive tools,      . Encourages repeat use of our
    and Advice        such as calculators covering       website and empowers the
                      topics ranging from home           consumer with information
                      affordability to selecting the
                      appropriate mortgage

--------------------------------------------------------------------------------

  Agent Center      . Enables real estate agents to    . Helps consumers find and
                      prequalify clients, add new        evaluate real estate
                      home listings, include             professionals
                      themselves in the agent
                      directory and read agent-        . Creates free marketing
                      targeted news                      opportunities for agents

--------------------------------------------------------------------------------

  Resource Center   . Provides co-branded information  . Helps meet broader home-related
                      from leading service partners      information needs of home buyer
                      such as insurance companies and    or homeowner
                      home improvement centers
                                                       . Provides a single source for
                                                         ancillary services needed by
                                                         the home buyer or refinancing
                                                         customer

--------------------------------------------------------------------------------

  RateShopper       . Provides customized rate quotes  . Allows for clear comparisons of
                      and estimated closing costs for    mortgage quotes between several
                      specific loans                     lenders

                    . Provides customized email        . Provides full up-front
                      updates and alerts on loan         disclosure of closing costs
                      rates

      Feature                  Description                          Benefit
--------------------------------------------------------------------------------

  Prequalification  . Helps customers determine how    . Explains in detail how the
                      expensive a home they can          customer may improve the
                      afford                             likelihood of getting a loan

                    . Automatically carries over data
                      from RateShopper to the
                      prequalification database

--------------------------------------------------------------------------------

  Preapproval    . Enables consumers to receive a   . Gives the consumer confidence
                   loan commitment without            and a competitive edge when
                   limitation to a specific           shopping for a home
                   property

--------------------------------------------------------------------------------

  Online Loan    . Enables the consumer to provide  . Allows consumers to apply for
    Application    virtually all the information      mortgages 24 hours a day
                   required for a federally-
                   compliant loan application

                 . Enables consumers to save their  . Enables consumers to submit
                   password-protected data within     applications quickly and
                   a loan application                 efficiently

                 . Allows for copying or deleting   . Allows consumer maximum
                   of loan applications               convenience and control of
                                                      their application

--------------------------------------------------------------------------------

  LoanStatus     . Permits 24 hour access to loan   . Offers reassurance and reduces
                   status                             customer service inquiries

iOwn.com's Customer Service

      Our goal throughout the mortgage process is to effectively combine exceptional customer service with leading-edge technology to provide a superior customer experience. Each customer is assigned to dedicated iOwn personnel, with specific regional expertise, to support his or her transaction and ensure a positive home buying experience. Our customers have access to their representatives through the phone, email, fax or mail. Through our LoanStatus service, which is a password-protected feature, customers can monitor the status of their loan online.

      We are committed to continuous improvement through customer feedback. Every customer receives a survey asking for feedback, including a rating of his or her customer service experience. We continually use our customers' evaluations in order to improve our processes and provide an exceptional service experience.

      We operate a contact management center in Martinez, California. We have staff available on extended hours, 6 days per week, and we intend to increase our coverage until we have staff available 24 hours a day, 7 days a week, in response to increasing customer demand. We monitor and analyze our call performance. This allows our managers to provide coaching and instruction to our contact center employees, and to adjust and modify our ongoing training programs. This monitoring, in conjunction with our customer satisfaction research, allows us to identify areas for improvement and automation.

      As a result of our continued investment in our proprietary technology platform and workflow planning, we believe that we will be able to deliver a superior customer service experience. We maintain an efficient and scalable customer service environment relative to both traditional mortgage originators and other online mortgage companies.

Mortgage Banking and Capital Markets

      We intend to enhance our access to the capital markets to further improve our competitive advantage on price, selection and service. For example, we recently began underwriting, funding and selling our own mortgage loans, which we believe will enable us to offer better customer service and increase our operating margins. We currently offer mortgage products from 40 lenders nationwide, and we intend to selectively extend the geographic reach and the number of lenders we offer as part of our service offering. We believe that offering a greater quantity of lenders does not necessarily lead to greater quality for our customers. By proactively managing our lender relationships we believe that we will be able to offer our customers not only high levels of service, but also better pricing through volume discounts, internal scale economies and tighter technical integration. In addition, we are pursuing opportunities to increase the range of customers with whom we do business by expanding or adding product lines such as sub-prime mortgages, home equity credit lines and construction loans.

      Mortgage Banking. The mortgage banking industry involves primarily two businesses: origination and servicing. The origination business involves taking a loan application, gathering and evaluating the relevant credit, down payment and property information to make a loan decision, then providing funds to close, and delivering the loan to the end investor in the secondary market. Servicing a loan occurs after the loan has been made and involves collecting principal and interest payments, assuring that adequate insurance is maintained on the property, handling prepayment collections and handling foreclosures.

      We are currently licensed or otherwise eligible to engage in mortgage finance activities as a mortgage broker in 49 states and the District of Columbia. We are licensed as a mortgage banker in 49 states and the District of Columbia and have an application pending in the state of New York. When we act as a mortgage broker, we originate and process our customers' loan applications. When we act as a mortgage banker we also underwrite, fund and sell mortgages to our customers' chosen lenders. Whether acting as a mortgage banker or broker, we offer the customer a choice of lender, product, and terms. We initiated mortgage banking operations in October 1999, and now operate as a mortgage banker in 49 states and the District of Columbia. We expect to act as a mortgage banker for a majority of the loans we originate. We believe that as a mortgage banker we will eventually have the ability to offer more timely customer service and increase our operating margins.

      We fund loans from our warehouse credit line provided by Bank United of Texas. This line may be used to fund loans for a short period of time while we package the loans for sale to our customers' chosen lenders. We are in negotiation with Bank United of Texas, and several additional providers of warehouse lines, to increase both the number and size of our warehouse line facilities. In March 2000, Bank United of Texas increased our line of credit to $50 million. We are currently in discussions with a number of other potential providers for additional warehouse facilities.

      Sale of Loans and Servicing Rights. We intend to sell the loans we fund, typically within 30 days of origination, rather than hold them for investment. We currently sell our loans to our customers' chosen lenders. From time to time, we may elect to work with one or more of our correspondent lenders, where volume permits, to co-issue mortgage-backed securities or assignment of trades with Freddie Mac and Fannie Mae. We do not currently securitize our loans, although we may decide to do so in the future if market conditions or other considerations justify doing so.

      We do not currently retain the rights to service the mortgages we originate and sell. We transfer the servicing to the customer's chosen lender when we sell the loan. In the future, we may elect to sell a loan directly to an end investor, usually Freddie Mac or Fannie Mae, and concurrently transfer the servicing to the lender chosen by the customer. In the future, we may choose to retain the servicing on some loans, or to sub-service the loan on behalf of the chosen lender or investor. Such a strategy would provide us with new opportunities for additional, stable revenue streams, but would also subject us to additional risks.

      We attempt to limit our exposure to certain risks related to lending by delivering, selling or swapping loans to others. The lenders to whom we sell our customers' mortgages subject us to general representations and warranties contained in our selling agreements with these lenders. These representations and warranties may require us to repurchase loans if an early payment default occurs, an underwriting defect exists or other material defects exist. We reduce our repurchase risk through our extensive use of automated underwriting systems available through Fannie Mae and Freddie Mac and our loan quality control process. To reduce the risks related to loans to customers with less-than-perfect credit, we fund these loans only with a firm approval from the end lender or investor.

      Approach to Risk Management. Our current approach to risk management is to limit the level of risk to which we are exposed as a mortgage broker or banker. When we fund loans, we potentially subject ourselves to interest rate risk on mortgages that we originate and close prior to delivery of these loans to the customers' chosen lenders. Interest rate risk results from price changes in market interest rates which impact the value of loans that we are obligated to fund. If interest rates rise, the value of loans we are obligated to fund declines. If interest rates decline, the borrower may decide not to accept our commitment to fund their loan. We currently reduce our interest rate exposure by selling loans to the customers' chosen lenders in a "best efforts" delivery. In a "best efforts" delivery, a customer's rate on a mortgage is locked with their chosen lender at the same time the borrower requests a rate lock. We are committed to the lender to deliver that loan for purchase if we actually fund the loan. If we do not fund the loan, we have no obligation to deliver a loan to the lender and have no exposure to interest rate risk.

      In the future, we may elect to increase our revenue opportunities, and correspondingly increase our risk, by switching to an approach of mandatory delivery of loans to investors. Under mandatory delivery, we can elect to lock the interest rate on a customer's mortgage with an investor of our choice and pay a penalty fee if we fail to deliver the loan by the commitment expiration date.

      Quality Control. We have developed loan quality control policies and procedures to monitor and report on the quality and accuracy of our loan origination efforts. While this policy has not been tested thoroughly with closed loan results, it has been reviewed by Fannie Mae and Freddie Mac as part of their lender approval process. We employ experienced staff to monitor loan quality and have developed a sampling process that we believe meets Fannie Mae's and Freddie Mac's requirements for quality control plans. Our senior management reviews quality control reports monthly to identify areas that need corrective action or otherwise need improvement.

      Government Regulation. The residential mortgage financing business is highly regulated. Our business is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities and government sponsored enterprises, including the Department of Housing and Urban Development (HUD), the Federal Housing Administration, the Veteran's Administration, Fannie Mae, Freddie Mac, Ginnie Mae and various state regulatory authorities. These rules and regulations impose obligations and restrictions on our loan origination and credit activities, including the processing, underwriting, making, selling, securitizing and servicing of mortgage loans.

      Our lending activities also are subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z thereunder (TILA), the Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B thereunder (ECOA), the Fair Credit Reporting Act of 1970 (FCRA), the Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder (RESPA), the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C thereunder (HMDA) and the Federal Debt Collection Practices Act, as well as other federal statutes and regulations affecting our activities. Our loan origination activities also are subject to the laws and regulations of each of the states in which we conduct our activities.

      Under TILA, lenders are required to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These disclosures include providing the annual percentage rate, monthly payment amount and total amount financed, plus certain disclosures concerning alternative mortgage transactions. In addition, TILA gives borrowers, among other things, the right to rescind loan transactions in certain circumstances if the lender fails to provide the requisite disclosure.

      Under the Fair Housing Act and ECOA, creditors are prohibited from discriminating against applicants on the basis of race, color, sex, age, religion, national origin or marital status. The regulations under ECOA also restrict creditors from requesting certain types of information from loan applicants. FCRA requires lenders to supply applicants with certain information, often referred to as an "adverse action notice," when the lender denies the applicants' request for credit.

      RESPA requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online mortgage companies to enter into advertising, marketing and distribution arrangements with other Internet companies and websites whereby the mortgage companies pay the Internet companies fees for such advertising, marketing and distribution services and other goods and facilities based on the number of click-throughs, completed loan applications or closed loans derived from such arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject. Although we believe that we have structured our relationships with Internet advertisers to ensure compliance with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators.

Technology

      We have built a technology infrastructure that uses the capabilities of the Internet to streamline the shopping, application-taking, processing and tracking of home finance-related transactions, while providing a platform for extended online customer relationships. We have invested heavily in our technology platform to ensure that our systems are scalable to meet the current and future needs of both online customers and real estate professionals.

      Website. Our website is constructed to maximize performance and maintain service 24 hours per day, seven days per week through network optimization, load balancing and website monitoring tools. We have two mirrored websites. One is at AboveNet in Vienna, Virginia and one is at Frontier Global Center in Sunnyvale, California. The Frontier Global Center location provides a state-of-the-art secure building with redundant power, air conditioning and high bandwidth telecommunications capacity. Our engineering group has developed a data replication system that allows us to take traffic at both locations. We have utilized the data replication capabilities of Microsoft SQL 7.0 and the networking redundant traffic and switching functionality of F5 Networks 3DNS geographic load balancer to enable mirroring. The existence of two mirrored sites simultaneously taking traffic significantly improves our download time and system uptime. The engineering staff monitors both sites with a combination of external third-party and internally-developed tools. We use Keynote and Red Alert on a continuous basis to assess the consumer experience and to compare our performance with other websites. We also use a number of internally-developed tools that are customized for our site and our applications. Our mirrored website in Vienna, Virginia also provides us with disaster recovery in the event the San Francisco, California area experiences a catastrophic event that disables local telecommunication infrastructure.

      Customer Management Intranet Solution. We have invested resources to create a customer management intranet. This system is a combination of application software, systems software and hardware designed to support our customers after they have submitted a loan application. Our system consolidates loan applications from a variety of sources, including our website, third-party sources and applications through our toll-free number. It provides status on loans for both internal loan processing personnel and consumers through our website. The system can be accessed by our partners through the Internet and acts as a central depository that allows us to produce reports tracking the progress of all loans in our pipeline, regardless of application origin.

      Back Office Loan Processing Systems. We have made a significant investment in integrating our website's front-end commerce engine with our back-end loan processing systems. After a loan application has been submitted on our website, it is automatically categorized and electronically sent to our loan processing system and database. Details about the loan are also sent to a proprietary reporting system to ensure that the loan is tracked properly from inception to completion. We combine data from both the back-end loan processing tracking mechanisms and our website activity tracking tools to internally report on a variety of statistics, including new users, unique users, repeat users, loan status and other loan-closing metrics. We are in the process of integrating the Genesis 2000 LOS with our proprietary back office loan processing systems.

      Back Office Real Estate Systems. We partner with over 300 real estate listing providers. To support these providers, we have created a system that captures and updates real estate listings. These listings are filtered and then posted on a daily basis to our main real estate database. We run reports regularly from this database to determine listing count, origin breakdown, click through to Realtors and application utilization.

      Applications. We host a wide variety of home-related applications, including advice about the home buying process, the ability to search for home listings, home loan rate searches and the ability to submit an online loan application. Several of these applications support a subscription customer base that includes daily interest rate alerts, alerts for new home listings and refinance recommendation alerts. Our web applications are all server-side applications requiring little or no special consumer hardware or software.

      Security. We use internally-developed systems for transaction processing to maximize security. We believe that we provide a secure solution and intend to continue to lead the industry in the safekeeping of customer data. All financial transactions are secured though the use of Verisign server website certificates and Secured Socket Layering 128-bit encryption. We provide additional security through a proprietary password mechanism, as well as through firewalls to ensure that our website serves only legitimate requests. We follow a daily routine of tape backup. Our tape backups are stored off-site.

Competition

      The market for web-based services is highly competitive and there are no substantial barriers to entry, making it possible for new competitors to proliferate rapidly. In addition, many of our existing and potential competitors have longer operating histories in the traditional mortgage and Internet markets, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Our business model focuses on improving efficiency and quality of service delivery in both the retail and wholesale loan origination channels through Internet-enabling the mortgage process. We believe competition takes place on many levels, including pricing, convenience in obtaining mortgage loans, breadth of product offerings and lending sources, customer service, marketing and brand awareness. Our principal competitors include:

    . traditional lenders and mortgage brokers with no online presence;

    . traditional lenders and brokers that offer access to their mortgage products over the Internet, such as BankAmerica, Countrywide and General Motors Acceptance Corporation; and

    . competitors in the online financial services sector including E-Loan, mortgage.com and Intuit's QuickenMortgage.

      Further, in establishing relationships with third-party partners, we compete with several companies that specialize in providing services to companies in each channel, including, for example:

    . companies that generate leads from mortgage providers, including
      LendingTree and Microsoft's HomeAdvisor;

    . companies that are attempting to create wholesale lending marketplaces, such as IMX Exchange, LoanTrader.com and openclose.com;

    . companies providing loan origination software for mortgage brokers, including Calyx, Contour and Byte; and

    . companies specializing in captive mortgage operations for home builders, including CTX and Norwest.

      In addition, we compete with a variety of websites for customer awareness and Internet traffic, some of which are also our partners and all of which compete with us for awareness, including:

    . websites that offer real estate listings and related services, such as CyberHomes, HomeSeekers, Homes.com, Homestore.com and Microsoft's HomeAdvisor;

    . general purpose consumer websites such as Alta Vista, Excite, Lycos, Infoseek and Yahoo! that offer real estate-related content;

    . newspapers and magazines that advertise real estate listings; and

    . other financial institutions that are partnering with mortgage brokers to offer related services, such as DLJ Direct and Fidelity.

Intellectual Property

      Trademarks and other proprietary rights are important to our success and our competitive position. We currently have a number of trademarks and copyrights. Although we seek to protect our trademarks and other proprietary rights through a variety of means, we may not have taken adequate steps to protect these rights. We may also license content from third parties in the future, and it is possible that we could be subjected to infringement actions based upon the content licensed from these third parties.

      We typically enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights.

      In November 1999, CheckFree Corporation introduced a financial software product under the brand name "Genesis 2000," which we consider an unauthorized usage of the Genesis 2000, Inc. registered trademark of "Genesis 2000" under U.S. Registration No. 1,794,755. Our legal counsel has notified CheckFree Corporation regarding their unauthorized usage of the "Genesis 2000" mark. CheckFree has refused to withdraw their use of the mark. We may take legal action to enforce the registered trademark of Genesis 2000.

Litigation

      We are not party to any material litigation proceedings.

Employees

      Combined with our subsidiaries, we employ 264 employees. As of April 30, 2000, iOwn, Inc. employed 215 full-time employees, of whom 116 were in operations, 44 were in technology, 33 were in sales, marketing and business development, and 22 were in finance and administration. As we continue to grow our loan volumes and product offerings, we expect to hire a significantly larger number of personnel, particularly in the areas of operations and engineering. None of our employees are covered by collective bargaining agreements. We believe that we maintain good relations with our employees.

      As of April 30, 2000, Genesis 2000 employed 45 full time employees, of whom 12 were in operations, 11 in technology, 14 in sales and 8 in general administration. As of April 30, 2000, HomeBuilders Financial Network employed 45 full time employees, of whom 28 were in operations, 10 were in finance and administration, 3 were in technology, and 4 were in marketing.

Facilities

      Our headquarters are currently located in a leased facility in San Francisco, California consisting of approximately 25,000 square feet of office space in a single building. In addition, we lease approximately 40,000 square feet of office space in Martinez, California for our loan processing operations and 3,000 square feet of office space in Santa Clara, California for engineering functions.

      Genesis 2000 has headquarters in Calabasas, California. HomeBuilders Financial Network has headquarters in Miami Lakes, Florida.

      The annual lease payments and lease expirations of our facilities including our subsidiaries are presented in the table below:

                                                          Year
                                         ---------------------------------------
                                          2000   2001   2002   2003  2004 TOTAL
                                         ------ ------ ------ ------ ---- ------
                                                      (in thousands)
Facilities:
San Francisco, CA....................... $  865 $1,483 $1,385 $  746 $630 $5,109
Martinez, CA............................    620    642    654    667  111  2,694
Santa Clara, CA.........................     86     88     30     --   --    204
Calabasas, CA...........................    106     --     --     --   --    106
Miami Lakes, FL.........................    168     25      7     --   --    200
                                         ------ ------ ------ ------ ---- ------
                                         $1,845 $2,238 $2,076 $1,413 $741 $8,313
                                         ====== ====== ====== ====== ==== ======

                                   MANAGEMENT

Executive Officers and Directors

      The names, ages and positions of our executive officers and directors as of April 30, 2000 are as follows:

 Name                          Age                   Position
 ----                          ---                   --------
 Edward P. Hoyt..............   32 Chief Executive Officer and Chairman of the
                                    Board
 Paul Holmes.................   50 President, Chief Operating Officer and
                                    Director
 Harvey J. Auger.............   52 Vice President, Real Estate and Relocation
 Marcia J. Donner............   51 Vice President, Customer Service and
                                    Operations
 Kevin E. Flood..............   48 Vice President, Engineering
 Jennifer A. M. Marshall.....   33 Vice President, Product Development
 Laura J. Pilz...............   48 Vice President, Marketing
 Charles E. Reed.............   55 Vice President, Capital Markets
 Ian Rose....................   43 Vice President, General Counsel, Secretary
 William M. Terry............   56 Chief Financial Officer
 Baron J. Wilhelm............   46 Vice President, Affinity and Wholesale
                                    Lending
 Michael L. Zimmerman........   33 Vice President, Consumer Channel
 Thomas H. Meyer.............   49 Chief Executive Officer and President,
                                    HomeBuilders Financial Network; Director
 Kamyar Tafreshi.............   43 Chief Executive Officer and President,
                                    Genesis 2000
 K. David Chao(1)(2).........   33 Director
 Han J. Kim(1)(2)............   34 Director
 Stanley H. Rhodes(1)........   51 Director
 Scott A. Shay(1)............   42 Director

--------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

      Edward P. Hoyt was a co-founder of iOwn, and has served as our Chief Executive Officer and as a member of our Board of Directors since our inception. Mr. Hoyt currently serves as Chairman of our Board. From 1994 to July 1996, Mr. Hoyt served as an Engagement Manager at McKinsey & Company, a global business consulting firm. From 1990 to 1994, Mr. Hoyt served as a First Lieutenant in the U. S. Army as an Infantry Platoon Leader and was trained as an Airborne Ranger. Mr. Hoyt holds a B.A. in Politics and Economics from Queen's College, Oxford University, where he was a Marshall Scholar, and a B.S. in Economics from the U. S. Military Academy at West Point, where he graduated first in his class.

      Paul Holmes has served as our President, Chief Operating Officer and as a member of our Board of Directors since October 1999. From March 1997 through September 1999 he was President and Chief Executive Officer of Mellon Mortgage Company, a mortgage lending company. From 1991 to March 1997, Mr. Holmes was the Executive Vice President and Chief Operating Officer for EurekaBank, a consumer banking and mortgage lending company. Mr. Holmes has also held senior management positions at BancBoston Mortgage Corp., KPMG Peat Marwick and Bank of America. Mr. Holmes has a B.A. in Mathematics and Computer Science from the University of California at Berkeley and an M.B.A. from San Jose State University.

      Harvey J. Auger has served as our Vice President, Real Estate and Relocation since April 1999. From January 1998 to April 1999, he served as President and Chief Executive Officer of Nexx Financial Services, Inc., a financial services relocation company. From August 1997 to December 1997, Mr. Auger served as President and Chief Executive Officer of Amerus Home Services, a real estate holding company. From February 1995 to August 1997, Mr. Auger served as a real estate relocation consultant. From 1989 to January 1995, Mr. Auger served as President of PHH Homequity, a relocation management Company. Mr. Auger holds a B.A. in Sociology from Sacred Heart University.

      Marcia J. Donner has served as our Vice President, Customer Service and Operations since April 1999. Prior to joining us, Ms. Donner served over 25 years with Wells Fargo Bank, most recently as Senior Vice President and Division Manager of the Technology Services Group from September 1998 to April 1999, and as Senior Vice President and Division Manager of Express Electronic Banking from 1994 to September 1998. Ms. Donner holds a B.A. in Sociology from California State University, Fullerton.

      Kevin E. Flood has served as our Vice President, Engineering since September 1997. From March 1995 to July 1997, he served as Vice President, Engineering at Puma Technology, a software company. From 1987 to February 1995, Mr. Flood served as the President of AI Squared, Inc., a software company. From 1980 to 1987, Mr. Flood served as Engineering Manager at Wang Laboratories, a computer company. Mr. Flood holds a B.A. in History from the University of Colorado.

      Jennifer A. M. Marshall was a co-founder of iOwn, and has served us in various executive capacities since our inception, including as our Vice President, Marketing and Vice President, Product Development. From 1994 to September 1996, Ms. Marshall was the Producer at Elliott Portwood Productions, an educational software startup. From 1989 to 1993, Ms. Marshall worked in marketing and communications at Microsoft Corporation. She holds an M.B.A. from the University of California at Berkeley and a B.A. in English from the University of Maryland.

      Laura J. Pilz has served as our Vice President, Marketing since April 2000. From 1978 until April 2000, Ms. Pilz served in various marketing and executive capacities with Bank of America, most recently as Vice President, Brand and Communications for Small Business. From 1975 to 1978, Ms. Pilz was employed by Mellon Bank. Ms. Pilz holds an M.B.A. in Finance and Accounting from the University of North Carolina, Chapel Hill and a B.A. in Economics and Political Science from Chatham College.

      Charles E. Reed has served as our Vice President, Capital Markets since January 1998. From January 1995 to January 1998, Mr. Reed served as Chief Operating Officer and Partner at Tuttle & Co., a risk management and technology company. From 1992 to January 1995, Mr. Reed served as Senior Vice President, Director of Mortgage Banking at Bay View Federal Bank. From 1987 to 1992, Mr. Reed served in various capacities, including, most recently as Executive Vice President of Residential Loan Division at First Nationwide Bank. Mr. Reed holds a B.S. in Business Administration from the University of Colorado.

      Ian Rose has served as our Vice President, General Counsel since February 2000 and Corporate Secretary since March 2000. From July, 1999 to January, 2000 Mr. Rose served as General Manager of ZPass, Inc., a financial services start-up. From September 1998 to June 1999, Mr. Rose maintained a private law practice counseling clients in the software and internet services areas. Mr. Rose was the Senior Vice President, General Counsel and Secretary of Mindscape, Inc., a consumer software company, from June 1995 to September 1998. From March 1992 to May 1995, Mr. Rose served as General Counsel and Secretary of Capcom USA, Inc., the North American arm of a major Japanese video game publisher. Mr. Rose was an associate in the corporate, business and international practice groups at the law firms of Baker & McKenzie from 1987 to 1989 and McCutchen, Doyle, Brown & Enersen from 1989 to 1992. Mr. Rose holds a J.D. degree from Columbia University School of Law and a B.A. in Asian Studies from Brigham Young University.

      WIlliam M. Terry was appointed our Chief Financial Officer in March 2000. From February 1998 to February 2000, Mr. Terry was a finance and strategy consultant to financial institutions. From December 1992 to January 1998, he served at EurekaBank, a San Francisco area thrift--from February 1996 to January 1998 as its EVP and Chief Financial Officer, and from December 1992 to January 1996 as a board member, Finance Committee Chair and Audit Committee member. From July 1991 to January 1996, Mr. Terry managed a consulting practice providing finance and strategy guidance to banks, thrifts and securities firms. From July 1990 to July 1991, he was a Senior Manager in Deloitte & Touche's consulting practice in San Francisco. Mr. Terry was President of Diversified Corporate Loans from July 1986 to July 1990. From February 1968 to July 1986, he served in various capacities at Bank of America, most recently as a Senior Vice President. Mr. Terry holds Masters and Bachelors degrees in Management from MIT.

      Baron J. Wilhelm has served as Vice President, Affinity and Wholesale Lending since October 1999. From November 1996 to October 1999, Mr. Wilhelm served as Director of Residential Production for Mellon Mortgage, a national mortgage company. From 1989 to November 1996, Mr. Wilhelm served with PNC Mortgage Company, formerly known as Sears Mortgage, most recently as Vice President, Wholesale and Correspondent Lending. Prior to his service at PNC Mortgage Company, Mr. Wilhelm served as the Senior Vice President of Allied Bancshares Mortgage, a mortgage banking company. Mr. Wilhelm holds a B.S. in Business Administration from Roosevelt University.

      Michael L. Zimmerman has served as our Vice President, Consumer Channel since March 1997. From 1994 to February 1997, Mr. Zimmerman served as a consultant at Bain & Company, an international strategy consulting firm. From 1992 to present, Mr. Zimmerman has been a director of Start-Up, Inc., a non-profit organization that trains and funds low-income entrepreneurs. From 1991 to 1992, Mr. Zimmerman was the Regional Director for The One to One Partnership, a national mentoring and youth entrepreneurship foundation. From 1989 to 1991, Mr. Zimmerman was a Financial Analyst, Investment Banking Division at Goldman, Sachs & Co. Mr. Zimmerman holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in American Studies from Amherst College.

      Thomas H. Meyer founded HomeBuilders Financial Network in January 1995 and has served as its President and Chief Executive Officer since that time. Upon the closing of this offering, HomeBuilders Financial Network will become a wholly-owned subsidiary of iOwn, and Mr. Meyer will remain the President and Chief Executive Officer of that subsidiary. Additionally, Mr. Meyer will become a member of our Board of Directors upon the effectiveness of this offering. From 1992 to 1994, Mr. Meyer was Chief Executive Officer of Builders Funding Corporation, a mortgage finance company. Prior to 1992, Mr. Meyer served as Senior Vice President at J.I. Kislak Mortgage Corporation, a national wholesale mortgage banking firm. Mr. Meyer has also held senior management positions at DNA Plant Technology, an agricultural biotechnology firm, and at Sears World Trade, the global trading subsidiary of the Sears Roebuck organization. Mr. Meyer holds an M.B.A. in Marketing from the Wharton School of Business of the University of Pennsylvania, an M.A. in International Management from the University of Pennsylvania, and a B.A. in Philosophy from Syracuse University.

      Kamyar Tafreshi was a co-founder of Genesis 2000, Inc., a mortgage software company and a wholly-owned subsidiary of iOwn, and has served as its Chief Executive Officer, President and Director of Software Development since 1990. Prior to 1990, Mr. Tafreshi worked as a software engineer for Cadam a subsidiary of Lockheed Corporation, an aeronautics company. Mr. Tafreshi has also served as an engineer for several large engineering firms in California, including Bechtel International. Mr. Tafreshi is a registered professional Engineer in the State of California and holds a B.S. and two M.S. degrees in Engineering from the University of California, Los Angeles.

      K. David Chao has served as a member of our Board of Directors since November 1997. Since July 1997, Mr. Chao has served as General Partner of Doll Capital Management, Inc., a venture capital investment firm. From January 1997 to July 1997, Mr. Chao served as a founding executive team member of Japan Communication Inc., an advertising company. From 1993 to January 1997, Mr. Chao served as an Associate and Engagement Manager for McKinsey & Company, a management consulting firm. From 1988 to 1991, Mr. Chao held a variety of marketing and product development positions with Apple Computer, Inc. Mr. Chao holds a B.A. in Economics and East Asian Studies from Brown University and an M.B.A. from the Stanford University Graduate School of Business.

      Han J. Kim has served as a member of our Board of Directors since April 1999. Since January 1996, Mr. Kim has been a general partner of Altos Ventures I, L.P., a venture capital investment company. From June 1994 to January 1996, Mr. Kim was an associate at Booz Allen & Hamilton, a management and technology consulting firm. In 1993, Mr. Kim was a planning analyst at Proctor & Gamble, a manufacturer of household products. From 1987 to 1992, Mr. Kim served in the U.S. Army, retiring as a captain. Mr. Kim holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. in Political Science from the U.S. Military Academy at West Point.

      Stanley H. Rhodes has served as a member of our Board of Directors since March, 2000. Mr. Rhodes has been the President of ABN AMRO Mortgage Group, Inc. Mr. Rhodes also was a Branch Manager at First Savings of Ypsilanti, which became InterFirst in 1983. He was promoted to Chief Executive Officer of InterFirst in 1987, and InterFirst merged with ABN AMRO in May 1997. Mr. Rhodes holds a B.S from West Virginia University.

      Scott A. Shay has served as a member of our Board of Directors since September 1998. Mr. Shay has been a Managing Director of Ranieri & Co., Inc., a registered broker-dealer, since its formation in March 1998. Since January 1996, Mr. Shay has been a Director of a general partner of Cardworks, L.P., a credit card issuer and servicer, and a Director of a general partner of Capital Lease Funding, L.P., a specialized commercial mortgage bank since September 1995. Additionally, he has been a Director of Bank Hapoalim B.M. in Tel Aviv, Israel since November 1997, Bank United Corp since December 1998 and Transworld Healthcare, Inc. since January 1996. Mr. Shay was an Associate from August 1980 to December 1983, Vice President from January 1984 to December 1987 and a Director from January to February 1988 at Salomon Brothers, Inc. Mr. Shay holds a Master of Management Degree from the J.L. Kellogg Graduate School of Management and a B.A. in Economics from Northwestern University.

Board Composition

      Our certificate of incorporation and by-laws fix the number of members of the Board of Directors at seven. Mr. Meyer has agreed to serve as a member of our Board of Directors upon the effectiveness of this offering. There are no family relationships among any of our directors and executive officers.

Board Committees

      The Audit Committee of the Board of Directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee currently consists of Stanley
H. Rhodes, Scott A. Shay, Han J. Kim and K. David Chao.

      The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee currently consists of K. David Chao and Han J. Kim, neither of whom are employees of the Company. We intend to add a third member to the Compensation Committee within 90 days after the completion of this offering.

Director Compensation

      Our directors receive no cash compensation for their service as members of the Board of Directors but are reimbursed for expenses in connection with attending meetings of the Board of Directors or any committee thereof. We provide no additional compensation for committee participation or special assignments. Beginning with our annual meeting of stockholders in 2000, our non-employee directors will receive options to purchase 2,222 shares of our common stock pursuant to our 2000 Stock Incentive Compensation Plan for each year of service as a director. Such options will be exercisable at a price equal to the fair market value of our common stock as of the date of grant which shall be our annual meeting and shall vest in full on the subsequent annual meeting if such director is still serving in such capacity at that time. See "--Stock Plans" and "--Certain Transactions."

Executive Compensation

      The following table sets forth the total compensation received for services rendered to us during the fiscal year ended December 31, 1999 by our Chief Executive Officer and four executive officers who received salary and bonus in 1999 of more than $100,000. The executive officers listed in the table below are referred to as the Named Executive Officers.

                           Summary Compensation Table

                                                          Annual            Long-Term
                                                       Compensation    Compensation Awards
                                                    ------------------ -------------------
                                                                           Securities
                                                                           Underlying
Name and Principal Position                         Salary($) Bonus($)     Options(#)
---------------------------                         --------- -------- -------------------
Edward P. Hoyt..................................... $140,000  $   --         120,833
  Chief Executive Officer and Chairman of the Board
Lee T. Kirkpatrick(1)..............................  142,708      --          73,332
  Vice President, Finance and Administration;
  Chief Financial Officer
Kevin E. Flood.....................................  135,625      --          46,666
  Vice President, Engineering
Charles E. Reed....................................  142,708      --          56,596
  Vice President, Lending Services
Marcia J. Donner...................................  112,019   78,750        116,666
  Vice President, Customer Service and Operations

--------

(1) As of April 2000, Mr. Kirkpatrick is no longer at the Company.

      In April 1999, Mr. Auger joined us as our Vice President, Real Estate and relocation, and was compensated at an annual base salary of $150,000 during the fiscal year ended December 31, 1999. Mr. Auger has been awarded options to purchase 83,332 shares of our common stock.

      In October 1999, Mr. Holmes joined us as our President and Chief Operating Officer and was compensated at an annual base salary of $240,000 during the fiscal year ended December 31, 1999 plus an annual performance bonus to be determined by us. Mr. Holmes has been awarded options to purchase 400,000 shares of our common stock.

      During 1999, Mr. Tafreshi's salary totaled $134,615. In addition, during 1999 Mr. Tafreshi received $500,000 in profits distribution and $27,000 in the form of a car allowance from Genesis 2000, Inc. In January 2000, Mr. Tafreshi was awarded options to purchase 83,333 shares of our common stock.

      During 1999, Mr. Meyer's compensation totaled $37,839. In addition, during 1999 Mr. Meyer received $1,941,000 in profits distribution from HomeBuilders Financial Network.

Option Grants in Last Fiscal Year

      The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for the year ended December 31, 1999. We have never granted any stock appreciation rights.

                                         Individual Grant
                         ------------------------------------------------
                                                                          Potential Realizable Value
                          Number of                                         at Assumed Annual Rates
                         Securities  % of Total                           of Stock Price Appreciation
                         Underlying   Options   Exercise                        for Option Term
                           Options   Granted to  Price      Expiration    ---------------------------
Name                     Granted (#) Employees   ($/Sh)        Date        0%($)    5%($)    10%($)
----                     ----------- ---------- -------- ---------------- ------- --------- ---------
Edward P. Hoyt..........   37,500        1%      $2.08      April 5, 2009 304,125   537,537 1,530,657
                           83,333        3%      $0.83   January 13, 2009 770,830 1,289,520 3,496,445


Lee T. Kirkpatrick(1)...   33,333        1%      $7.50     April 28, 2009  83,333   290,807 1,173,572
                            6,666        *       $1.89      April 5, 2009  54,061    95,552   272,090
                           33,333        1%      $0.75   January 13, 2009 308,330   515,805 1,398,570


Kevin E. Flood..........    8,333        *       $7.50     April 28, 2009  20,833    72,700   293,384
                            5,000        *       $1.89      April 5, 2009  40,550    71,762   204,088
                           33,333        1%      $0.75   January 13, 2009 308,330   515,805 1,398,570


Charles E. Reed.........   16,666        *       $7.50     April 28, 2009  41,665   145,399   586,768
                            6,597        *       $1.89      April 5, 2009  53,502    94,563   269,273
                           33,333        1%      $0.75   January 13, 2009 308,330   515,805 1,398,570


Marcia J. Donner........   33,333        1%      $1.89      April 5, 2009 270,331   477,805 1,360,570
                           83,333        3%      $1.89      April 5, 2009 675,831 1,194,521 3,401,446

--------

*    Less than 1% of the total options granted to employees.

(1)  As of April 2000, Mr. Kirkpatrick is no longer with the Company.

      In 1999, we granted options to purchase an aggregate of 3,101,391 shares of common stock, of which 2,777,232 were granted to employees and 275,000 were granted to members of the Board of Directors. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices. The potential realizable value is calculated by assuming that the assumed initial public offering price of $10.00 per share appreciates at the indicated rate for the entire term of the options and that the option is exercised at the exercise price and sold on the last day at the appreciated price. The potential realizable value is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.

Fiscal Year-End Option Values

      The following table provides certain summary information concerning stock options held as of December 31, 1999 by each of the Named Executive Officers.

                                             Number of Securities      Value of Unexercised
                          Shares            Underlying Unexercised     In-the-Money Options
                         Acquired              Options at FY-End             At FY-End
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Edward P. Hoyt..........  83,333  $47,500    120,833        --       $1,061,164       --
Lee T. Kirkpatrick(1)...  24,999  $15,749     73,332        --       $  445,724       --
Kevin E. Flood..........  29,999  $21,199     58,332        --       $  477,623       --
Charles E. Reed.........     --       --      66,596        --       $  495,997       --
Marcia J. Donner........     --       --     116,666        --       $  946,161       --

--------

(1) As of April 2000, Mr. Kirkpatrick is no longer with the Company.

      There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value realized of unexercised in-the-money options as of that date was calculated on the basis of an assumed initial public offering price of $10.00 per share.

Stock Plans

      2000 Stock Incentive Compensation Plan. Our 2000 Stock Incentive Compensation plan was approved by our Board in December 1999 and is subject to our shareholders' approval. The purpose of our 2000 incentive plan is to enhance long-term shareholder value by offering to our and our subsidiaries' officers, directors, employees, consultants, agents and independent contractors the opportunity to participate in our growth and success, and to encourage them to remain in our service and to own our stock. Our 2000 incentive plan provides for awards of stock options and stock. Our Board has reserved a total of 1,533,333 shares of common stock, plus an annual increase to be added on the first day of our fiscal year beginning in 2001, equal to the lesser of 5% of the adjusted average common shares outstanding used to calculate fully diluted earnings per share as reported in our financial statements for the preceding year, or a lesser amount determined by the Board. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the plan. There are no options or restricted stock outstanding under our 2000 incentive plan.

      Our 2000 incentive plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code and for the granting to employees and consultants, agents and independent contractors, including nonemployee directors, of nonqualified stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonqualified stock options. Unless terminated earlier by the Board, our 2000 incentive plan will terminate ten years after the earlier of the plan's adoption by the Board and its approval by the stockholders.

      Our 2000 incentive plan shall be administered by the Board or a committee or committees of the Board. Currently, our 2000 incentive plan is administered by the compensation committee of our Board. The plan administrator has exclusive authority to determine the terms of options granted under the 2000 option plan, including the number of shares subject to an option, as well as the term, exercisability, vesting, and exercise price of the option. For incentive stock options the exercise price must be at least equal to the fair market value of the common stock on the date of grant and for an individual owing more than 10% of the total voting power of all classes of our stock the exercise price must be 110% of fair market value on the date of grant.

      The plan administrator determines the term of options, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% shareholder. Optionees may not transfer options other than by will or the laws of descent or distribution, with the provision that the plan administrator may grant limited transferability rights in certain circumstances to the extent permitted by Section 422 of the Internal Revenue Code. We expect that options granted under the 2000 incentive plan generally will vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

      The plan administrator is authorized under our 2000 incentive plan to issue shares of common stock to eligible participants with terms, conditions and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with us or our subsidiaries or the achievement of performance goals. Holders of restricted stock have, subject to certain restrictions, all the rights of stockholders with respect to such shares.

      The plan administrator will make proportional adjustments to the aggregate number of shares subject to and issuable under our 2000 incentive plan and to outstanding awards in the event of stock splits or other capital adjustments.

      In the event of the sale of all or substantially all of our outstanding securities or assets, or a merger or consolidation of iOwn with or into another corporation, all options outstanding under the 2000 incentive plan will be assumed, continued or equivalent options substituted by the successor corporation, unless such successor corporation does not agree to such assumption or substitution, in which case each outstanding option and restricted stock award will automatically accelerate and become 100% vested and exercisable for a specified time period, in each case conditioned upon consummation of the transaction.

      1997 Stock Option Plan. Our 1997 option plan was adopted by our Board and approved by our shareholders in February 1997. A total of 5,188,870 shares of common stock have been reserved for issuance under the 1997 option plan. As of December 31, 1999 options to purchase 2,842,312 shares of common stock at a weighted average exercise price of $5.35 per share were outstanding and 1,277,402 shares remained available for future option grants. Upon the effectiveness of this offering, no further grants will be made pursuant to our 1997 option plan. As of the effectiveness of this offering, shares remaining for future option grants and any future cancellations of options from our 1997 option plan will become available for future grant under our 2000 incentive plan.

      The purpose of the 1997 option plan is to attract and retain the best available personnel, to provide additional incentives to our officers, employees, directors and persons rendering consulting or advisory services to us, and to promote the success of our business. The 1997 option plan provides for the granting of incentive and nonqualified options and stock purchase rights.

      The terms and conditions for options granted under the 1997 option plan are substantially similar to those for options granted under the 2000 incentive plan, except as follows: Generally options may not be exercised until the purchaser's options are vested. In certain instances, the plan administrator may accelerate vesting or waive forfeiture or other restrictions regarding any option or stock purchase right. We also retain the right to repurchase shares at the time of the optionee's termination of employment by paying an amount equal to the original price paid by the purchaser. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Nonstatutory stock options granted under the 1997 option plan must be granted with an exercise price equal to at least 85% of the fair market value of the common stock on the date of grant, unless granted to a 10% shareholder, in which case the exercise price must be at least 110% of the fair market value on the date of grant.

      2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was approved by our Board in December 1999 and is subject to our stockholders' approval. We will implement the purchase plan upon the effectiveness of this offering. A total of 500,000 shares of common stock have been reserved for issuance under the purchase plan. The number of shares reserved will be increased automatically each year on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of 500,000 shares, 2% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year, or a lesser amount determined by our Board. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the purchase plan.

      We intend the purchase plan to qualify under Section 423 of the Internal Revenue Code. We will implement the purchase plan by a series of offerings of 24 months duration, the first of which shall commence upon the effectiveness of this offering and end on January 31, 2000. Each subsequent offering period will have a duration of twenty-four months. Each offering period after the first offering period will commence on February 1st and August 1st of each year. Each offering period will consist of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. A purchase period shall commence February 1 and August 1 of each year and end on the next July 31 and January 31 respectively. The purchase plan will be administered by the compensation committee of our Board. iOwn employees (including officers and employee directors), or of any of our majority-owned subsidiaries, are eligible to participate in the purchase plan if they are employed by iOwn or any such subsidiary for at least 20 hours per week and more than five months per year.

      The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. Under the purchase plan, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of iOwn's or a subsidiary's common stock may not participate in the purchase plan. The price of the common stock purchased under the purchase plan will be the lesser of 85% of the fair market value of iOwn's common stock at the beginning of the offering period or the last day of each purchase period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on the last day of such purchase period. Employees may end their participation in an offering at any time prior to the end of the purchase period for which such withdrawal is to be effective. The participants may resume participation in subsequent offerings. Participation ends automatically on termination of employment with iOwn or a participating subsidiary. If not terminated earlier, the purchase plan will have a term of ten years from the date of its adoption by the Board.

      The purchase plan provides that in the event of a merger of iOwn with or into another corporation or a sale of all or substantially all of iOwn's assets, each right to purchase stock under the purchase plan will be assumed or an equivalent right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the purchase right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Our Board has the power to amend or terminate the purchase plan as long as such action does not adversely affect any outstanding rights to purchase stock under the plan.

401(k) Plan

      We maintain the iOwn Holdings, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution 401(k) salary reduction plan intended to qualify under
Section 401 of the Code. Our employees are eligible to participate in the 401(k) Plan on the first day of each month coinciding with or immediately following the date of their employment. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Code, of a percentage (not to exceed 20%) of his or her total compensation. Employee contributions and the investment earnings thereon will be fully vested at all times. We are not required to contribute to the 401(k) Plan and have made no contributions since the inception of the 401(k) Plan. Upon the effectiveness of this offering, we will amend the 401(k) Plan to include a 50% employer match of the employee's 401(k) elective deferral which does not exceed 3% of the participant's compensation.

      Genesis 2000 maintains a 401(k) Plan under which Genesis 2000 matches up to 25% of employees contributions not to exceed 6% of the employee's pre-tax salary. Effective February 1, 2000, the employees of Genesis 2000 began participating in the iOwn Holdings, Inc. 401(k) Plan, and the Genesis 2000 401(k) Plan was terminated. HomeBuilders Financial Network has no 401(k) plan for its employees.

Employment Contracts and Change of Control Arrangements

      Under the terms of our offer of employment to Edward P. Hoyt, dated October 25, 1999 we agreed to pay Mr. Hoyt an annual salary of $140,000 plus an annual performance bonus to be determined by the Compensation Committee of our Board of Directors. Upon termination in connection with a change of control we will pay Mr. Hoyt an amount equal to two months of salary and have agreed to the acceleration of vesting equal to 50% of the then-unvested shares of any options granted after October 25, 1999.

      Under the terms of our offer of employment to Paul Holmes, dated October 11, 1999, we agreed to pay Mr. Holmes an annual salary of $240,000, plus an annual performance bonus to be determined by us. For 1999, Mr. Holmes' aggregate bonus is targeted at $50,000 prorated to the end of the year.
Mr. Holmes was also granted options to purchase up to 400,000 shares of our common stock, subject to vesting requirements. Upon termination in connection with a change of control the Company will pay Mr. Holmes an amount equal to two months of salary and has agreed to the acceleration of vesting equal to 50% of the then-unvested shares granted pursuant to his agreement.

      Under the terms of our employment agreement with Marcia J. Donner dated April 1, 1999, we agreed to pay Ms. Donner an annual salary of $150,000, plus an annual cash bonus of up to $40,000 in 1999 and up to $50,000 in each subsequent year of employment with us. Additionally, we agreed to pay Ms. Donner a cash bonus of $42,500 ninety days after the first date of her employment and a cash bonus of $42,500 one hundred eighty days after the first date of her employment. We also granted Ms. Donner options to purchase
83,333 shares of common stock and a bonus option of 33,333 shares of common stock, with each purchase price subject to adjustment. Upon a sale of all or substantially all of our assets or any merger, consolidation or stock sale that results in the holders of our capital stock owning less than 50% of the voting power of our capital stock after the transaction, the stock options shall be deemed vested an additional six months as of the date of such change of control.

      Under the terms of our employment agreement with Thomas H. Meyer that will take effect upon the close of this offering, we are agreeing to pay Mr. Meyer an annual salary of $150,000 plus an annual performance bonus to be determined by our Board of Directors.

      Under the terms of our employment agreement with Kamyar Tafreshi dated December 23, 1999, we agreed to pay Mr. Tafreshi an annual salary of $166,667. In January 2000, Mr. Tafreshi was awarded options to purchase 83,333 shares of our common stock, subject to vesting requirements. Upon a sale of all or substantially all of our assets or any merger, consolidation or stock sale that results in the holders of our capital stock owning less than 50% of the voting power of our capital stock after the transaction, the stock options shall be deemed vested an additional six months as of the date of such change of control.

      Under the terms of our agreement with Mark Pepitone, who manages an operating division we recently acquired from him, we would be required to pay up to $925,000 if we terminate Mr. Pepitone's employment prior to February 1, 2001.

Limitation of Liability and Indemnification Matters

      Our Amended and Restated Certificate of Incorporation, which will be effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our Bylaws provide that we shall indemnify our directors to the fullest extent permitted by law, and grant to the Board the power on our behalf to indemnify any person other than a director. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our obligation to provide indemnification shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

      We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, services as a director, officer, employee, agent or fiduciary of iOwn, any subsidiary of iOwn or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

      At present, there is no pending litigation or proceeding involving a director or officer of iOwn in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                           RELATED PARTY TRANSACTIONS

      There has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest other than the transactions described below.

Series A Preferred Stock

      In February and April 1997, in private placement transactions, we issued a total of 830,962 shares of Series A preferred stock to certain investors at a purchase price of $0.72 per share, which will automatically convert into 830,962 shares of common stock upon the completion of this offering. The holders of such Series A preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series B Preferred Stock

      In November 1997, December 1997, January 1998 and March 1998, in private placement transactions, we issued a total of 3,983,907 shares of Series B preferred stock to certain investors at a purchase price of $1.8948 per share, which will automatically convert into 3,983,907 shares of common stock upon the completion of this offering. The holders of such Series B preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series C Preferred Stock

      In September and November 1998, in private placement transactions, we issued a total of 5,913,325 shares of Series C preferred stock to certain investors at a purchase price of $3.75 per share, which will automatically convert into 5,913,325 shares of common stock upon the completion of this offering. The holders of such Series C preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series D Preferred Stock

      In April 1999, in a private placement transaction, we issued 2,606,870 shares of Series D preferred stock to certain investors at a purchase price of $7.50 per share, which will automatically convert into 2,606,870 shares of common stock upon the completion of this offering. The holders of such Series D preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series E Preferred Stock

      In October and November 1999, in private placement transactions, we issued a total of 3,390,365 shares of Series E preferred stock to certain investors at a purchase price of $9.00 per share, which will automatically convert into 3,390,365 shares of common stock upon the completion of this offering. The holders of such Series E preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

Series EEE Preferred Stock

      In December 1999, we issued 833,331 shares of common stock and 833,331 shares of Series EEE preferred stock, which Series EEE will automatically convert into 833,331 shares of common stock upon the completion of this offering. The holders of such Series EEE preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

Series EEEE Preferred Stock

      In December 1999, we agreed to issue 1,333,333 shares of common stock and 1,333,333 shares of Series EEEE preferred stock. These shares of Series EEEE will automatically convert into 1,333,333 shares of common stock upon the completion of this offering. The holders of such Series EEEE preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

      The investors in the preferred stock include the following executive officers, directors, director nominees, and security holders known to us to own more than 5% of our preferred stock:

                                                                      Series E/
                              Series A  Series B  Series C  Series D  EEE/EEEE
Investor                      Preferred Preferred Preferred Preferred Preferred
--------                      --------- --------- --------- --------- ---------
ABN AMRO Capital Investments
  (Belgie) NV...............                                            555,554
Altos Ventures I, L.P.......   555,555    798,394   325,978   149,926   250,388
CIBC WMV, Inc...............                                1,733,333   237,181
Discovery Ventures..........                        266,666    23,798    22,222
Doll Technology Affiliates
  Fund, L.P.................               40,816    14,966     4,978     8,314
Doll Technology Investment
  Fund, L.P.................              693,745   254,399    84,615   141,317
Doll Technology Side Fund,
  L.P.......................               26,573     9,744     3,241     5,413
Marcia Donner...............                                    8,000
Kevin E. Flood..............                5,277
Edward P. Hoyt..............   133,333     33,333
Hyperion Partners II L.P....                      1,333,333    66,666   111,111
Brendan S. Kim..............                2,638
Han J. Kim..................                5,277
Lee T. Kirkpatrick..........                                    2,000
Lehman Brothers.............                        800,000    71,395   119,237
Thomas H. Meyer.............                                          1,333,333
Hodong Nam..................                5,277
Charles E. Reed.............                3,333               2,000
Charles E. Reed and Ruth S.
  Reed, Trustees of the Reed
  1991 Trust................                8,000
Kamyar Tafreshi.............                                            263,450
TMCT Ventures, LLP..........                      1,066,666    95,193   158,983
Tribune Company.............            1,187,460   294,091   132,219   220,821
Weiss Peck & Greer Venture
  Associates IV Cayman
  L.P.......................                         75,930     6,776     3,439
Weiss Peck & Greer Venture
  Associates IV, L.P........                        601,434    53,674    27,238
WPG Enterprise Fund III,
  L.P.......................                        525,994    46,942    23,822
WPG Information Sciences
  Entrepreneur Fund, L.P....                         23,306     2,080     1,055
Michael L. Zimmerman........     7,333      7,375               3,466

Other Transactions

      We have issued to Altos Ventures I, L.P. three separate warrants to purchase Series B preferred stock, exercisable for an aggregate of 39,582 shares at $1.8948 per share. These warrants were issued in connection with a bridge financing prior to the closing of the Series B financing, and expire through October 2004.

      We have issued to ABN AMRO Capital Investments (Belgie) NV one warrant to purchase common stock, exercisable for an aggregate of 555,555 shares at $9.00 per share, which expires in October 2006. If unexercised, this warrant will expire upon the close of this offering.

      We have entered into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

      We believe that the terms of the transactions described above were no less favorable to us than would have been obtained from an unaffiliated third party. Any future transactions between us and any of our officers, directors or principal shareholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of common stock as of April 30, 2000 by each person or entity known by us to own beneficially more than 5% of our common stock, each of our directors, each of our Named Executive Officers, and all of our executive officers and directors as a group.

                                                                Percentage of
                                                                   Shares
                                                               Outstanding (2)
                                          Shares Beneficially -----------------
                                            Owned Prior to     Before   After
Name of Beneficial Owner (1)               the Offering (2)   Offering Offering
----------------------------              ------------------- -------- --------
Altos Ventures I, L.P.
 2882 Sand Hill Road, Suite 100
 Menlo Park, CA 94025....................      2,119,823       10.13%   7.16%

CIBC WMV, Inc.
 425 Lexington Avenue, 9th Floor
 New York, NY 10017......................      1,970,514        9.43%   6.67%

Edward P. Hoyt (3).......................      1,854,165        8.83%   6.25%

Tribune Company
 435 N. Michigan Avenue
 Chicago, IL 60611.......................      1,834,591        8.78%   6.21%

Hyperion Partners II L.P.
 50 Charles Lindbergh Blvd., Suite 500
 Uniondale, NY 11553.....................      1,511,110        7.24%   5.11%

Entities Affiliated with Weiss, Peck &
 Greer Investments (4)
 555 California Street, Suite 3130
 San Francisco, CA 94104.................      1,391,690        6.66%   4.71%

TMCT Ventures
 Los Angeles Times
 13 South Broadway
 Los Angeles, CA 90012...................      1,320,842        6.32%   4.47%

Entities Affiliated with Doll Capital
 Management (5)
 3000 Sand Hill Road
 Building 3, Suite 225
 Menlo Park, CA 94025....................      1,288,121        6.17%   4.36%

ABN AMRO Capital Investments (Belgie) NV
  International Venture Capital (AA3240)
  Foppingadreef 22
  P.O. Box 283, 1000 EA Amsterdam
  The Netherlands........................      1,111,109        5.18%   3.69%

K. David Chao (6)........................      1,314,787        6.30%   4.45%
Han J. Kim (7)...........................      2,133,989       10.20%   7.21%
Scott Shay (8)...........................      1,511,110        7.24%   5.11%
Stanley H. Rhodes (9)....................      1,111,109        5.18%   3.69%
Paul Holmes (10).........................         12,121         *        *
Lee T. Kirkpatrick (11)..................         68,666         *        *
Kevin E. Flood (12)......................        161,942         *        *

                                                         Percentage of
                                                    Shares Outstanding (2)
                                Shares Beneficially --------------------------
                                  Owned Prior to      Before          After
Name of Beneficial Owner (1)     the Offering (2)    Offering       Offering
----------------------------    ------------------- -----------    -----------
Charles E. Reed (13)...........        136,595                 *              *
Marcia J. Donner (14)..........        144,666                 *              *
All directors and executive
 officers as a group
 (16 persons) (15).............      9,264,707             43.78%         31.23%

--------

 *    Less than 1% of the outstanding shares of common stock.

 (1) Unless otherwise indicated, the address for this person is c/o iOwn, Inc. Holdings, 333 Bryant Street, Lower Level, San Francisco, California 94107.

 (2) Applicable percentage ownership is based on 20,885,809 shares of common stock outstanding as of April 30, 2000 and 29,552,475 shares outstanding immediately following completion of this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

 (3) Includes options to purchase 120,833 shares of our common stock exercisable within 60 days, and includes 93,750 shares of common stock subject to our right of repurchase. Includes 1,000,000 shares of our common stock held by the Edward Hoyt 1999 Irrevocable Trust, dated January 13, 1999, Kathy Carrett Hoyt and R. Walter Hale III, co-trustees. Mr. Hoyt disclaims beneficial ownership of all such shares, except to the extent he has a pecuniary interest therein.

 (4) Includes 682,346 shares held of record by Weiss, Peck & Greer Venture Associates IV, L.P., 596,758 shares held of record by WPG Enterprise Fund III, L.P., 86,145 shares held of record by Weiss, Peck & Greer Venture Associates IV Cayman, L.P., and 26,441 shares held of record by WPG Information Sciences Entrepreneur Fund, L.P.

 (5) Includes 1,174,076 shares held of record by Doll Technology Investment Fund, L.P., 69,074 shares held of record by Doll Technology Affiliates Fund, L.P. and 44,971 shares held of record by Doll Technology Side Fund, L.P.

 (6) Includes 1,174,076 shares held of record by Doll Technology Investment Fund, L.P., 69,074 shares held of record by Doll Technology Affiliates Fund, L.P. and 44,971 shares held of record by Doll Technology Side Fund, L.P. Mr. Chao is a Managing Partner of Doll Capital Management LLC which is the general partner of Doll Technology Investment Fund, L.P. and Doll Technology Side Fund, L.P. Mr. Chao disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Also includes 26,666 shares of common stock, of which 10,556 shares are subject to our right of repurchase.

 (7) Includes 2,080,241 shares and warrants to purchase 39,582 shares of Series B preferred stock held of record by Altos Ventures I, L.P., of which Mr. Han Kim is a Managing Partner. Mr. Han Kim disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Also includes 14,166 shares which Mr. Han Kim received as a distribution from shares held by Altos Ventures I, L.P. pursuant to the exercise of stock options by Altos Ventures I, L.P., of which 4,074 shares are subject to our right of repurchase.

 (8) Represents shares held of record by Hyperion Partners II L.P., of which Mr. Shay is an executive vice president of the general partners. Mr. Shay disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

 (9) Includes 555,554 shares and warrants to purchase 555,555 shares of our common stock held of record by ABN AMRO Capital Investments (Belgie) NV. Mr. Phillips disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(10) Includes options to purchase 12,121 shares of our common stock exercisable within 60 days.

(11) Includes 35,555 shares of common stock subject to our right of repurchase. As of April 2000, Mr. Kirkpatrick is no longer with the Company.

(12) Includes options to purchase 87,667 shares of our common stock exercisable within 60 days, and includes 26,459 shares of common stock subject to our right of repurchase.

(13) Includes options to purchase 66,596 shares of our common stock exercisable within 60 days, and includes 25,625 shares of common stock subject to our right of repurchase. Also includes 70,000 shares held by the Reed 1991 Trust, dated March 1991, Charles E. and Ruth S. Reed, co-trustees.

(14) Includes options to purchase 136,666 shares of our common stock exercisable within 60 days.

(15) Includes options to purchase 1,071,184 shares of our common stock exercisable within 60 days, warrants to purchase 595,137 shares of our common stock issuable within 60 days, and includes 209,103 shares of common stock subject to our right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of December 31, 1999, 3,320,820 shares of common stock were issued and outstanding and 17,558,760 shares of preferred stock convertible into 17,558,760 shares of common stock upon the completion of this offering were issued and outstanding. As of December 31, 1999 we had 255 stockholders.

Common Stock

      Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any Series of preferred stock, which we may designate in the future.

Preferred Stock

      Upon the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock, in one or more Series, each of such Series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. We have no present plans to issue any shares of preferred stock.

Warrants

      In August 1997, we issued to Altos Ventures I, L.P. a warrant to purchase 19,791 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to August 25, 2004. In September 1997, we issued to Altos Ventures I, L.P. a warrant to purchase 13,194 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to September 25, 2004. In October 1997, we issued to Altos Ventures I, L.P. a warrant to purchase 6,597 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to October 25, 2004. In November 1997, we issued to Joanna Rees Gallanter a warrant to purchase 5,000 shares of common stock at an exercise price of $0.135 per share, which is exercisable at any time prior to February 28, 2004. In April 1998, we issued to Imperial Bank a warrant to purchase 10,000 shares of Series B preferred stock at an exercise price of $2.274 per share, which is exercisable at any time prior to April 2, 2005. In July 1998, we issued to LINC Capital, Inc. a warrant to purchase 18,471 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to July 20, 2008. In July 1999, we issued to America Online, Inc. a warrant to purchase 8,333 shares of common stock at an exercise price of $30.00 per share, which is exercisable at any time prior to June 30, 2006. In August 1999, we issued to Comdisco, Inc. a warrant to purchase 53,333 shares of Series D preferred stock at an exercise price of $7.50 per share, which is exercisable at any time prior to August 12, 2009. In September 1999, we issued to American Mortgage Services a warrant to purchase 6,666 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In September 1999, we issued to Cashin Realty Group, Inc. a warrant to purchase 3,333 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In September 1999, we issued to Roger Thrun a warrant to purchase 1,666 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In September 1999, we issued to Arthur Nadolske a warrant to purchase 1,666 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In October 1999, we issued to ABN AMRO Capital Investments (Belgie) NV a warrant to purchase 555,555 shares of common stock at an exercise price of $9.00 per share which is exercisable at any time prior to October 29, 2006. In November 1999, we issued to Comdisco, Inc. a warrant to purchase 44,444 shares of Series E preferred stock at an exercise price of $9.00 per share, which is exercisable at any time prior to November 15, 2009. In December 1999, we issued to Ranieri & Co., Inc. a warrant to purchase 66,666 shares of common stock at an exercise price of $15.00 per share, which is exercisable at any time prior to December 8, 2004. In March 2000, we issued to Bank United of Texas a warrant to purchase 95,000 shares of common stock at an exercise price of $15.00 per share, which is exercisable at any time prior to March 16, 2005.

Registration Rights

      Pursuant to the terms of an Investor Rights Agreement among us and certain holders of our securities, after the closing of this offering, the holders of a majority of the shares of our outstanding common stock issued upon conversion of our currently outstanding shares of preferred stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. The holders of at least a majority of the outstanding shares of common stock issued upon conversion of our currently outstanding shares of preferred stock are entitled to two demand registrations that require us to file a registration statement covering their shares of common stock so long as the aggregate proceeds to such stockholders exceed at least $30 million. We are not required to effect: (1) a registration within 60 days prior to the Company's estimated date of filing any registration statement; (2) a registration during the period in which any other registration statement has been filed or has been declared effective within the prior 180 days; or (3) a registration for a period not to exceed 90 days, if our Board of Directors has made a good faith determination that such registration would be seriously detrimental to us or to its stockholders. Furthermore, pursuant to the terms of the Investor Rights Agreement, the holders of the shares entitled to registration rights are entitled to certain piggyback registration rights in connection with any registration by us of our securities for our own account or the account of other security holders. In the event that we propose to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations.

      At any time after we become eligible to file a registration statement on Form S-3, any holders of the registrable securities, as defined in the Investor Rights Agreement, under our Investor Rights Agreement may require us to file up to three registration statements on Form S-3 under the Securities Act for a public offering of shares of the registrable securities the reasonably anticipated aggregate price to the public of which would exceed $750,000, with respect to their shares of common stock.

      Each of the foregoing registration rights is subject to the right of the underwriters in any underwritten offering to limit the number of shares to be included in that registration statement by the holders. The registration rights, with respect to any holder thereof, terminate upon the later of (1) five years from the effective date of this offering or (2) such date when the shares held by that holder may be sold under Rule 144 during any three-month period. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions applicable to the securities registered by the holder. The registration of any of the shares entitled to registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The Investor Rights Agreement also contains a commitment by us to indemnify the holders of registration rights, subject to certain limitations.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws, and the Delaware Anti-Takeover Law

      Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals and tender offers or could delay or prevent a change in control of iOwn. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

    . provide that special meetings of the stockholders may be called by the Chairman of the Board, Chief Executive Officer or at the direction of the majority of the authorized directors. If a special meeting is called by anyone other than the Board of Directors, advance written notice is required, which must be received by the Secretary not less than 35 days nor more than 120 days prior to the meeting. Any amendment of our bylaws requires a vote of at least 66.66% of our capital stock;

    . do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of iOwn;

    . provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders; and

    . allow us to issue up to 10,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effect discussed above.

      These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them, and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

      In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

    . prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.66% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Company's common stock is ChaseMellon Investor Services.

Listing

     The common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "IOWN."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As described below, substantially all of our outstanding shares of capital stock will be unavailable for sale immediately after this offering because of certain contractual restrictions on resale.

      Upon completion of this offering and including the shares to be issued in connection with the acquisition of HomeBuilders Financial Network, we will have outstanding 29,552,475 shares of common stock, based upon shares outstanding as of April 30, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants that do not expire prior to completion of this offering. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 23,552,475 shares of common stock held by existing stockholders are "restricted shares" as defined in Rule 144. Substantially all of these restricted shares are subject to lock-up agreements providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock owned as of the date of this prospectus or acquired directly from us by the stockholder or with respect to which they have or may acquire the power of disposition for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Roberston Stephens Inc. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, almost all of these shares will be resellable until 181 days after the date of this prospectus. FleetBoston Robertson Stephens Inc. may, in its sole discretion, and at any time without notice, release all or any portion of the restricted shares subject to lock-up agreements.

      Beginning 181 days after the date of this prospectus, approximately 20,382,887 restricted shares will be eligible for sale in the public market. All of these shares are subject to volume limitations under Rule 144, except 2,120,255 shares eligible for sale under Rule 144(k) and 1,329,812 shares eligible for sale under Rule 701, subject in some cases to repurchase rights of iOwn.

      In addition, as of December 31, 1999, there were outstanding warrants to purchase 165,830 shares of preferred stock convertible into a like number of shares of common stock, some of which may be exercised prior to this offering. Substantially all of the shares issuable pursuant to these warrants are subject to lock-up agreements.

Rule 144

      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    . 1.0% of the number of shares of common stock then outstanding, which will equal approximately 295,525 shares immediately after this offering; or

    . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

      Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to iOwn who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their Rule 701 shares. However, certain Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or the receipt of the written consent of FleetBostonRobertson Stephens more than 90 days after the date of this prospectus.

      After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of December 31, 1999, options to purchase a total of 2,842,312 shares were outstanding and 1,277,402 shares were reserved for future issuance under our stock plans. any shares of common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates or subject to lock-up agreements, will be available for immediate resale in the open market following the effectiveness of such registration statement.

                                  UNDERWRITING

      The underwriters named below, acting through their Representatives, FleetBoston Roberston Stephens Inc., Lehman Brothers Inc., U.S. Bancorp Piper Jaffray Inc. and Friedman, Billings, Ramsey & Co., Inc. (the "Representatives"), have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased. FleetBoston Roberston Stephens Inc. expects to deliver the shares of common
stock to purchasers on    , 2000.

                                                                       Number of
Underwriters                                                            Shares
------------                                                           ---------
FleetBoston Robertson Stephens Inc....................................
Lehman Brothers Inc...................................................
U.S. Bancorp Piper Jaffray Inc........................................
Friedman, Billings, Ramsey & Co., Inc.................................
                                                                       ---------
     Total............................................................ 6,000,000
                                                                       =========

      We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price located on the cover page of this prospectus and to certain dealers at that price less a concession of not in excess of $ per share, of which $ may be reallocated to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

      The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

      Internet Distribution. The underwriters, at the request of iOwn, have reserved for sale at the initial public offering price up to 3% of the shares of common stock to members of and visitors to fbr.com, an affiliate of Friedman, Billings, Ramsey & Co., Inc. who express an interest in purchasing these shares. Of these shares, we anticipate that up to half of these shares will be reserved for sale to iOwn registered users who express an interest in purchasing shares in this offering. The sale of these shares will be made by fbr.com. Purchases of the reserved shares will be made through an account at fbr.com in accordance with fbr.com's procedures for opening an account and transacting in securities. Any of these reserved shares not purchased by visitors to and users of fbr.com services or website or iOwn registered users will be offered by the underwriters to the public on the same terms as the other shares. A prospectus in electronic format is being made available on a website maintained by fbr.com.

      Directed Shares. In addition to those shares being offered to iOwn registered users through fbr.com, we have requested that the underwriters reserve up to 10% of the shares of common stock for sale, at the initial public offering price, to directors, officers, employees and other individuals designated by iOwn, including real estate agents, home builders, mortgage brokers, consultants and business associates. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these individuals and entities purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

      Over-Allotment Option. We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the same price per share as we will receive for the shares offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. If the option is exercised in full, the total public offering price will be $69.0 million, the total underwriting discounts and commission will be $4.8 million and the total proceeds to us will be $64.2 million.

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

      Lock-Up Agreements. All of our executive officers and directors, and stockholders holding, in the aggregate, in excess of 98% of the outstanding shares of common stock have agreed with the Representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of FleetBoston Roberston Stephens Inc. However, FleetBoston Roberston Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of our stockholders of record providing consent by the Representatives to the sale of shares prior to the expiration of the 180-day lock-up period.

      Future Sales By Us. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of FleetBoston Roberston Stephens Inc.: (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plans. See "Shares Eligible for Future Sale."

      No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock offered by this prospectus has been determined through negotiations between us and the Representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the Representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

      Stabilization. The Representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The Representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      NASD Compliance. FleetBoston Robertson Stephens Inc. acted as the placement agent for the second close of the private placement of our Series E preferred stock in December 1999. In connection with its services as placement agent, FleetBoston Robertson Stephens Inc. received 4,555 shares of our Series E preferred stock at a price of $9.00 per share. Pursuant to requirements of the National Association of Securities, Inc., FleetBoston Robertson Stephens Inc. has agreed not to sell, transfer or assign these securities for one year after the effective date of this offering.

      Expenses of the Offering. The expenses of the offering are estimated at $1.8 million and are payable entirely by us.

                                 LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Perkins Coie LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fenwick & West LLP. As of the completion of this offering, an investment partnership affiliated with Perkins Coie LLP will own an aggregate of 13,333 shares of our common stock.

                                    EXPERTS

      The consolidated financial statements of iOwn Holdings, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The financial statements of Genesis 2000, Inc. as of December 31, 1998 and September 30, 1999 and for the year ended December 31, 1998 and the nine-month period ended September 30, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of HomeBuilders Financial Network, Inc. and subsidiaries as of December 31, 1998 and 1999 and for each of the years in the two-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                 WHERE YOU CAN FIND ADDITIONAL INFORMATION

      For more information with respect to iOwn and the common stock offered by this prospectus, see the registration statement and the exhibits and schedule filed by us with the Securities and Exchange Commission on Form S-1 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and its exhibits and schedule may be inspected without charge at the public facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is http://www.sec.gov.

                              iOwn Holdings, Inc.

                   Index to Consolidated Financial Statements

                                                                           Page
                                                                           ----
iOwn Holdings, Inc.
  Report of Independent Accountants......................................   F-2
  Consolidated Balance Sheets............................................   F-3
  Consolidated Statements of Operations..................................   F-4
  Consolidated Statements of Stockholders' Equity (Deficit)..............   F-5
  Consolidated Statements of Cash Flows..................................   F-6
  Notes to Consolidated Financial Statements.............................   F-7
Unaudited Pro Forma Combined Financial Information
  Unaudited Pro Forma Combined Financial Information.....................  F-23
  Unaudited Pro Forma Combined Balance Sheets............................  F-25
  Unaudited Pro Forma Combined Statements of Operations..................  F-26
  Notes to Unaudited Pro Forma Combined Balance Sheets and Statements of
    Operations...........................................................  F-28
Genesis 2000, Inc.
  Report of Independent Accountants......................................  F-30
  Balance Sheets.........................................................  F-31
  Statements of Operations...............................................  F-32
  Statements of Shareholders' Equity.....................................  F-33
  Statements of Cash Flows...............................................  F-34
  Notes to Financial Statements..........................................  F-35
HomeBuilders Financial Network, Inc. and Subsidiaries
  Independent Auditors' Report...........................................  F-38
  Consolidated Statements of Financial Condition.........................  F-39
  Consolidated Statements of Operations..................................  F-40
  Consolidated Statements of Stockholder's Equity........................  F-41
  Consolidated Statements of Cash Flows..................................  F-42
  Notes to Consolidated Financial Statements.............................  F-43

                     Report of Independent Accountants

To the Board of Directors and Stockholders of

iOwn Holdings, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of iOwn Holdings, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has incurred losses and generated negative cash flows from operations since inception and will require additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ PricewaterhouseCoopers LLP

San Francisco, California

February 8, 2000
                            iOwn Holdings, Inc.

                        Consolidated Balance Sheets

                   (in thousands, except share amounts)

                                                                   Pro Forma
                                                                 Stockholders'
                                               December 31,      Equity as of
                                             ------------------  December 31,
                                               1998      1999        1999
                                             --------  --------  -------------
                                                                  (unaudited)
Assets
Current assets:
  Cash and cash equivalents................  $ 10,157  $ 27,329
  Restricted cash..........................        --       521
  Trade receivables, less allowance of $9
    in 1998, and $271 in 1999..............       142       912
  Mortgage loans held-for-sale.............        --     1,950
  Prepaids and other current assets........       671     1,101
                                             --------  --------
     Total current assets..................    10,970    31,813
Property and equipment, net................     1,864     6,080
Goodwill and intangible assets, net........     1,346    24,012
Other assets...............................        95     1,340
                                             --------  --------
     Total assets..........................  $ 14,275  $ 63,245
                                             ========  ========
Liabilities, Redeemable Convertible
  Preferred Stock, and Stockholders' Equity
  (Deficit)
Current liabilities:
  Trade accounts payable...................  $    973  $  1,438
  Accrued liabilities......................     1,403     5,090
  Deferred revenue.........................        --     1,309
  Warehouse line of credit, net............        --     1,948
  Notes payable to stockholders, current
    portion................................        --     6,667
  Line of credit, current portion..........        --     1,479
  Capital lease obligations, current
    portion................................       303     1,303
                                             --------  --------
     Total current liabilities.............     2,679    19,234
Notes payable to stockholders, non-current
  portion..................................        --     3,083
Line of credit, non-current portion........        --     2,807
Capital lease obligations, non-current
  portion..................................       334     2,293
                                             --------  --------
     Total liabilities.....................     3,013    27,417
Redeemable convertible preferred stock
  $0.001 par value, 46,829,700 shares
  authorized; 10,728,194, and 17,558,760,
  shares issued and outstanding in 1998 and
  1999, respectively (aggregate liquidation
  preference of $87,887) and no shares
  issued and outstanding in pro forma
  (unaudited)..............................    31,665    94,123    $     --
                                             --------  --------    --------
Commitments (Notes 4, 8, 9 and 10)
Stockholders' equity (deficit):
  Common stock $0.001 par value,
    56,666,666 shares authorized;
    1,955,458 and 3,320,820 shares issued
    and outstanding in 1998 and 1999,
    respectively; 20,879,580 shares issued
    and outstanding pro forma
    (unaudited)............................         2         3          21
  Additional paid-in capital...............     1,393    12,062     106,167
  Common stock warrants....................         1     1,540       1,540
  Notes receivable from stockholders.......    (1,024)       --          --
  Unearned stock-based compensation........      (953)   (2,244)     (2,244)
  Accumulated deficit......................   (19,822)  (69,656)    (69,656)
                                             --------  --------    --------
     Total stockholders' equity (deficit)..   (20,403)  (58,295)   $ 35,828
                                             --------  --------    ========
       Total liabilities, redeemable
         convertible preferred stock and
         stockholders' equity (deficit)....  $ 14,275  $ 63,245
                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            iOwn Holdings, Inc.

                   Consolidated Statements of Operations

                 (in thousands, except per share amounts)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
Revenues:
  Transaction revenue............................  $    51  $  1,224  $  4,065
  Other Internet and e-commerce revenue..........       18        89       469
  Software licenses and maintenance..............       --        --        33
                                                   -------  --------  --------
     Total revenues..............................       69     1,313     4,567
                                                   -------  --------  --------
Operating expenses:
  Operations.....................................     (310)   (4,367)  (12,404)
  Sales and marketing............................     (571)   (6,112)  (17,926)
  Technology, research and development...........     (970)   (4,793)   (9,674)
  General and administrative.....................     (563)   (1,172)   (4,337)
  Write-off of in-process research and
    development..................................       --        --    (1,900)
  Amortization of goodwill and intangible
    assets.......................................       --      (673)   (1,032)
  Amortization of stock-based compensation.......       --      (300)   (1,943)
                                                   -------  --------  --------
     Total operating expenses....................   (2,414)  (17,417)  (49,216)
                                                   -------  --------  --------
     Loss from operations........................   (2,345)  (16,104)  (44,649)
Interest income..................................        7       201       509
Interest expense.................................      (22)     (112)     (591)
Other expense....................................       (3)       --      (300)
                                                   -------  --------  --------
Net loss.........................................   (2,363)  (16,015)  (45,031)
Accretion on preferred stock.....................      (70)   (1,326)   (4,803)
                                                   -------  --------  --------
Net loss attributable to common stockholders.....  $(2,433) $(17,341) $(49,834)
                                                   =======  ========  ========
Net loss per share attributable to common
  stockholders, basic and diluted................  $ (1.74) $ (11.66) $ (27.08)
                                                   =======  ========  ========
Shares used in computing net loss attributable to
  common stockholders, basic and diluted.........    1,402     1,487     1,840
                                                   =======  ========  ========
Pro forma net loss per share, basic and diluted
  (unaudited)....................................                     $  (3.03)
                                                                      ========
Shares used in computing pro forma net loss,
  basic and diluted (unaudited)..................                       14,842
                                                                      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            iOwn Holdings, Inc.

         Consolidated Statements of Stockholders' Equity (Deficit)

           For the years ended December 31, 1997, 1998 and 1999

                   (in thousands, except share amounts)

                                                                     Notes
                             Common Stock    Additional  Common    Receivable
                           -----------------  Paid-In    Stock        from       Unearned   Accumulated
                            Shares    Amount  Capital   Warrants  Stockholders Compensation   Deficit    Total
                           ---------  ------ ---------- --------  ------------ ------------ ----------- --------
Balance at December 31,
  1996...................  1,400,000   $  1   $    53   $    --     $    --      $    --     $    (48)  $      6
Common stock issued in
  connection with
  purchased technology at
  $0.15 per share........     13,333     --         2        --          --           --           --          2
Accretion to redemption
  value relating to
  mandatorily redeemable
  preferred stock........         --     --        --        --          --           --          (70)       (70)
Warrants to purchase
  10,000 shares of common
  stock issued for
  services rendered......         --     --        --         1          --           --           --          1
Net loss.................         --     --        --        --          --           --       (2,363)    (2,363)
                           ---------   ----   -------   -------     -------      -------     --------   --------
Balance at December 31,
  1997...................  1,413,333      1        55         1          --           --       (2,481)    (2,424)
Common stock issued in
  connection with
  exercise of stock
  options................    542,125      1        85        --          --           --           --         86
Notes receivable from
  stockholders...........         --     --        --        --      (1,024)          --           --     (1,024)
Accretion to redemption
  value relating to
  mandatorily redeemable
  preferred stock........         --     --        --        --          --           --      (1,326)     (1,326)
Unearned compensation
  related to stock
  options................         --     --     1,253        --          --         (953)          --        300
Net loss.................         --     --        --        --          --           --      (16,015)   (16,015)
                           ---------   ----   -------   -------     -------      -------     --------   --------
Balance at December 31,
  1998...................  1,955,458      2     1,393         1      (1,024)        (953)     (19,822)   (20,403)
Common stock issued in
  connection with
  exercise of stock
  options................    586,231     --       181        --          --           --           --        181
Stock issued in
  connection with the
  acquisition of Genesis
  2000, Inc. ............    833,331      1     6,873        --          --           --           --      6,874
Repayment of notes
  receivable from
  stockholders...........         --     --        --        --       1,024           --           --      1,024
Accretion to redemption
  value relating to
  mandatorily redeemable
  preferred stock........         --     --                  --          --           --       (4,803)    (4,803)
Unearned compensation
  related to stock
  options................         --     --     3,644        --          --       (1,291)          --      2,353
Exercise of common stock
  warrants...............      5,000     --         1        (1)         --           --           --         --
Warrants to purchase
  643,885 shares of
  common stock issued for
  services rendered......         --     --        --     1,540          --           --           --      1,540
Repurchase of common
  stock                      (59,200)             (30)       --          --           --           --        (30)
Net loss.................         --     --        --        --          --           --      (45,031)   (45,031)
                           ---------   ----   -------   -------     -------      -------     --------   --------
Balance at December 31,
  1999...................  3,320,820   $  3   $12,062   $ 1,540     $    --      $(2,244)    $(69,656)  $(58,295)
                           =========   ====   =======   =======     =======      =======     ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            iOwn Holdings, Inc.


                    Consolidated Statements of Cash Flows

                              (in thousands)

                                                    Years Ended December 31,
                                                    ---------------------------
                                                     1997      1998      1999
                                                    -------  --------  --------
Cash flows from operating activities:
 Net loss.........................................  $(2,363) $(16,015) $(45,031)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
 Depreciation and amortization....................       25       352     1,914
 Write-off of in-process research and
   development....................................       --        --     1,900
 Amortization of goodwill and intangible assets...       --       673     1,032
 Amortization of stock-based compensation.........       --       300     1,943
 Equity issued for services rendered..............        3        51     1,589
 Changes in operating assets and liabilities:
  (Increase) decrease in trade receivables........       13      (138)     (314)
  Increase in mortgage loans held-for-sale........       --        --    (1,950)
  Increase in prepaids and other..................      (63)     (676)   (1,456)
  Increase in trade accounts payable..............      129       836       465
  Increase in accrued liabilities.................      161     1,216     3,037
                                                    -------  --------  --------
   Net cash used in operating activities..........   (2,095)  (13,401)  (36,871)
                                                    -------  --------  --------
Cash flows from investing activities:
 Acquisition of HomeScout.........................       --    (2,000)       --
 Purchase of property and equipment...............      (59)   (1,331)   (1,970)
 Increase in restricted cash......................       --        --      (521)
                                                    -------  --------  --------
   Net cash used in investing activities..........      (59)   (3,331)   (2,491)
                                                    -------  --------  --------
Cash flows from financing activities:
 Common stock issued for cash.....................       --        86       181
 Repurchase of common stock.......................       --        --       (30)
 Proceeds from warehouse line of credit...........       --        --     5,215
 Repayment of warehouse line of credit............       --        --    (3,267)
 Proceeds from line of credit.....................       --        --     5,000
 Repayment of line of credit......................       (5)       --      (176)
 Repayment of capital lease obligations...........      (24)     (182)   (1,011)
 Proceeds from stock subscription receivable......       --       913        --
 Proceeds from issuance of preferred stock, net...    2,896    25,359    49,598
 Proceeds from notes receivable from
   stockholders...................................       --        --     1,024
                                                    -------  --------  --------
   Net cash provided by financing activities......    2,867    26,176    56,534
                                                    -------  --------  --------
 Increase in cash and cash equivalents............      713     9,444    17,172
 Cash and cash equivalents at beginning of year...       --       713    10,157
                                                    -------  --------  --------
 Cash and cash equivalents at end of year.........  $   713  $ 10,157  $ 27,329
                                                    =======  ========  ========
Supplemental cash flow information:
 Interest paid....................................  $     9  $     27  $    503
                                                    =======  ========  ========
 Income taxes paid................................  $     1  $      1  $     10
                                                    =======  ========  ========
Noncash investing and financing activities:
 Issuance of stock and notes in connection with
   acquisition of Genesis 2000, Inc...............  $    --  $     --  $ 26,211
                                                    =======  ========  ========
 Purchase of equipment under capital leases.......  $   152  $    691  $  3,969
                                                    =======  ========  ========
 Preferred stock purchased with notes.............  $    --  $  1,024  $     --
                                                    =======  ========  ========
 Accretion to preferred stock redemption value....  $    70  $  1,326  $  4,803
                                                    =======  ========  ========
 Preferred and common stock warrants..............  $     1  $     55  $  2,118
                                                    =======  ========  ========
 Preferred stock issued for services..............  $    --  $     24  $     41
                                                    =======  ========  ========
 Stock subscription receivable....................  $   913  $     --  $     --
                                                    =======  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            iOwn Holdings, Inc.

                Notes to Consolidated Financial Statements

1. Organization

      iOwn Holdings, Inc. (the "Company") is the parent company of iOwn, Inc. ("iOwn") and Genesis 2000 Holdings, Inc. ("Genesis"). The Company was established through a corporate reorganization as the parent of iOwn. This reorganization has been accounted for as a transaction between entities under common control. Accordingly, the Company's financial statements include the historical financial position, results of operations, and cash flows of iOwn, and its predecessor companies at historical basis.

      The Company operates an Internet destination site for homeowners and home buyers providing customers with the means to identify, purchase, finance, and sell residential real estate. The Company provides customers with Internet access to a wide selection of mortgages from leading lenders, home listings and neighborhood information, informative tools and content, and referrals to a range of real estate professionals. In addition, through Genesis, the Company offers mortgage professionals a variety of desktop and Internet-based loan processing and tracking products to enhance workflow performance and automate the mortgage origination process. Genesis' products are being used by mortgage brokers, mortgage bankers, banks, credit unions, and savings institutions.

2. Basis of Presentation

      The Company's financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained net losses and negative cash flows from operations since its inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. However, there can be no assurance that the Company will be able to achieve profitable operations or raise additional capital. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Principles of consolidation

      The financial statements include the accounts of the Company and its wholly-owned subsidiaries, iOwn and Genesis. All significant intercompany balances and transactions have been eliminated in the consolidation.

Risks and uncertainties

      The Company offers its services over the Internet, and competes in the market for Internet services and products, which is characterized by intense competition and rapid technological changes. The Company has a limited operating history, has never generated profits, and its prospects are subject to the risks, expenses, and uncertainties frequently encountered by organizations in new and rapidly evolving markets for Internet products and services. These risks include the failure to generate brand awareness, the rejection of the services by customers, vendors or advertisers, or the inability of the Company to maintain and increase the level of demand for its online products and services.

      The Company's mortgage loan brokerage business may be adversely affected by several risks, including an increase in market interest rates which generally result in reduced refinancing activity, and therefore lower transaction revenues.

      The Company's operations include mortgage banking activities. Its ability to engage in profitable secondary sales of loans may be adversely affected by increases in interest rates. To the extent that the
                            iOwn Holdings, Inc.

Company is unable to deliver closed loans to financial investors within contractually specified periods and interest rates increase, the Company may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining the Company's warehouse line of credit, on which it depends to fund the loans it originates.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include valuation allowances for doubtful accounts and deferred taxes, and the value of the Company's common stock. Actual results could differ from those estimates.

Revenue recognition

      The Company's revenues through December 31, 1999 were primarily derived from mortgage brokerage fees. In connection with these mortgage transactions, the Company recognizes revenues as loans are closed. Such loans are provided by third-party lenders. The Company also derives revenues from its mortgage banking activities. In connection with these transactions, the Company funds mortgage loans through its warehouse line of credit and simultaneously enters into sale contracts with mortgage loan purchasers. Revenues, which are recognized at the time of sale, are derived from: (i) origination and processing fees paid by the borrower net of origination costs and (ii) proceeds in excess of the carrying value of the loan.

      Other Internet and e-commerce revenues are primarily derived from the sale of advertising space on the Company's website and the subscription fees relating to the use of the HomeScout database.

      Finally, through Genesis, the Company derives revenues from the sale of software products and the delivery of maintenance services. In accordance with the provisions of Statement of Position 97-2, Software Revenue Recognition, the Company recognizes software licensing revenue upon shipment of the software product to the customer if collectibility is probable and no significant vendor obligations exist. Maintenance revenues are deferred and recognized ratably over the term of the service period which is typically one year.

Advertising costs

      The Company incurs advertising costs related to various media content advertising such as television, radio, and print. These costs include the cost of production as well as the cost of any airtime. Production costs are charged to operations upon commencement of the related advertising campaign, while airtime costs are charged as incurred.

Software costs

      Effective January 1, 1999, the Company adopted the provisions of Statement of Position No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of this standard did not have a material effect on the financial position or results of operations of the Company as of December 31, 1999 and for the year then ended.

Income taxes

      The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under this method, deferred
                            iOwn Holdings, Inc.

tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense represents taxes payable for the current period, plus the net change in deferred tax amounts.

Stock-based compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is calculated as the excess of the estimated fair value of the Company's stock over the exercise price, if any, on the date of the grant.

Cash and cash equivalents

      The Company considers all highly liquid monetary instruments with an original maturity of three months or less to be cash equivalents. All cash deposits are held by two financial institutions and exceed federal deposit insurance coverage limits.

Mortgage loans held-for-sale

      The Company reports mortgage loans held-for-sale in accordance with the provisions of SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. Under SFAS No. 91, the unamortized balance of loan origination, commitment, and other fees and costs and purchase premiums and discounts that is being recognized as an adjustment to the loan yield shall be presented as part of the loan balance to which it relates. Loan origination fees and direct loan origination costs are deferred until the related loan is sold.

Property and equipment

      Property and equipment, including furniture and equipment under capital leases and software, are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which is generally three years. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

Fair value of financial instruments

      The carrying amount of cash, accounts receivable and payable and accrued liabilities approximate their fair values based on the short-term nature of these instruments. The carrying amount of borrowings under lines of credit and capital lease arrangements approximate fair value due to the market interest rates which these borrowings bear.

Stock splits

      On August 20, 1997 the Company's stockholders approved a two-for-one stock split, and on December 16, 1999 the stockholders approved a one-for-three reverse stock split. All preferred and common share amounts for all periods presented have been restated to reflect these changes.

                            iOwn Holdings, Inc.

Historical and pro forma net loss per share

      Historical basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Stock options, warrants and preferred stock were not included in the computation of diluted net loss per share because their effects would be antidilutive.

      Unaudited pro forma net loss per share has been computed assuming the conversion of all outstanding shares of convertible preferred stock into shares of common stock which will occur upon closing of the offering discussed in Note
16. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma consolidated balance sheet at December 31, 1999.

      The following table sets forth the computation of historical and unaudited pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                    Years Ended December 31,
                                                    ---------------------------
                                                     1997      1998      1999
                                                    -------  --------  --------
Historical:
Numerator:
 Net loss.........................................  $(2,363) $(16,015) $(45,031)
 Accretion of convertible preferred stock to
   redemption value...............................      (70)   (1,326)   (4,803)
                                                    -------  --------  --------
 Net loss attributable to common stockholders.....  $(2,433) $(17,341) $(49,834)
                                                    =======  ========  ========
Denominator:
 Weighted average common shares, basic and
   diluted........................................    1,402     1,616     2,420
 Common stock subject to repurchase...............       --      (129)     (580)
                                                    -------  --------  --------
  Total weighted average shares outstanding.......    1,402     1,487     1,840
                                                    =======  ========  ========
Historical net loss per share attributable to
  common stockholders,
  basic and diluted...............................  $ (1.74) $ (11.66) $ (27.08)
                                                    =======  ========  ========
Anti-dilutive securities excluded from
  computation.....................................      887     6,533    14,905
                                                    =======  ========  ========
Pro forma:
Denominator:
 Weighted average common shares, basic and
   diluted........................................                        1,840
 Conversion of convertible preferred stock........                       13,002
                                                                       --------
  Total weighted average shares (unaudited).......                       14,842
                                                                       ========
Pro forma net loss per share, basic and diluted
  (unaudited).....................................                     $  (3.03)
                                                                       ========

Comprehensive income

      The Company adopted SFAS No. 130, Reporting Comprehensive Income, during 1998. The Company classifies items of "other comprehensive income" by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. To date the Company has not had any transactions that are required to be reported in comprehensive income.

Segment reporting

      The Financial Accounting Standards Board ("FASB") issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which establishes standards for the way public business
                            iOwn Holdings, Inc.

enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The operations of Genesis represented an insignificant component of consolidated operations through 1999 due to its acquisition in December 1999; it may be presented as a separate segment in future periods.

Pro forma stockholders' equity (unaudited)

      Effective upon the closing of the Company's initial public offering, the outstanding shares of preferred stock will automatically convert into shares of common stock on a one-for-one basis. The pro forma effects of this conversion are unaudited and have been reflected in the accompanying pro forma consolidated balance sheet as of December 31, 1999.

Recently issued accounting standards

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. To date, the Company has not engaged in derivative and hedging activities. In July 1999, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company is evaluating the impact that SFAS No. 133 may have on its financial statements.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition". This SAB summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in the financial statements. The Company is evaluating the future impact of the SAB on its consolidated financial position and results of operations.

4. Acquisitions

      In March 1998, the Company acquired certain assets and intellectual property relating to the HomeScout services in exchange for $2,000,000. The full purchase price, including transaction costs, of $2,020,000 was allocated to intangible assets such as traffic on the HomeScout website, business partnerships and the HomeScout trademark. These assets are being amortized over a 30 month period. The amortization for the years ended December 31, 1998 and 1999 was $673,000 and $808,000, respectively.

      In December 1999, the Company, through its wholly owned subsidiary, acquired all of the outstanding shares of Genesis 2000, Inc. The purchase price aggregated to $26,211,000 consisting of 833,331 shares of the Company's common stock, 833,331 shares of the Company's Series EEE preferred stock, collateralized promissory notes aggregating to $1,000,000, promissory notes aggregating to $8,750,000 convertible at the election of the holder into shares of stock to be issued at the close of the next equity financing at the then established price per share, assumed liabilities totaling $1,511,000 and $575,000 in incurred transaction costs. The acquisition was accounted for as a purchase transaction.

      In conjunction with the acquisition of Genesis 2000, Inc., the Company recorded $12,920,000 of goodwill, $12,500,000 of acquired intangible assets and wrote-off $1,900,000 relating to in-process research and development. The goodwill and intangible assets are primarily amortized on a straight-line basis over a three-year period. The amortization for the year ended December 31, 1999 was $224,000.

      The following unaudited pro forma financial information reflects the results of operations for the years ended December 31, 1998 and 1999, as if the acquisitions of HomeScout and Genesis 2000, Inc. had occurred
                            iOwn Holdings, Inc.

on January 1, 1998 including the effects of purchase accounting adjustments arising from the acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1998 and may not be indicative of future operating results (in thousands, except per share data).

                                                              Year Ended
                                                             December 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
                                                              (unaudited)
     Revenues............................................. $  7,480  $  9,820
     Net loss............................................. $(24,901) $(49,147)
     Net loss attributable to common stockholders......... $(26,227) $(53,950)
     Net loss per share attributable to common
       stockholders, (basic and diluted).................. $ (11.30) $ (20.34)
     Weighted average shares (basic and diluted)..........    2,320     2,652

      On December 22, 1999, the Company agreed to acquire all the outstanding shares of HomeBuilders Financial Network, Inc. for a purchase price of $44.2 million consisting of 1,333,333 shares of common stock, 1,333,333 shares of Series EEEE preferred stock, $2,700,000 in cash and a promissory note in the amount of $13,300,000 and acquired liabilities and closing costs aggregating approximately $1,550,000. The closing of this transaction is contingent upon the consummation of the Company's initial public offering.

      In connection with the agreement to acquire HomeBuilders Financial Network, Inc., the Company issued a warrant to purchase 66,666 shares of common stock to a financial advisor at an exercise price of $15 per share. This warrant expires on December 8, 2009. The fair value of this warrant was estimated at $466,000 using the following Black-Scholes assumptions: volatility of 75%, fair value of common stock of $9, expected life of five years, and risk-free interest rate of 6.2%. The fair market value of this warrant was capitalized as deferred acquisition costs.

      On February 1, 2000, the Company acquired substantially all the assets of Real Estate By-Owners Network, Inc. for approximately $350,000 in cash, including $25,000 in transaction costs. The Company also assumed liabilities which approximated $100,000.

5. Property and Equipment

      Property and equipment at December 31, 1998 and 1999 are as follows (in thousands):

                                                                 1998    1999
                                                                ------  -------
     Leasehold improvements.................................... $   94  $   982
     Computer equipment and software...........................    986    2,084
     Office equipment..........................................    317      465
     Equipment under capital leases............................    844    4,840
                                                                ------  -------
                                                                 2,241    8,371
     Less: accumulated depreciation and amortization...........   (377)  (2,291)
                                                                ------  -------
                                                                $1,864  $ 6,080
                                                                ======  =======

      Accumulated amortization for assets under capital leases amounts to $243,000 and $1,712,000 for the years ended December 31, 1998 and 1999, respectively. All equipment under capital leases serves as collateral for the related lease obligations.

                            iOwn Holdings, Inc.

6. Income Taxes

      The provision for income taxes for the years ended December 31, 1997, 1998, and 1999 represents minimum state franchise taxes. The effective income tax rate differs from the statutory federal income tax rate due to management's determination that it is more likely that the Company will be unable to utilize the benefit of net operating losses and the resulting recognition of a valuation allowance. The increase in the valuation allowance was $940,000, $6,290,000 and $10,770,000 for the years ended December 31, 1997, 1998 and
1999, respectively.

      The primary components of temporary differences which give rise to deferred taxes at December 31, 1997, 1998 and 1999 consist of the following (in thousands):

                                                            December 31,
                                                       ------------------------
                                                       1997    1998      1999
                                                       -----  -------  --------
     Deferred tax assets:
       Net operating loss carryforwards............... $ 900  $ 6,850  $ 21,500
       Other deferred tax assets......................    40      380     1,500
       Deferred tax liabilities.......................    --       --    (5,000)
                                                       -----  -------  --------
          Total deferred tax assets...................   940    7,230    18,000
     Valuation allowance..............................  (940)  (7,230)  (18,000)
                                                       -----  -------  --------
                                                       $  --  $    --  $     --
                                                       =====  =======  ========

      At December 31, 1999, the Company had net operating loss carryforwards of approximately $57.0 million for federal and $37.0 million for state income tax purposes. The federal and state carryforwards expire through 2019 and 2006, respectively.

      Pursuant to the provisions of the Tax Reform Act of 1986, utilization of the net operating loss carryforwards may be subject to an annual limitation in the event of a greater than 50% change in the ownership of the Company.

7. Accrued Liabilities

      Accrued liabilities consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
     Advertising production...................................... $  208 $  446
     Customer acquisition........................................    790  1,596
     Compensation................................................    200    804
     Professional services.......................................    116    869
     Payable to stockholders.....................................     --    633
     Other.......................................................     89    742
                                                                  ------ ------
                                                                  $1,403 $5,090
                                                                  ====== ======

                            iOwn Holdings, Inc.

8. Lines of Credit

      On August 12, 1999, the Company entered into a $5.0 million line of credit with a financial institution. Borrowings against this line bear interest of 12.5% per annum, payable in 36 equal monthly installments and are collateralized by all of the Company's assets. As of December 31, 1999, the Company had $5.0 million outstanding under this line of credit. In connection with this line of credit agreement, the Company issued warrants to purchase 53,333 and 44,444 shares of the Company's Series D and Series E preferred stocks, respectively. The Series D preferred stock warrant was issued in August 1999 and has an exercise price of $7.50 per share. This warrant expires in August 2009. The Series D warrant's fair value was estimated to be approximately $344,000 using the following Black-Scholes assumptions: volatility of 65%, risk-free interest of 5.2% and expected life of ten years. The proceeds have been allocated to the line of credit and the warrant based upon the relative fair values at the date of issuance. This resulted in additional debt discount totaling $320,000.

      The Series E preferred stock warrant was issued in November 1999 and has an exercise price of $9.00. This warrant expires in November 2009. The warrant's value was estimated to be approximately $312,000 using the Black-Scholes assumptions: volatility of 65%, risk-free interest of 6.0% and expected life of ten years. Application of the proceeds to the line of credit and warrant based on relative fair values at the date of issuance resulted in additional debt discount totaling $259,000. Interest expense relating to the amortization of the debt discounts amounted to $41,000 during the year ended December 31, 1999.

      On October 8, 1999, the Company entered into a $10.0 million warehouse line of credit with a financial institution to be used to fund mortgage loans under its mortgage banking activities. Interest charged on borrowings against the line of credit is variable based on the LIBOR rate plus a spread of 2.50% per annum. Additionally, this line is collateralized by mortgage loans made by the Company. To the extent 50% of the total available line of credit is unused, the Company will pay a fee equal to 0.25% per annum on the total amount of the unused portion of the commitment, as defined in the loan agreement. The loan agreement also requires the Company to maintain several financial and non-financial covenants and restricts the declaration and payment of dividends. As of December 31, 1999, the Company was in compliance with the financial covenants contained in the agreement.

      The proceeds received by the Company in conjunction with the sale of its mortgage loans to financial investors are applied as principal paydowns on the draws made on the warehouse line of credit. The line of credit expires on April 8, 2000 with all outstanding principal due and payable (see Note 15). As of December 31, 1999, the Company has $1,948,000 outstanding under the warehouse line of credit.

      The future minimum principal payments under these lines of credit, as of December 31, 1999, are as follows (in thousands):

     Year ending December 31,
       2000.............................................................. $3,427
       2001..............................................................  1,687
       2002..............................................................  1,658
                                                                          ------
          Total.......................................................... $6,772
                                                                          ======

      The amounts payable under the lines of credit of $6,234,000 as of December 31, 1999 are presented net of the remaining debt discount of $538,000.

                            iOwn Holdings, Inc.

9. Notes Payable to Stockholders

      In connection with the acquisition of Genesis 2000, Inc., the Company issued collateralized promissory notes and promissory notes aggregating to $1,000,000 and $8,750,000, respectively. The collateralized promissory notes are payable in twenty-four equal monthly principal payments with interest of 6.0% per annum based on the outstanding principal.

      The promissory notes bear an interest rate of 6.0% per annum with interest payable monthly and mature on March 1, 2001. Principal is payable as follows: (i) a $1,000,000 lump sum payment due on January 7, 2000 and (ii) three $2,583,000 lump sum payments due on September 1, 2000, December 1, 2000 and March 1, 2001, respectively. The promissory notes are convertible at the election of the holder into shares of the Company's equity securities upon the next equity offering of the Company.

10. Commitments

Leases

      During 1997 and 1998, the Company entered into capital lease agreements for equipment. In addition, the Company and Genesis lease office spaces under four operating leases, one of which is noncancellable. Deposits relating to such leases have been classified as restricted cash. Rent expense under operating leases amounted to $48,000, $350,000 and $1,334,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

      The Company's obligations under capital and operating leases are as follows (in thousands):

                                                              Capital Operating
     Year ending December 31,                                 ------- ---------
       2000.................................................  $1,795   $1,729
       2001.................................................   1,637    2,253
       2002.................................................     999    2,092
       2003.................................................      --    1,413
       2004.................................................      --      741
       Thereafter...........................................      --       --
                                                              ------   ------
     Total minimum lease payments...........................   4,431   $8,228
                                                                       ======
     Less: amount representing interest.....................     835
                                                              ------
     Present value of minimum lease payments................   3,596
     Less: current portion of capital lease obligations.....   1,303
                                                              ------
     Non-current portion of capital lease obligations.......  $2,293
                                                              ======

Advertising and customer acquisition arrangements

      During 1998 and 1999, the Company entered into online advertising and customer acquisition arrangements with various Internet companies. Subject to certain vendor performance requirements, the Company is committed to make aggregate payments of up to $15,973,000 under such arrangements as follows (in thousands):

     Year ending December 31,
       2000............................................................  $11,385
       2001............................................................    4,510
       2002............................................................       78
                                                                         -------
                                                                         $15,973
                                                                         =======

                           iOwn Holdings, Inc.

      Advertising expense amounted to $149,000, $4,879,000 and $14,759,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Mortgage Banking Activities

      At December 31, 1999, the Company had mortgage loans held-for-sale with principal amounts aggregating to $1,968,000. The Company is obligated under sales contracts it had entered into to sell these mortgage loans to financial investors at locked interest rates. As specified in agreements with financial investors, the Company would be liable and could be assessed penalties if it fails to deliver the mortgage loans in the prescribed time and form.

Legal

      In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operation of the Company.

11. Redeemable Securities

Convertible preferred stock

      Redeemable convertible preferred stock consists of the following (in thousands, except share data):

                                                              Shares
                                                            Outstanding Amount
                                                            ----------- -------
     Issuance of Series A preferred stock..................    830,962  $   553
     Issuance of Series B preferred stock..................  1,722,995    3,255
     Preferred stock accretion.............................         --       70
                                                            ----------  -------
     Balances at December 31, 1997.........................  2,553,957    3,878
     Issuance of Series B preferred stock..................  2,260,912    4,289
     Issuance of Series C preferred stock..................  5,913,325   22,118
     Issuance of Series B preferred stock warrants.........         --       54
     Preferred stock accretion.............................         --    1,326
                                                            ----------  -------
     Balances at December 31, 1998......................... 10,728,194   31,665
     Issuance of Series D preferred stock..................  2,606,870   19,475
     Issuance of Series D preferred stock warrants.........         --      320
     Issuance of Series E preferred stock .................  3,390,365   30,101
     Issuance of Series E preferred stock warrants.........         --      259
     Issuance of Series EEE preferred stock................    833,331    7,500
     Preferred stock accretion.............................         --    4,803
                                                            ----------  -------
     Balances at December 31, 1999......................... 17,558,760  $94,123
                                                            ==========  =======

                            iOwn Holdings, Inc.

Redemption

      Series A and B preferred stock are redeemable at the option of two-thirds of the preferred stockholders. Series C, D and E preferred stock are redeemable at the option of the majority of the preferred stockholders. The redemption may not occur earlier than February 28, 2003 for Series A preferred stock, November 30, 2003 or upon redemption of prior series for Series B preferred stock, September 4, 2004 or upon redemption of prior series for Series C preferred stock, April 28, 2004 or upon redemption of prior series for Series D preferred stock, and October 29, 2005 or upon redemption of prior series for Series E preferred stock.

      The redemption price with respect to Series A preferred stock is an amount equal to $0.72 per share plus $0.072 per share per annum along with any dividends declared but unpaid. The redemption price with respect to Series B preferred stock is an amount equal to $1.8948 per share plus $0.1895 per share per annum along with any dividends declared but unpaid. The redemption price with respect to Series C preferred stock is an amount equal to $3.75 per share plus $0.375 per share per annum along with any dividends declared but unpaid. The redemption price with respect to Series D preferred stock is an amount equal to $7.50 per share plus $0.75 per share per annum along with any dividends declared but unpaid. The redemption price with respect to Series E preferred stock is an amount equal to $9.00 per share plus $0.90 per share per annum along with any dividends declared but unpaid. For the years ended December 31, 1997 and 1998, the Company recorded $50,000 and $60,000 in accreted dividends relating to Series A preferred stock; $20,000 and $676,000 in accreted dividends relating to Series B preferred stock; $0 and $590,000 in accreted dividends relating to Series C preferred stock. For the year ended December 31, 1999, the Company recorded $60,000, $755,000, $2,217,000,
$1,316,000 and $437,000 in accreted dividends relating to Series A, B, C, D and E preferred stock, respectively. In addition, the Company recorded accreted dividends of $18,000 relating to Series EEE preferred stock for the year ended December 31, 1999.

Liquidation preference

      In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A, B, C, D, E, and EEE preferred stock shall retain liquidation preference over common stockholders, in an amount equal to: (i) $0.72 per share for each share of Series A preferred stock, (ii) $1.8948 per share for each share of Series B preferred stock, (iii) $3.75 per share for each share of Series C preferred stock (iv) $7.50 per share for each share of Series D preferred stock and (iv) $9.00 per share for each share of Series E and Series EEE preferred stock adjusted for any combinations, consolidations, subdivisions, or stock splits. In addition to the liquidation preference, the preferred stockholders are entitled to any declared but unpaid dividends on such shares.

      The remaining assets and funds of the Company available for distribution shall be distributed ratably among all holders of preferred stock and the holders of common stock based on the number of shares of common stock held by each holder (assuming conversion of all preferred stock).

Voting rights

      Holders of Series A, B, C, D, E and EEE preferred stock are entitled to vote together with holders of common stock. The number of votes granted to preferred stockholders is equal the number of full shares of common stock into which each share of preferred stock could be converted.

Conversion

      At the option of the holder, preferred shares are convertible at any time into shares of common stock at the initial conversion price of $0.72 per share for Series A preferred stock, $1.8948 per share of Series B preferred stock, $3.75 per share of Series C preferred stock, $7.50 per share of Series D preferred stock and
                            iOwn Holdings, Inc.

$9.00 per share of Series E and Series EEE preferred stock. The conversion price of each series of preferred stock is subject to adjustment as described in the Company's articles of incorporation. All preferred shares will automatically be converted into shares of common stock upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the Company's common stock with aggregate gross proceeds to the Company of at least $30,000,000 or (ii) upon the stockholder consent of the majority of the then outstanding shares of preferred stock.

Dividends

      Each fiscal year, holders of preferred stock are entitled to receive, when and if declared by the Board of Directors, out of any funds legally available, a preferential non-cumulative dividend of $0.057 per share for Series A preferred stock, $0.1895 per share of Series B preferred stock, $0.375 per share for Series C preferred stock, $0.75 per share for Series D preferred stock, and $0.90 per share of Series E and Series EEE preferred stocks as adjusted for stock splits, recapitalizations, and combinations. In addition, preferred stockholders are entitled to participate in cash dividends paid to common stockholders in an amount per share as would be payable on the number of shares of common stock into which each share of preferred stock could be converted. No dividends have been declared to date.

Equity instruments issued

      In November 1997, the Company issued warrants to purchase up to 10,000 shares of common stock at an exercise price of $0.135 per share to third parties for consulting services performed. The warrants are exercisable through February 2004. 5,000 of the 10,000 warrants issued in November 1997 were exercised in April 1999. The fair value of such warrants under the Black-Scholes model was immaterial.

      In March 1998, the Company issued 12,666 shares of the Company's Series B preferred stock at a price of $1.89 per share to a vendor for services rendered. The fair value of such shares was recorded as expense during fiscal 1998.

      In April 1998, the Company issued warrants to purchase 10,000 shares of the Company's Series B preferred stock at an exercise price of $2.274 per share to a financial institution in connection with the iOwn Holdings, Inc. ratification of a line of credit agreement. These warrants are exercisable at any time through April 2005. The fair value of such warrants under the Black-Scholes model was immaterial.

      In July 1998, the Company issued warrants to purchase 18,471 shares of the Company's Series B preferred stock at an exercise price of $1.89 per share to a financial institution in connection with the leasing of computer equipment. These warrants are exercisable at any time through July 2008. The fair value of such warrants under the Black-Scholes model was immaterial and was recorded as an expense during fiscal 1998.

      As part of a marketing services agreement with a third party, the Company issued a warrant to purchase 8,333 shares of common stock at an exercise price of $30 per share in July 1999. The fair value of such warrants was $29,000 using the following Black-Scholes assumptions: volatility of 65%, fair value of common stock of $8.25, expected life of 7 years, and risk-free interest rate of 5.1%. An additional warrant to purchase 8,333 shares of common stock may be issued in connection with the agreement, contingent upon the service provider meeting certain specified performance criteria. These warrants are exercisable at any time through July 2006. The value of these warrants is being recorded as advertising expense over the two-year term of the agreement.

                            iOwn Holdings, Inc.

      As described in Note 8, on August 12, 1999, the Company issued warrants to purchase 53,333 shares of the Company's Series D preferred stock at a price of $7.50 per share to a financial institution in connection with a line of credit agreement. These warrants are exercisable at any time through August 2009 or five years from the effective date of the Company's initial public offering, whichever is longer. An additional warrant to purchase 44,444 shares of the Company's Series E preferred stock at a price of $9.00 per share was issued in November 1999. The warrants are exercisable at any time through November 2009 or five years from the effective date of the Company's initial public offering, whichever is longer. The fair value and accounting of these warrants are disclosed in Note 8.

      In September 1999, the Company issued warrants to purchase 9,998 shares of common stock at an exercise price of $8.25 per share to vendors for services rendered. The fair value of such warrants was $56,000 using the following Black-Scholes assumptions: volatility of 65%, fair value of common stock of $8.25, expected life of 7 years, and risk-free interest rate of 5.2%. These warrants are exercisable at any time through September 2006. The fair value of such warrants was recorded as expense during fiscal 1999.

      In October 1999, the Company issued warrants to purchase 555,555 shares of common stock at a price of $9.00 per share to a financial institution. These warrants are exercisable upon the occurrence of any one of certain predetermined events but no later than October 2006. The fair value of such warrants was $970,000 using the following: volatility of 65%, fair value of common stock of $9.00, expected life of 0.5 years, and risk-free interest of 5.9%. The full fair value of the warrants was immediately expensed as no tangible future benefit was expected to be received from the financial institution. In addition, the Company also issued warrants to purchase 3,333 shares of common stock at a price of $8.25 per share to a real estate company in conjunction with a one-year marketing agreement. These warrants are exercisable at any time through September 2006. The value of these warrants is immaterial and was recorded as an expense during fiscal 1999.

      As described in Note 4, in December 1999, the Company issued 66,666 warrants to purchase common stock to a financial advisor in connection with the agreement to purchase HomeBuilders Financial Network, Inc.

12. Common Stock

      In December 1999, the Company amended its articles of incorporation to increase the number of authorized shares of common stock to 56,666,666 shares and preferred stock to 46,829,700 shares.

      The stock subscription receivable balance of $913,000 as of December 31, 1997 was paid to the Company in early January 1998. The notes receivable from stockholders balance of $1.0 million as of December 31, 1998 was paid to the Company in late February 1999.

13. 1997 Stock Option Plan

      The Company has reserved up to 5,188,870 shares of common stock issuable upon exercise of options issued to certain employees, directors, and consultants pursuant to the Company's 1997 Stock Option Plan ("The 1997 Plan"), as amended. Substantially all options are exercisable at prices equal to the estimated fair value of the Company's common stock at the date of grant, and have a term of ten years. Substantially all optionees have a vested interest in 25% of the option shares upon the optionee's completion of one year of service measured from the vesting commencement date. The balance then vests in equal successive monthly installments of 1/48 upon the optionee's completion of each of the next 36 months of service. If an option holder ceases to be employed by the Company, vested options held at the date of termination may be exercised within three months.

                            iOwn Holdings, Inc.

      The 1997 Plan allows certain option holders to exercise their options prior to vesting. However, such exercises are subject to repurchase by the Company if not vested. The Company's repurchase right lapses over a four year period. During 1999, the Company repurchased 59,200 unvested shares of common stock due to separation from the related employees. As of December 31, 1999, 404,860 shares of common stock acquired by option holders are subject to repurchase by the Company.

      A summary of the status of the Company's 1997 Plan for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                              Options Outstanding
                                 -----------------------------------------------
                                                                        Weighted
                                  Number      Exercise                  Average
                                    of       Price per     Aggregate    Exercise
                                  Options      Share         Price       Price
                                 ---------  ------------ -------------- --------
                                                         (in thousands)
Balance at December 31, 1996...         --            --    $    --         --
  Granted......................    632,309  $0.075-$0.18         68      $0.11
  Exercised....................         --            --         --         --
  Forfeited....................    (21,664)           --         (2)     $0.11
                                 ---------  ------------    -------      -----
Balance at December 31, 1997...    610,645  $0.075-$0.18         66      $0.11
  Granted......................  1,171,111  $ 0.18-$0.75        346      $0.30
  Exercised....................   (542,125) $0.075-$0.75        (86)     $0.16
  Forfeited....................   (153,481) $0.075-$0.54        (25)     $0.16
                                 ---------  ------------    -------      -----
Balance at December 31, 1998...  1,086,150  $0.075-$0.75        301      $0.28
  Granted......................  3,101,391  $ 0.75-$8.25     18,138      $5.85
  Exercised....................   (586,231) $0.075-$8.25       (181)     $0.32
  Forfeited....................   (758,998) $0.105-$8.25     (3,043)     $4.00
                                 ---------  ------------    -------      -----
Balance at December 31, 1999...  2,842,312  $0.075-$8.25    $15,215      $5.35
                                 =========                  =======

      The following table summarizes information with respect to stock options outstanding at December 31, 1999:

                          Options Outstanding        Options Exercisable
                    -------------------------------- --------------------
                                 Weighted
                                  Average
                                 Remaining  Weighted             Weighted
                                Contractual Average              Average
       Exercise       Number     Life (in   Exercise   Number    Exercise
         Price      Outstanding   years)     Price   Exercisable  Price
       --------     ----------- ----------- -------- ----------- --------
     $0.075--$0.54     286,392     8.49      $0.35      133,860   $0.42
      $0.75--$1.50     414,545     9.04      $0.84      365,883   $0.80
      $1.89--$7.50     561,283     9.27      $3.08      308,479   $3.74
         $8.25       1,580,092     9.75      $8.25      266,282   $8.25
                     ---------                        ---------
                     2,842,312     9.42      $5.35    1,074,504   $3.44
                     =========                        =========

                            iOwn Holdings, Inc.

      The following information concerning the Company's stock option plan is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company accounts for its plan in accordance with APB No. 25 and related interpretations. The fair value of each iOwn Holdings, Inc. stock option is estimated on the date of grant using the minimum value option-pricing model with the following weighted average assumptions:

                                                               1997  1998  1999
                                                               ----  ----  ----
     Expected life (in years).................................    5   4.5   4.5
     Risk-free interest rate.................................. 5.21% 5.11% 5.60%
     Expected dividend rate...................................   --    --    --

      As a result of the above assumptions, the weighted average fair value of options granted for the years ended December 31, 1997, 1998 and 1999 was $0.039, $0.144, and $0.874, respectively.

      Had compensation expense for the stock option plans been determined based on the fair value at the grant date for options granted in 1997, 1998, and 1999 consistent with the provisions of SFAS No. 123, the pro forma net loss would have been reported as follows:

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
Net loss attributable to common stockholders--as
  reported.......................................  $(2,433) $(17,341) $(49,834)
Net loss attributable to common stockholders--pro
  forma..........................................  $(2,435) $(17,349) $(50,149)
Net loss per share attributable to common
  stockholders--as reported......................  $ (1.74) $ (11.66) $ (27.08)
Net loss per share attributable to common
  stockholders--pro forma........................  $ (1.74) $ (11.67) $ (27.25)

      Under APB No. 25, when the exercise price of the Company's employee stock options equals or exceeds the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. The Company granted options at exercise prices based upon the fair value of the underlying stock as determined by its Board of Directors. Subsequently, it was determined that the Company had granted options in 1998 and 1999 at exercise prices that were below the fair value price of the underlying stock. Accordingly, the Company has recorded deferred stock-based compensation of $1,253,000 and $3,644,000 in the years ended December 31, 1998 and 1999, respectively, based upon the intrinsic value of the options at the grant date. The deferred stock-based compensation is being amortized to expense on an accelerated basis over the vesting periods of the underlying options which is generally four years.

14. Employee benefit plans

      In 1997, the Company adopted a 401(k) plan. Participation in the 401(k) plan is available to all employees. Employees are eligible to participate in the 401(k) plan at any time beginning with their first day of employment. Each participant may elect to contribute an amount up to 20% of his or her annual base salary plus commission and bonus, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k) plan. To date, no contributions have been made by the Company.

      In December 1999, the Company adopted the 2000 Stock Incentive Compensation Plan. The Company has reserved a total of 1,533,333 shares of common stock plus (i) any shares reserved but not granted, or canceled and returned, under the 1997 Plan, and (ii) an automatic annual increase equal to the lesser of 5% of the average number of common stock outstanding during the preceding year or a lesser amount determined by the Board of Directors.

                            iOwn Holdings, Inc.

15. Subsequent events (unaudited)

      Subsequent to December 31, 1999, the Company granted to its employees options to purchase 1,672,204 shares of the Company's common stock at an exercise price of $8.25 per share. Such grants would result in an additional deferred stock-based compensation of approximately $1,850,000.

      The term of the warehouse line of credit was extended to May 8, 2000 and the total available under the line was increased to $50 million.

16. Initial public offering (unaudited)

      In December 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon completion of this offering, the Company's preferred stock will be automatically converted into shares of common stock, and all outstanding shares of preferred stock will be cancelled and retired. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of December 31, 1999.

                            iOwn Holdings, Inc.

            Unaudited Pro Forma Combined Financial Information

                        As of December 31, 1999 and

              For the Years Ended December 31, 1998 and 1999

Overview

      On December 22, 1999, the Company (i) acquired all the outstanding shares of Genesis 2000, Inc. ("Genesis") and (ii) agreed to acquire all the outstanding shares of HomeBuilders Financial Network, Inc. ("HFN"). The Genesis acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined using the income approach and the cost approach. The HFN acquisition will be accounted for using the same method.

      The total purchase price of Genesis was $26,211,000 and consisted of (i) 833,331 shares of the Company's common stock with an estimated fair value of $6,875,000, (ii) 833,331 shares of the Company's Series EEE preferred stock with an estimated fair value of $7,500,000, (iii) collateralized promissory notes aggregating to $1,000,000, (iv) promissory notes aggregating to $8,750,000 convertible into shares of the Company's common stock, (v) assumed liabilities aggregating to $1,511,000 and (vi) $575,000 in incurred transaction costs. Of the total purchase price, $791,000 was allocated to tangible assets and $25,420,000 to intangible assets, including goodwill in the amount of $12,920,000, non-compete agreements of $3,400,000, existing technology of $2,500,000, assembled workforce of $2,500,000, in-process research and development of $1,900,000, customer base of $1,600,000 and purchased trademark and trade name of $600,000. The intangible assets will be amortized over their estimated useful lives of 18 to 48 months. The in-process research and development was immediately expensed.

      The closing of the HFN acquisition is anticipated to be consummated with the initial public offering. Upon closing, the total purchase price of approximately $44,220,000 will consist of (i) 1,333,333 shares of the Company's common stock with an estimated fair value of $13,333,000, (ii) 1,333,333 shares of the Company's Series EEEE preferred stock with an estimated fair value of $13,333,000, (iii) $2,700,000 in cash payments, (iv) a $13,300,000 promissory note, (v) warrants to purchase 66,667 shares of the Company's common stock valued at $466,000, (v) assumed liabilities aggregating to $762,000 and (vi) approximately $326,000 in transaction fees. Of the total purchase price, $698,000 will be allocated to tangible assets and $43,522,000 to intangible assets, including goodwill in the amount of $30,722,000, non-compete agreements of $5,400,000, assembled work force of $400,000, investments in joint ventures of $2,100,000 and management contracts of $4,900,000. The intangible assets will be amortized over their estimated useful lives ranging from 24 to 60 months.

      The Genesis and HFN acquisition agreements provide for additional contingent consideration payments up to a maximum of $23,000,000 through 2001.

      The acquisitions of Genesis and HFN have been structured as tax-free exchanges of stock; therefore, the differences between the recognized fair values of the acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes.

      The following unaudited pro forma and pro forma as adjusted Combined Balance Sheet reflects the financial position of the Company as if the following transactions occurred on December 31, 1999; (i) the acquisition of HFN and (ii) the initial public offering of the Company per this registration statement. The Company anticipates selling 6,000,000 shares of common stock at an assumed initial public offering price of $10.00 per share. Net proceeds from the offering is estimated to be $53,800,000 after deducting the underwriting discounts and estimated offering expenses. The Company intends to use $7,750,000 of the net proceeds from the offering to repay promissory notes payable to prior shareholders of Genesis. In addition, the Company will use $2,700,000 of the net proceeds to pay the cash portion of the purchase price for HFN.

      The following unaudited pro forma and pro forma as adjusted Combined Statements of Operations reflect the results of operations of the Company for the years ended December 31, 1998 and 1999, as if the following transactions occurred on January 1, 1998; (i) the acquisitions of Genesis and HFN, after giving effect to purchase accounting adjustments; and (ii) the initial public offering of the Company per this registration statement. The Company intends to use $7,750,000 of the net proceeds from the offering to repay promissory notes payable to prior shareholders of Genesis. These promissory notes bear interest at the rate of 6% per annum and are payable immediately upon the closing of the offering.

      These pro forma and pro forma as adjusted results have been prepared for comparative purposes only, do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998, and may not be indicative of future operating results.

                            iOwn Holdings, Inc.

                Unaudited Pro Forma Combined Balance Sheets

                          As of December 31, 1999

                              (in thousands)

                                                                                   Pro Forma        Pro Forma
                                    Company    HFN   Adjustments       Pro Forma  Adjustments      as Adjusted
                                    --------  ------ -----------       ---------  -----------      -----------
Assets
Current assets:
  Cash and cash equivalents........ $ 27,329  $2,363  $  (5,063)(a)    $ 24,629     $46,050 (g)(h)  $ 70,679
  Restricted cash..................      521      --         --             521          --              521
  Trade receivables, net...........      912     423         --           1,335          --            1,335
  Prepaids and other current
    assets.........................    3,051      18         --           3,069          --            3,069
                                    --------  ------  ---------        --------     -------         --------
     Total current assets..........   31,813   2,804     (5,063)         29,554      46,050           75,604
Property and equipment, net........    6,080      45         --           6,125          --            6,125
Goodwill and intangible assets,
  net..............................   24,012      --     43,522 (b)      67,534          --           67,534
Other assets.......................    1,340     211       (325)(c)       1,226        (867)(g)          359
                                    --------  ------  ---------        --------     -------         --------
     Total assets.................. $ 63,245  $3,060  $  38,134        $104,439     $45,183         $149,622
                                    ========  ======  =========        ========     =======         ========
Liabilities, Redeemable Preferred
  Stock and Warrants, and
  Stockholders' Equity (Deficit)
Current liabilities:
  Trade accounts payable........... $  1,438  $  512  $      --        $  1,950     $    --         $  1,950
  Accrued liabilities and deferred
    revenue........................    6,399      --        250 (d)       6,649          --            6,649
  Lines of credit, current
    portion........................    3,427      --         --           3,427          --            3,427
  Notes payable to stockholders,
    current portion................    6,667      --      8,300 (e)      14,967      (7,750)(h)        7,217
  Capital lease obigations,
    current portion................    1,303      --         --           1,303          --            1,303
                                    --------  ------  ---------        --------     -------         --------
     Total current liabilities.....   19,234     512      8,550          28,296      (7,750)          20,546
Lines of credit, noncurrent
  portion..........................    2,807      --         --           2,807          --            2,807
Notes payable to stockholders,
  noncurrent portion...............    3,083      --      5,000 (e)       8,083          --            8,083
Capital lease obligations,
  noncurrent portion...............    2,293      --         --           2,293          --            2,293
                                    --------  ------  ---------        --------     -------         --------
     Total liabilities.............   27,417     512     13,550          41,479      (7,750)          33,729
                                    --------  ------  ---------        --------     -------         --------
Redeemable convertible preferred
  stock............................   94,123      --   ( 94,123)(e)(f)       --          --               --
Stockholders' equity (deficit)
  Common stock and common stock
    warrants.......................   13,605     556    120,699 (e)(f)  134,860      52,933 (g)      187,793
  Unearned stock-based
    compensation...................   (2,244)     --         --          (2,244)         --           (2,244)
  (Accumulated deficit) retained
    earnings.......................  (69,656)  1,992     (1,992)        (69,656)         --          (69,656)
                                    --------  ------  ---------        --------     -------         --------
     Total stockholders' equity
       (deficit)...................  (58,295)  2,548    118,707          62,960      52,933 (g)      115,893
                                    --------  ------  ---------        --------     -------         --------
       Total liabilities,
         redeemable preferred
         stock, warrants and
         stockholders' equity
         (deficit)................. $ 63,245  $3,060  $  38,134        $104,439     $45,183         $149,622
                                    ========  ======  =========        ========     =======         ========

The accompanying notes are an integral part of these financial statements.

                            iOwn Holdings, Inc

           Unaudited Pro Forma Combined Statements of Operations

                    For the Year Ended December 31, 1998

                 (in thousands, except per share amounts)

                                                                                 Pro Forma   Pro Forma
                          Company   Genesis    HFN    Adjustments    Pro Forma  Adjustments as Adjusted
                          --------  -------  -------  -----------    ---------  ----------- -----------
Revenues:
  Mortgage transaction
   revenue..............  $  1,224  $    --  $ 4,281   $     --      $  5,505      $ --      $  5,505
  Other Internet and e-
   commerce.............        89       --       --         --            89        --            89
  Software licenses and
   maintenance..........        --    6,167       --         --         6,167        --         6,167
                          --------  -------  -------   --------      --------      ----      --------
   Total revenues.......     1,313    6,167    4,281         --        11,761        --        11,761
Operating expenses:
  Operations............    (4,367)      --   (1,479)        --        (5,846)       --        (5,846)
  Cost of revenues......        --     (828)      --         --          (828)       --          (828)
  Sales and marketing...    (6,112)  (1,124)      --         --        (7,236)       --        (7,236)
  Technology and
   research and
   development..........    (4,793)    (697)      --         --        (5,490)       --        (5,490)
  General and
   administrative.......    (1,172)  (1,739)    (625)       (79)(i)    (3,615)       --        (3,615)
  Amortization of
   intangible assets....      (673)      --       --    (23,848)(k)   (24,521)       --       (24,521)
  Amortization of stock-
   based compensation...      (300)      --       --         --          (300)       --          (300)
                          --------  -------  -------   --------      --------      ----      --------
   Total operating
    expenses............   (17,417)  (4,388)  (2,104)   (23,927)      (47,836)       --       (47,836)
                          --------  -------  -------   --------      --------      ----      --------
Income (loss) from
 operations.............   (16,104)   1,779    2,177    (23,927)      (36,075)       --       (36,075)
Interest income.........       201      143       34         --           378        --           378
Interest expense........      (112)      --       (8)    (1,340)(l)    (1,460)      435(o)     (1,025)
Other income (expense)..        --       26      162         --           188        --           188
                          --------  -------  -------   --------      --------      ----      --------
   Net income (loss)
    before provision for
    income taxes........   (16,015)   1,948    2,365    (25,267)      (36,969)      435       (36,534)
Pro forma provision for
 income taxes...........        --     (779)    (893)     1,541 (m)      (131)       --          (131)
                          --------  -------  -------   --------      --------      ----      --------
   Net income (loss)....   (16,015)   1,169    1,472    (23,726)      (37,100)      435       (36,665)
Accretion on preferred
 stock..................    (1,326)      --       --      1,326 (n)        --        --            --
                          --------  -------  -------   --------      --------      ----      --------
Net income (loss)
 attributable to common
 shareholders...........  $(17,341) $ 1,169  $ 1,472   $(22,400)     $(37,100)     $435      $(36,665)
                          ========  =======  =======   ========      ========      ====      ========
Net income (loss) per
 share attributable to
 common shareholders,
 basic and diluted......  $ (11.66) $ 11.69  $14,720
                          ========  =======  =======
Shares used in computing
 net income (loss)
 attributable to common
 shareholders, basic and
 diluted................     1,487      100      0.1
                          ========  =======  =======
Pro forma net loss per
 share .................                                             $  (3.15)               $  (2.06)
                                                                     ========                ========
Shares used in computing
 pro forma net loss per
 share..................                                               11,791                  17,791
                                                                     ========                ========

The accompanying notes are an integral part of these financial statements.

                            iOwn Holdings, Inc.

           Unaudited Pro Forma Combined Statements of Operations

                    For the Year Ended December 31, 1999

                 (in thousands, except per share amounts)

                                                                                 Pro Forma   Pro Forma
                          Company   Genesis    HFN    Adjustments    Pro Forma  Adjustments as Adjusted
                          --------  -------  -------  -----------    ---------  ----------- -----------
Revenues:
 Mortgage transaction
  revenue...............  $  4,065  $    --  $ 4,952   $     --      $  9,017      $ --      $  9,017
 Other Internet and
  e-commerce............       469       --       --         --           469        --           469
 Software licenses and
  maintenance...........        33    5,253       --         --         5,286        --         5,286
                          --------  -------  -------   --------      --------      ----      --------
  Total revenues........     4,567    5,253    4,952         --        14,772        --        14,772
Operating expenses:
 Operations.............   (12,404)      --   (2,143)        --       (14,547)       --       (14,547)
 Cost of revenues.......        --   (1,092)      --         --        (1,092)       --        (1,092)
 Sales and marketing....   (17,926)  (1,206)      --         --       (19,132)       --       (19,132)
 Technology and research
  and development.......    (9,674)    (717)      --         --       (10,391)       --       (10,391)
 General and
  administrative........    (4,337)  (1,850)    (930)       (79)(i)    (7,196)       --        (7,196)
 Write off of in process
  research and
  development...........    (1,900)      --       --      1,900 (j)        --        --            --
 Amortization of
  intangible assets.....    (1,032)      --       --    (22,714)(k)   (23,746)       --       (23,746)
 Amortization of stock-
  based compensation....    (1,943)      --       --         --        (1,943)       --        (1,943)
                          --------  -------  -------   --------      --------      ----      --------
  Total operating
   expenses.............   (49,216)  (4,865)  (3,073)   (20,893)      (78,047)       --       (78,047)
                          --------  -------  -------   --------      --------      ----      --------
  Income (loss) from
   operations...........   (44,649)     388    1,879    (20,893)      (63,275)       --       (63,275)
Interest income.........       509      163       74         --           746        --           746
Interest expense........      (591)      --       (1)      (355)(l)      (947)       39(o)       (908)
Other income (expense)..      (300)       7       81         --          (212)       --          (212)
                          --------  -------  -------   --------      --------      ----      --------
  Net income (loss)
   before provision for
   income taxes.........   (45,031)     558    2,033    (21,248)      (63,688)       39       (63,649)
Pro forma provision for
 income taxes...........        --       (9)    (841)       726 (m)      (124)       --          (124)
                          --------  -------  -------   --------      --------      ----      --------
  Net income (loss).....   (45,031)     549    1,192    (20,522)      (63,812)       39       (63,773)
Accretion on preferred
 stock..................    (4,803)      --       --      4,803 (n)        --        --            --
                          --------  -------  -------   --------      --------      ----      --------
Net income (loss)
 attributable to common
 shareholders...........  $(49,834) $   549  $ 1,192   $(15,719)     $(63,812)     $ 39      $(63,773)
                          ========  =======  =======   ========      ========      ====      ========
Net income (loss) per
 share attributable to
 common shareholders,
 basic and diluted......  $ (27.08) $  5.49  $11,920
                          ========  =======  =======
Shares used in computing
 net income (loss)
 attributable to common
 shareholders, basic and
 diluted................     1,840      100      0.1
                          ========  =======  =======
Pro forma net loss per
 share .................                                             $  (3.33)               $  (2.54)
                                                                     ========                ========
Shares used in computing
 pro forma net loss per
 share..................                                               19,135                  25,135
                                                                     ========                ========

The accompanying notes are an integral part of these financial statements.

                            iOwn Holdings, Inc.

            Unaudited Pro Forma Combined Financial Information

     Notes to Unaudited Pro Forma Combined Balance Sheets and Statements of
                                Operations

1. Basis of Presentation

      The unaudited pro forma and pro forma as adjusted combined balance sheet and statement of operations have been prepared to reflect (i) the acquisitions of Genesis 2000, Inc. ("Genesis") and HomeBuilders Financial Network, Inc. ("HFN") by the Company; and (ii) the consummation of the initial public offering per this registration statement.

2. Pro Forma Adjustments

      The following adjustments were applied to the historical balance sheets and statements of operations to arrive at the pro forma and pro forma as adjusted combined balance sheet and statements of operations:

        (a) Reflects (i) the exclusion of cash held by HFN at the time of acquisition pursuant to the agreements aggregating to $2,363,000, and (ii) the payment of the cash portion of the acquisition amounting to $2,700,000.

        (b) Reflects the fair value of the identifiable intangible assets acquired and goodwill recorded in connection with the acquisition of HFN.

        (c) Represents the transaction fees incurred in connection with the acquisition of HFN which have been accounted for as deferred acquisition costs and were capitalized to the assets acquired.

        (d) Reflects the accrual of liabilities anticipated to be assumed in connection with the acquisition of HFN.

        (e) Reflects the issuance by the Company of the following equity and debt instruments in connection with the acquisition of HFN: (i) a $13,300,000 promissory note; (ii) 1,333,333 shares of the Company's Series EEEE preferred stock with an estimated fair value of $13,333,000; (iii) issuance of 1,333,333 shares of common stock with an estimated fair value of $13,333,000; and (iv) warrants to purchase 66,667 shares of the Company's common stock valued at $466,000. The preferred stock was converted to an equivalent number of the Company's common stock.

        (f) Reflects the conversion of the convertible preferred stock into common stock. The increase in the Company's common stock and common stock warrants was partially offset by the exclusion of HFN's common stock held by the prior owner.

        (g) Reflects the net cash proceeds received in connection with the Company's initial public offering of its common stock per this registration statement aggregating to $53,800,000. The Company anticipates selling 6,000,000 shares of common stock at an assumed initial public offering price of $10.00 per share. Underwriting discounts and offering expenses are estimated to aggregate $6,200,000 of which $867,000 are capitalized as deferred offering costs as of December 31, 1999.

        (h) Reflects the repayment of promissory notes payable to the prior shareholders of Genesis totaling $7,750,000.

        (i) To record the additional twelve months of depreciation expense relating to fixed assets acquired in connection with the acquisition of Genesis and HFN. The annual depreciation expense associated with the fixed assets acquired in connection with the Genesis acquisition totaled $64,000. The annual depreciation expense associated with the fixed assets acquired in connection with HFN acquisition totaled $15,000.

                            iOwn Holdings, Inc.

     Notes to Unaudited Pro Forma Combined Balance Sheets and Statements of
                                Operations

        (j) In connection with its acquisition, Genesis wrote off acquired in process research and development aggregating to $1,900,000. The expense is deemed to be a non-recurring, one-time charge.

        (k) Reflects the additional amortization expense related to intangible assets resulting from the acquisition of Genesis and HFN over their estimated useful lives. Amortization expense associated with the intangible assets in connection with the Genesis acquisition totaled $9,374,000 and $8,240,000 for the year ended December 31, 1998 and 1999, respectively. Amortization expense associated with the intangible assets in connection with the HFN acquisition totaled $14,474,000 for the years ended December 31, 1998 and 1999.

        (l) To record the interest expense incurred for the promissory notes issued in connection with the acquisition of Genesis and HFN. Interest expense incurred for the promissory notes issued in connection with the Genesis acquisition totaled $483,000 and $56,000 for the years ended December 31, 1998 and 1999, respectively. Interest expense incurred for the HFN promissory notes totaled $857,000 and $299,000 for the years ended December 31, 1998 and 1999, respectively.

        (m) Represents the adjustment to the provision for income taxes taking into consideration the consolidated federal and state taxable income of the Company. In view of its projected losses, the Company does not anticipate paying any federal income tax.

        (n) Represents the reversal of the accretion on preferred stock as a result of the conversion of the preferred stock to common stock.

        (o) Represents the adjustment to interest expense resulting from the repayment of promissory notes issued to the prior shareholders of Genesis totaling $7,750,000.

3. Net Loss Per Share

      Historical net loss per share for the pro forma years ended December 31, 1998 and 1999 is computed using the historical weighted average number of shares of common stock outstanding during such periods.

      Pro forma net loss per share reflects (i) the conversion of the preferred stock into the Company's common stock, (ii) the number of shares of common stock issued in conjunction with the acquisitions of Genesis and HFN as if such shares were outstanding from January 1, 1998 and (iii) the number of shares of preferred stock issued in conjunction with the acquisitions of Genesis and HFN and conversion to an equal number of the Company's common stock as if such shares were outstanding from January 1, 1998.

      Pro forma as adjusted net loss per share, in addition to the conversion of preferred stock, includes the anticipated number of shares to be issued in conjunction with the Company's initial public offering.

                       Report of Independent Accountants

To the Shareholders and Board of Directors of Genesis 2000, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Genesis 2000, Inc. at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the nine month period ended September 30, 1999, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Woodland Hills, California
November 29, 1999

                               Genesis 2000, Inc.

                                 Balance Sheets

                 as of December 31, 1998 and September 30, 1999
                      (in thousands, except share amounts)

                                                                   1998   1999
                                                                  ------ ------
Assets
Current assets:
  Cash and cash equivalents...................................... $  709 $  748
  Accounts receivable, net of allowance for doubtful accounts of
    $173 and $134 at December 31, 1998 and September 30, 1999,
    respectively.................................................  1,038    684
  Other assets...................................................     31     --
                                                                  ------ ------
     Total current assets........................................  1,778  1,432
  Property and equipment, net....................................    201    206
                                                                  ------ ------
       Total assets.............................................. $1,979 $1,638
                                                                  ====== ======
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable............................................... $   27 $   62
  Accrued liabilities............................................    220    254
  Deferred revenue...............................................    852    990
                                                                  ------ ------
     Total current liabilities...................................  1,099  1,306
                                                                  ------ ------
Commitments and Contingencies (Note 5)
Shareholders' equity:
  Common stock, par value of $0.01; 100,000 shares authorized;
    99,999 shares issued and outstanding at December 31, 1998
    and September 30, 1999.......................................      1      1
  Retained earnings..............................................    879    331
                                                                  ------ ------
     Total shareholders' equity..................................    880    332
                                                                  ------ ------
       Total liabilities and shareholders' equity................ $1,979 $1,638
                                                                  ====== ======

The accompanying notes are an integral part of these financial statements.

                               Genesis 2000, Inc.

                            Statements of Operations

                    for the year ended December 31, 1998 and the nine months ended September 30, 1999
                                 (in thousands)

                                                                   1998   1999
                                                                  ------ ------
Revenues:
  Software licenses.............................................. $5,205 $3,161
  Services and maintenance.......................................    962  1,261
                                                                  ------ ------
     Total revenues..............................................  6,167  4,422
                                                                  ------ ------
Costs and operating expenses:
  Cost of revenues...............................................    828    850
  Sales and marketing............................................  1,124    909
  Research and development.......................................    697    534
  General and administrative.....................................  1,739  1,316
                                                                  ------ ------
     Total costs and operating expenses..........................  4,388  3,609
                                                                  ------ ------
     Income from operations......................................  1,779    813
Interest income..................................................    143    138
Other income, net................................................     26      4
                                                                  ------ ------
     Income before provision for income taxes....................  1,948    955
Provision for income taxes.......................................     20     18
                                                                  ------ ------
     Net income.................................................. $1,928 $  937
                                                                  ====== ======
Unaudited pro forma information (Note 2):
  Income before provision for income taxes....................... $1,948 $  955
  Pro forma provision for income taxes...........................    779    382
                                                                  ------ ------
Pro forma net income............................................. $1,169 $  573
                                                                  ====== ======


   The accompanying notes are an integral part of these financial statements.

                               Genesis 2000, Inc.

                       Statements of Shareholders' Equity

                    for the year ended December 31, 1998 and the nine months ended September 30, 1999
                      (in thousands, except share amounts)

                                                Common Stock
                                                ------------- Retained
                                                Shares Amount Earnings   Total
                                                ------ ------ --------  -------
Balances at January 1, 1998.................... 99,999  $ 1   $   196   $   197
Net income.....................................                 1,928     1,928
Distributions to shareholders..................                (1,245)   (1,245)
                                                ------  ---   -------   -------
Balances at December 31, 1998.................. 99,999    1       879       880
Net income.....................................                   937       937
Distributions to shareholders..................                (1,485)   (1,485)
                                                ------  ---   -------   -------
Balances at September 30, 1999................. 99,999  $ 1   $   331   $   332
                                                ======  ===   =======   =======



   The accompanying notes are an integral part of these financial statements.

                               Genesis 2000, Inc.

                            Statements of Cash Flows

                    for the year ended December 31, 1998 and the nine months ended September 30, 1999
                                 (in thousands)

                                                               1998     1999
                                                              -------  -------
Cash flows from operating activities:
 Net income.................................................. $ 1,928  $   937
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation...............................................      84       56
  Changes in operating assets and liabilities:
   Accounts receivable, net..................................    (370)     354
   Other assets..............................................      43       31
   Accounts payable..........................................     (13)      35
   Accrued liabilities.......................................      83       34
   Deferred revenue..........................................     253      138
                                                              -------  -------
     Net cash provided by operating activities...............   2,008    1,585
                                                              -------  -------
Cash flows from investing activities:
  Purchase of property and equipment.........................    (169)     (61)
                                                              -------  -------
     Net cash used in investing activities...................    (169)     (61)
                                                              -------  -------
Cash flows from financing activities:
 Distributions to shareholders...............................  (1,245)  (1,485)
                                                              -------  -------
     Net cash used in financing activities...................  (1,245)  (1,485)
                                                              -------  -------
      Increase in cash and cash equivalents..................     594       39
Cash and cash equivalents at beginning of period.............     115      709
                                                              -------  -------
Cash and cash equivalents at end of period................... $   709  $   748
                                                              =======  =======
Supplemental cash flow information
 Income taxes paid........................................... $     1  $    20
                                                              =======  =======


   The accompanying notes are an integral part of these financial statements.

                               Genesis 2000, Inc.

                         Notes to Financial Statements

1. The Company

      Genesis 2000, Inc. (the "Company"), was founded in 1986 and later incorporated on March 16, 1992 as an S Corporation. The Company offers mortgage professionals a variety of desktop and Internet-based loan processing and tracking products to enhance workflow performance and automate the mortgage origination process. The Company's products are being used by mortgage brokers, mortgage bankers, banks, credit unions, and savings institutions throughout the United States. The Company is organized into a single reporting segment which is evaluated by management for making operating decisions and assessing performance.

2. Summary of Significant Accounting Policies

Cash and cash equivalents

      The Company considers all highly-liquid monetary instruments with an original maturity of three months or less to be cash equivalents. All cash deposits are held by one financial institution and exceed federal deposit insurance coverage limits.

Revenue recognition

      The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, Software Revenue Recognition, as amended. The Company recognizes software licensing revenue upon shipment of the software product to the customer. Services revenues generally relate to postcontract customer support (maintenance). Amounts billed for maintenance are deferred and recognized ratably over the term of the service period which is typically one year.

Cost of revenues

      Cost of revenues includes the cost of the Company's software products, packaging and personnel costs related to maintenance and services revenues.

Research and development costs

      Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, requires that software development costs be capitalized once the technological feasibility of the software product has been established. To date, such amounts have been insignificant and have been charged to research and development expense in the period incurred.

Property and equipment

      Property and equipment is stated at cost. Depreciation is calculated using the double-declining balance method over the estimated useful lives of five years for computer hardware and purchased computer software and, generally, seven years for furniture and fixtures.

      When assets are sold or retired, the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred.

Advertising

      The Company reports the costs of all advertising as expenses in the periods in which those costs are incurred. Advertising expense, primarily direct mailings and placements in business publications was $216,000 and $201,000 for the year ended December 31, 1998 and the nine-month period ended September 30, 1999, respectively.

                              Genesis 2000, Inc.

Income taxes

      The Company has elected to be treated as an S Corporation for federal and state income tax purposes, and, accordingly, any liabilities for federal income taxes are the direct responsibility of the shareholders. The Company is only subject to California state income taxes at a rate of 1.5 percent on taxable income. Deferred tax assets and liabilities are immaterial since the Company is subject only to minimal California income taxes.

      The unaudited pro forma income tax information included in the Statements of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

      The carrying amount of cash, accounts receivable and payable and accrued liabilities approximate their fair values based on the short-term nature of these instruments.

3. Concentrations of Business and Credit Risk

      The Company's customers operate in the financial services industry. Accordingly, the Company is subject to the effects of economic changes. Credit is extended to customers based on an evaluation of their financial condition, and collateral is generally not required. The Company performs ongoing credit evaluations of its customers and provides an allowance for doubtful accounts as appropriate. Additionally, the Company maintains its cash deposits with one financial institution, which at times exceed federally insured limits.

4. Composition of Certain Balance Sheet Amounts

      Balances at December 31, 1998 and September 30, 1999, consist of the following (in thousands):

                                                                   1998   1999
                                                                   -----  -----
     Property and equipment:
       Computer equipment and software............................ $ 248  $ 329
       Furniture and fixtures.....................................   170    150
                                                                   -----  -----
                                                                     418    479
     Less: accumulated depreciation...............................  (217)  (273)
                                                                   -----  -----
          Total property and equipment, net....................... $ 201  $ 206
                                                                   =====  =====
     Accrued liabilities:
       Wages and benefits......................................... $ 141  $ 171
       Other......................................................    79     83
                                                                   -----  -----
                                                                   $ 220  $ 254
                                                                   =====  =====

                               Genesis 2000, Inc.

5. Commitments and Contingencies

      The Company maintains a 401(k) profit sharing plan covering substantially all employees. Employees who work for the Company are eligible for participation after six months of service. Company contributions to the plan are made at the discretion of the Company's Board of Directors and aggregated $106,000 and $0 for the year ended December 31, 1998 and the nine month period ended September 30, 1999, respectively.

      The Company leases its office space under a non-cancelable operating lease expiring October 31, 2000, with an option to renew. Total remaining, minimum rental commitments at September 30, 1999 aggregate $138,000. Rent expense for the year ended December 31, 1998 and the nine month period ended September 30, 1999 aggregated $111,000 and $93,000, respectively.

      The Company is periodically subject to various claims arising in the ordinary course of business. Company management believes that the ultimate resolution of outstanding matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

6. Subsequent Event

      On November 15, 1999, the stockholders of the Company reached an agreement to sell the Company to iOwn Holdings, Inc.

                       Independent Auditors' Report

To the Board of Directors

HomeBuilders Financial Network, Inc. and Subsidiaries:

      We have audited the accompanying consolidated statements of financial condition of HomeBuilders Financial Network, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the two year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HomeBuilders Financial Network, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

January 21, 2000

Miami, Florida

                   HomeBuilders Financial Network, Inc.

              Consolidated Statements of Financial Condition

                        December 31, 1998 and 1999

                   (in thousands, except share amounts)

                                                                   1998   1999
                                                                  ------ ------
                             Assets
Current assets:
  Cash and cash equivalents...................................... $1,706 $2,363
  Trading securities.............................................    329     --
  Accounts receivable (net of allowance for doubtful accounts of
    $0 and $5 as of December 31, 1998 and 1999, respectively)....    376    423
  Other assets...................................................     19     18
                                                                  ------ ------
     Total current assets........................................  2,430  2,804
                                                                  ------ ------

Property and equipment, net......................................     32     45
Investments in and advances to joint ventures....................    227    211
                                                                  ------ ------
     Total assets................................................ $2,689 $3,060
                                                                  ====== ======

              Liabilities and Stockholder's Equity
Current liabilities:
  Accounts payable and accrued expenses.......................... $  203 $  512
  Borrowings under line of credit................................     30     --
                                                                  ------ ------
     Total current liabilities...................................    233    512
                                                                  ------ ------

Stockholder's equity:
  Common stock, $.05 par value, 1,000 shares authorized, 100
    shares issued and outstanding................................     --     --
  Additional paid-in capital.....................................    556    556
  Retained earnings..............................................  1,900  1,992
                                                                  ------ ------
     Total stockholder's equity..................................  2,456  2,548
                                                                  ------ ------

     Total liabilities and stockholder's equity.................. $2,689 $3,060
                                                                  ====== ======

       See accompanying notes to consolidated financial statements.

                   HomeBuilders Financial Network, Inc.

                   Consolidated Statements of Operations

              For the years ended December 31, 1998 and 1999

                   (in thousands, except share amounts)

                                                               1998      1999
                                                              -------  -------
Operating revenue:
  Service revenue............................................ $ 3,753  $ 4,700
  Equity in earnings of joint ventures.......................     528      252
  Other income...............................................     100       52
                                                              -------  -------
     Total operating revenue.................................   4,381    5,004
                                                              -------  -------

Operating expenses:
  Employee compensation......................................   1,479    2,143
  General and administrative.................................     556      822
  Rent.......................................................      54       90
                                                              -------  -------
     Total operating expenses................................   2,089    3,055
                                                              -------  -------
     Net operating income....................................   2,292    1,949
                                                              -------  -------

Other:
  Interest and dividend income...............................      34       74
  Depreciation and amortization..............................     (15)     (18)
  Interest expense...........................................      (8)      (1)
                                                              -------  -------
                                                                   11       55
                                                              -------  -------
  Income from continuing operations..........................   2,303    2,004

Discontinued operations:
  Income from operations of discontinued segment.............      62       29
                                                              -------  -------
     Net income.............................................. $ 2,365  $ 2,033
                                                              =======  =======

Pro-Forma data (unaudited):
  Income from continuing operations before taxes............. $ 2,303  $ 2,004
  Pro-Forma provision for income taxes.......................     870      830
                                                              -------  -------
     Income from continuing operations after taxes...........   1,433    1,174

  Income from operations of discontinued segment (less
    applicable taxes of $23 and $11 for the years ended
    December 31, 1998 and 1999, respectively)................      39       18
                                                              -------  -------
     Pro-Forma net income.................................... $ 1,472  $ 1,192
                                                              =======  =======

Pro-Forma basic common per share amounts:
  Income from continuing operations.......................... $14,330  $11,740
  Income from operations of discontinued segment.............     390      180
                                                              -------  -------
                                                              $14,720  $11,920
                                                              =======  =======

Pro-Forma weighted average number of common shares
  outstanding:
  Basic......................................................     100      100
                                                              =======  =======

       See accompanying notes to consolidated financial statements.

                   HomeBuilders Financial Network, Inc.

              Consolidated Statements of Stockholder's Equity

              For the years ended December 31, 1998 and 1999

                   (in thousands, except share amounts)

                                    Common Stock  Additional Retained
                                    -------------  paid-in   earnings
                                    Shares Amount  capital   (deficit)  Total
                                    ------ ------ ---------- --------- -------
Balance, December 31, 1997........   100    $--      $556     $  (330) $   226

  Dividends paid..................    --     --        --        (135)    (135)
  Net income......................    --     --        --       2,365    2,365
                                     ---    ---      ----     -------  -------

Balance, December 31, 1998........   100     --       556       1,900    2,456

  Dividends paid..................    --     --        --      (1,941)  (1,941)
  Net income......................    --     --        --       2,033    2,033
                                     ---    ---      ----     -------  -------

Balance, December 31, 1999........   100    $--      $556     $ 1,992  $ 2,548
                                     ===    ===      ====     =======  =======

       See accompanying notes to consolidated financial statements.

                   HomeBuilders Financial Network, Inc.

                   Consolidated Statements of Cash Flows

              For the years ended December 31, 1998 and 1999

                              (in thousands)

                                                                1998     1999
                                                               ------  -------
Cash flows from operating activities:
 Income from continuing operations............................ $2,303  $ 2,004
 Income from discontinued segment.............................     62       29
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...............................     15       18
  Provision for bad debt......................................     --        5
  Unrealized gain on trading securities, net..................    (62)      --
  Realized gain on sale of trading securities.................     --      (29)
  Equity in earnings of joint ventures........................   (528)    (252)
 Changes in operating assets:
  Accounts receivable.........................................   (212)     (52)
  Other assets................................................     13        2
 Changes in operating liabilities:
  Accounts payable and accrued expenses.......................    103      309
                                                               ------  -------
  Net cash provided by operating activities...................  1,694    2,034
                                                               ------  -------

Cash flows from investing activities:
 Distributions from joint ventures............................    465      344
 Purchases of trading securities..............................   (267)     (94)
 Investments in and advances to joint ventures................    (5)      (76)
 Proceeds from sales of trading securities....................     --      452
 Purchases of property and equipment..........................    (21)     (32)
                                                               ------  -------
  Net cash provided by investing activities...................    172      594
                                                               ------  -------

Cash flows from financing activities:
 Dividends paid...............................................   (135)  (1,941)
 Repayment of line of credit..................................     --      (30)
 Borrowing under line of credit...............................     30       --
 Repayment of notes payable...................................   (100)      --
                                                               ------  -------
  Net cash used in financing activities.......................   (205)  (1,971)
                                                               ------  -------

 Net increase in cash and cash equivalents....................  1,661      657

Cash and cash equivalents at beginning of year................     45    1,706
                                                               ------  -------

Cash and cash equivalents at end of year...................... $1,706  $ 2,363
                                                               ======  =======

Supplemental disclosure of cash flow information:
 Interest paid................................................ $    8  $     1
                                                               ======  =======

       See accompanying notes to consolidated financial statements.

            HomeBuilders Financial Network, Inc. & Subsidiaries

                Notes to Consolidated Financial Statements

                              (in thousands)

1. Organization and Summary of Significant Accounting Policies

      HomeBuilders Financial Network, Inc. and subsidiaries (the "Company") assists new home builders in establishing a captive mortgage origination business, in order to capitalize on the flow of mortgage business which is a by-product of their core business. The Company either establishes a joint venture with each builder or enters into a service fee agreement with the builder or an entity wholly owned by the builder. For joint ventures, the Company acts as a managing/general partner, and provides management services for builder owned entities. Management services may consist of loan pricing, loan underwriting, loan closing and post closing services, and management support and bookkeeping/accounting services.

      The Company is not a lender, but rather offers builders a complete turnkey program. It obtains the necessary licenses, locates office space, recruits staff, provides on-site training and installs the hardware and software. And, after the operation is up and running, the Company provides daily loan support services, including loan processing support, loan rate lock support, loan underwriting services, regulatory compliance and ongoing quality control.

      The consolidated financial statements of the Company include the accounts of HomeBuilders Financial Network, Inc. and its wholly owned subsidiaries, HomeBuilders Financial Management Co., HomeBuilders Investment Inc., and National Underwriting Services, Inc.

      Balances, except per share amounts, are shown in thousands on the financial statements and in the accompanying notes. The following is a summary of the significant accounting and reporting policies followed by the Company:

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

      Service fees are recognized using the accrual basis. Service fees primarily consist of management fees and fees for processing of loans (loan fees). Based on its service fee agreement with each builder the Company's revenue is derived from one, or a combination of; a management fee, which is based on either specific charges for the various services offered and/or a share of profits, and/or loan fees charged to borrowers.

Investments in Joint Ventures

      The Company has investments in the following joint ventures: South Florida Residential Lending Corporation; RHMC, LP; HFS Mortgage, LLC; Builders Affiliated Mortgage Services (formerly known as IHG Mortgage Services); M. H. Mortgage Company, LLC; and Builder's Choice Mortgage, LLC. The Company has non-controlling ownership interest (fifty percent) in the joint ventures. Accordingly, the joint ventures are accounted for under the equity method.

Accounts Receivable, Net

      Accounts receivable, net primarily consists of management and loan fees to be collected. The Company provides an allowance for doubtful accounts which is determined based on a number of factors, including the risk characteristics of the accounts, historical charge-offs, delinquency patterns and management's judgement.

            HomeBuilders Financial Network, Inc. & Subsidiaries

                              (in thousands)

Property and Equipment, Net

      Property and equipment net are carried at cost, less accumulated depreciation. Depreciation is computed over a useful life of three, five and seven years for software, hardware, and other property and equipment, respectively.

      The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

      The Company has elected to be a "small business corporation" pursuant to Subchapter S of the Internal Revenue Code. Under Subchapter S, the Company does not pay federal income tax. Instead, the Company's income and deductions are passed through to its sole shareholder who must report the income and expense on his own income tax return.

      If the Company was subject to income tax, the Company would have recorded approximately $870 and $830 of federal and state income tax expense related to income from continuing operations for the years ended December 31, 1998 and 1999, respectively.

Trading Securities

      Trading securities consist of equity securities. At December 31, 1999, all securities had been sold. Trading securities are bought and held principally for the purpose of selling them in the near term.

      Trading securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in earnings. Realized gains and losses are recorded using the specific identification method.

Cash and Cash Equivalents

      For purposes of the consolidated statement of cash flows, the Company has defined cash equivalents as highly liquid investments with original maturities of less than ninety days.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated.

Income Per Common Share

      Basic income per share is based on the weighted average number of common shares outstanding during the period presented.

            HomeBuilders Financial Network, Inc. & Subsidiaries

                              (in thousands)

Reclassifications

      Certain 1998 balances were reclassified to conform with the 1999 presentation.

2. Property and Equipment, Net

      Property and equipment, net consists of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
     Furniture, fixtures, and equipment.......................... $  73  $   99
     Software....................................................     2       7
                                                                  -----  ------
                                                                     75     106
     Less: Accumulated depreciation..............................    43      61
                                                                  -----  ------
                                                                  $  32  $   45
                                                                  =====  ======

3. Borrowings Under Line of Credit

      The Company had a $500 revolving line of credit with a floating interest rate, secured by the Company's stock, which expired on December 31, 1999. The average interest rate for the years ended December 31, 1998 and 1999 was 7.64% and 6.50%, respectively.

4. Leases

      Rental expense amounts to $96 and $158 for the years ended December 31, 1998 and 1999, respectively. The Company also has subleases with third parties on a month-to-month basis. Rental income on the subleases amounts to $42 and $68 for the years ended December 31, 1998 and 1999, respectively. These amounts are netted against rental expense in the statements of operations.

      As of December 31, 1999, future minimum annual lease payments under operating lease agreements are as follows:

     2000.................................................................. $168
     2001..................................................................   25
     2002..................................................................    7
                                                                            ----
                                                                            $200
                                                                            ====

            HomeBuilders Financial Network, Inc. & Subsidiaries

                              (in thousands)

5. Investments in and Advances to Joint Ventures

      The Company has a note receivable from a joint venture amounting to $0 and $26, as of December 31, 1998 and 1999, respectively. The note is payable on demand and bears interest at 10%.

      Investments in and advances to joint ventures amounts to $227 and $185 as of December 31, 1998 and 1999, respectively. Investments in joint ventures consist of 50% ownership in mortgage origination companies at home builders sites. The following summarizes the combined financial information of the joint ventures accounted for on the equity method as of December 31, 1998 and December 31, 1999.

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
     Assets:
      Current assets.................................     $  558       $  500
      Non current assets.............................         42           68
                                                          ------       ------
       Total assets..................................     $  600       $  568
                                                          ======       ======
     Liabilities and equity:
      Current liabilities............................     $  137       $  198
      Equity.........................................        463          370
                                                          ------       ------
       Total liabilities and equity..................     $  600       $  568
                                                          ======       ======

                                                       For the year For the year
                                                          ended        ended
                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
     Gross revenue...................................     $2,509       $1,513
     Expenses........................................      1,452        1,010
                                                          ------       ------
     Net income......................................     $1,057       $  503
                                                          ======       ======

      Included in expenses of the joint ventures are fees paid to the Company of $49 and $35 for the years ended December 31, 1998 and 1999, respectively.

      On December 11, 1999, the Company entered into an additional venture, which has not commenced operations.

6. Commitments and Contingencies

      Certain joint venture agreements require the Company, as general or managing partner, to fund operating deficits up to $50.

7. Employment Agreements

      The Company has employment agreements with officers and certain employees which require the payment of bonuses based on different criteria of revenue earned. Included in expenses are bonuses paid in connection with such agreements of $285 and $238 for the years ended December 31, 1998 and 1999, respectively.

            HomeBuilders Financial Network, Inc. & Subsidiaries

                              (in thousands)

8. Business Segments

      The Company operates in two business segments: mortgage management services and trading in equity securities. The following table represents operating revenues and expenses for each business segment. Identifiable assets are those assets used exclusively in the operations of each business segment or which are allocated when used jointly.

                                                Operating Operating Identifiable
     Business Segment                           Revenues  Expenses     Assets
     ----------------                           --------- --------- ------------
     1998:
      Mortgage management services............   $4,381    $2,089      $2,360
      Trading securities......................       62         0         329
                                                 ------    ------      ------
       Total..................................   $4,443    $2,089      $2,689
                                                 ======    ======      ======
     1999:
      Mortgage management services............   $5,004    $3,055      $3,060
      Trading securities......................        0         0           0
                                                 ------    ------      ------
       Total..................................   $5,004    $3,055      $3,060
                                                 ======    ======      ======

      All revenue from customers and equity in the earnings of joint ventures are included in the operating revenue, operating expenses and identifiable assets mentioned above.

      On December 31, 1999, the Company decided to dispose of its trading in equity securities segment. All of the identifiable assets were sold on such date.

9. Concentration of Risk

      For the years ended December 31, 1998 and 1999, revenue from Beazer Mortgage Corporation represented 35% and 34%, respectively, of the Company's total operating revenue.

            HomeBuilders Financial Network, Inc. & Subsidiaries

                              (in thousands)

10. Fair Value of Financial Instruments

      The following table represents the carrying amounts and estimated fair value of the Company's financial instruments at December 31, 1998 and 1999. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                   December 31, 1998          December 31, 1999
                               -------------------------- --------------------------
     Financial Assets          Carrying Amount Fair Value Carrying Amount Fair Value
     ----------------          --------------- ---------- --------------- ----------
     Cash and cash
       equivalents...........      $1,706        $1,706       $2,363        $2,363
     Trading securities......         329           329            0             0
     Accounts receivable,
       net...................         376           376          423           423

     Financial Liabilities
     ---------------------
     Accounts payable and
       accrued expenses......      $  203        $  203       $  512        $  512
     Borrowings under line of
       credit................          30            30            0             0

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      Cash, accounts receivable, net, accounts payable and accrued expenses and borrowings under line of credit: The carrying amounts approximate fair value because of the short-term maturity of these instruments.

      Trading Securities: The fair value is based on quoted market prices at the reporting dates.

11. Agreement and Plan of Merger

      On December 31, 1999, the sole stockholder of the Company entered into an Agreement and Plan of Merger with iOwn Holdings, Inc., to sell all the issued and outstanding common stock of the Company. Consummation of the transaction is dependent upon the completion of the initial public sale of shares of common stock of iOwn Holdings, Inc., which is expected to be completed in early 2000.

      The Company has incurred legal expenses in connection with the Agreement and Plan of Merger which provides that iOwn Holdings, Inc., will pay up to $75,000 of such costs. Therefore, the consolidated statement of financial condition includes a receivable, for such amount, from iOwn Holdings, Inc., related to such expenses as of December 31, 1999.

                                   [ART WORK]

                                  [IOWN LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses to be paid by the Registrant in connection with this offering areas follows. All amounts are estimates other than the SEC registration fee and the NASD filing fees.

     Securities and Exchange Commission Registration Fee............  $
     National Association of Securities Dealers filing fee..........
     Nasdaq National Market listing fee.............................
     Printing fees..................................................
     Legal fees and expenses........................................
     Accounting fees and expenses...................................
     Blue sky fees and expenses.....................................
     Transfer agent and registrar fees..............................
     Miscellaneous fees.............................................
                                                                      ----------
       Total........................................................  $2,000,000
                                                                      ==========

Item 14. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933. Article X of our Amended and Restated Certificate of Incorporation, which will be effective upon the closing of this offering, and Article VII of our Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements with our officers and directors. The Underwriting Agreement (Exhibit 1.01) also provides for cross-indemnification among iOwn Holdings, Inc. and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

      In the three years preceding the filing of this registration statement, we have sold and issued the following securities:

          1. On February 28, 1997 and April 29, 1997, we issued a total of 830,962 shares of Series A preferred stock to 13 investors for an aggregate consideration of $598,296.

          2. On November 28, 1997, December 31, 1997, January 12, 1998 and March 19, 1998, we issued a total of 3,983,907 shares of Series B preferred stock to 55 investors for an aggregate consideration of $7,548,734.

          3. On September 4, 1998 and November 4, 1998, we issued a total of 5,913,325 shares of Series C preferred stock to 26 investors for an aggregate consideration of $22,175,000.

          4. On April 28, 1999, we issued 2,606,870 shares of Series D preferred stock to 41 investors for an aggregate consideration of $19,551,608.

          5. On October 29, 1999 and November 30, 1999, we issued a total of 3,390,365 shares of Series E preferred stock to 38 investors for an aggregate consideration of $30,472,398.

          6. On December 22, 1999, we issued 833,331 shares of Series EEE preferred stock to six investors in conjunction with the acquisition of Genesis 2000.

          7. On August 25, 1997, September 25, 1997 and October 25, 1997, we issued three separate warrants to Altos Ventures I, L.P. for an aggregate of 39,582 shares of Series B preferred stock. Such warrants have an exercise price of $1.8948 per share.

          8. On November 24, 1997, we issued a warrant to VS Holdings, Inc. for 10,000 shares of common stock, 5,000 shares of which warrant were subsequently transferred to Steven D. Abbott and 5,000 shares of which warrant were subsequently transferred to Joanna Rees Gallanter. Such warrants have an exercise price of $.135 per share.

          9. On April 2, 1998, we issued a warrant to Imperial Bank for up to 10,000 shares of Series B preferred stock. Such warrant has an exercise price of $2.274 per share.

          10. On July 20, 1998, we issued a warrant to LINC Capital for up to 18,471 shares of Series B preferred stock. Such warrant has an exercise price of $1.8948 per share.

          11. On July 7, 1999, we issued a warrant to America Online, Inc. for up to 8,333 shares of common stock. Such warrant has an exercise price of $30.00 per share.

          12. On August 12, 1999, we issued a warrant to Comdisco, Inc. for 53,333 shares of Series D preferred stock. Such warrant has an exercise price of $7.50 per share.

          13. On September 16, 1999, we issued a warrant to Roger Thurn for up to 1,666 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          14. On September 16, 1999, we issued a warrant to Arthur Nadolske for up to 1,666 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          15. On September 24, 1999, we issued a warrant to American Mortgage Services for up to 6,666 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          16. On September 24, 1999, we issued a warrant to Cashin Realty Group for up to 3,333 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          17. On October 29, 1999, we issued a warrant to ABN AMRO Capital Investment (Belgie) NV for up to 555,555 shares of common stock. Such warrant has an exercise price of $9.00 per share.

          18. On November 15, 1999, we issued a warrant to Comdisco, Inc. for up to 44,444 shares of Series E preferred stock. Such warrant has an exercise price of $9.00 per share.

          19. On December 8, 1999, we issued a warrant to Ranieri & Co., Inc. for up to 66,666 shares of common stock. Such warrant has an exercise price of $15.00 per share.

          20. On March 16, 2000, we issued a warrant to Bank United for up to 95,000 shares of common stock. Such warrant has an exercise price of $15.00 per share.

          21. From our incorporation through February 29, 1999, we have issued an aggregate of 5,396,561 options to purchase our common stock to employees, directors and consultants with exercise prices ranging from $0.075 to $8.25.

      [No underwriters were involved in the foregoing sales of securities.] The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

      (a) The following exhibits are filed herewith:

 Exhibit
   No.                               Name of Exhibit
 ------- ----------------------------------------------------------------------
  1.1**  Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation of iOwn as currently in effect.
  3.2+   Form of Restated Certificate of Incorporation of iOwn to be filed immediately following the closing of the offering made under this
          Registration Statement.
  3.3+   Bylaws of iOwn as currently in effect.
  3.4+   Form of Bylaws of iOwn to be adopted immediately following the closing of the offering made under this Registration Statement.
  4.1**  Specimen Common Stock Certificate.
  5.1**  Opinion of Perkins Coie LLP.
 10.1+   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2**  2000 Stock Incentive Compensation Plan.
 10.3**  2000 Employee Stock Purchase Plan.
 10.4+   Fifth Amended and Restated Investor Rights Agreement dated November
          30, 1999 among iOwn and certain investors.
 10.5+   1997 Stock Option Plan.
 10.6+   Series D Preferred Stock Purchase Agreement with certain investors dated April 28, 1999.
 10.7+*  Interactive Services Agreement with America Online, Inc. dated June
          30, 1999.
 10.8+*  Promotion Agreement with NBC/Snap! LLC dated October 19, 1998.
 10.9+*  Agreements with Homes.com, LLC dated November 1, 1999:
         (a)HomeScout Promotion Agreement
         (b)Preferred Provider Agreement
         (c)Co-Branding and Promotion Agreement
         (d)Amendment to HomeScout Data Agreement
 10.10+* Platinum Premier Partner Package Agreement with Earthlink Network,
          Inc. dated October 1, 1999.
 10.11+* Warehousing Credit and Security Agreement with Bank United of Texas, a federal savings bank, dated October 8, 1999.
 10.12** Agreement and Plan of Merger with HomeBuilders Financial Network, Inc.
          dated December 22, 1999.
 10.13+* Subordinated Loan and Security Agreement with Comdisco, Inc. dated
          August 12, 1999.
 10.14+  Standard Industrial/Commercial Multi-Tenant Lease-Gross with Rincon
          Associates dated April 16, 1999 and agreements related thereto.
 10.15+  Office Lease with Mt. Diablo Tech, LLC dated December 31, 1998.
 10.16+* Master Lease Agreement with LINC Capital Inc. dated July 20, 1998.
 10.17+* Senior Loan and Security Agreement with Phoenix Leasing Incorporated dated November 20, 1998 and amendments thereto.
 10.18** Agreement and Plan of Merger with Genesis 2000, Inc. dated November
          15, 1999.
 10.19+  Lease with Walcott Business Center dated June 17, 1999.
 10.20+* Agreement with First Franklin Financial Corporation dated December 1,
          1997.
 10.21+  Agreement with Federal Home Loan Mortgage Corporation dated September
          20, 1999.
 10.22+* Master Agreement with Fannie Mae dated October 6, 1999.
 10.23+  Employment Agreement with Edward P. Hoyt dated October 25, 1999.
 10.24+  Series E Preferred Stock Purchase Agreement with certain investors dated November 13, 1999.
 10.25+  Form of warrant to purchase common stock of the company dated
          September 16, 1999.
 10.26+  Warrant to Purchase Common Stock dated October 29, 1999 issued to ABN
          AMRO Capital Investments (Belgie) NV.
 10.27** Employment Agreement with Paul Holmes dated October 11, 1999.
 10.28** Employment Agreement with Marcia Donner dated April 1, 1999.
 10.29** Form of Employment Agreement with Thomas Meyer.

 Exhibit
   No.                               Name of Exhibit
 ------- ----------------------------------------------------------------------
 10.30** Employment Agreement with Kamyar Tafreshi dated November 23, 1999.
 10.31** First Amendment to Warehousing Credit and Security Agreement dated
          March 25, 2000.
 10.32** Amendment No. 1 to the Agreement and Plan of Merger with Genesis 2000,
          Inc. dated December 15, 1999.
 11.1    Statement regarding computation of per share earnings.
 12.1    Statement regarding computation of ratios.
 21.1    Subsidiaries of iOwn Holdings, Inc.
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.3    Consent of KPMG LLP, Independent Certified Public Accountants.
 23.4**  Consent of Counsel (Included in Exhibit 5.1).
 23.5    Consent of Thomas H. Meyer.
 24.1+   Power of Attorney.
 27.1    Financial Data Schedule.

--------

 * Confidential treatment requested.

** To be filed by amendment.

 + Previously provided.

      (b) Financial Statement Schedules

      No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 5th day of May, 2000.

                                          iOwn Holdings, Inc.

                                                     /s/ Edward P. Hoyt
                                          By: _________________________________
                                                       Edward P. Hoyt
                                                Chief Executive Officer and
                                                   Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Edward P. Hoyt           Chief Executive Officer        May 5, 2000
______________________________________  and Chairman of the Board
            Edward P. Hoyt              (Principal Executive
                                        Officer)

             Paul Holmes*              President, Chief Operating     May 5, 2000
______________________________________  Officer and Director
             Paul Holmes

         /s/ William M. Terry          Chief Financial Officer        May 5, 2000
______________________________________  (Principal Financial and
           William M. Terry             Accounting Officer)

            K. David Chao*             Director                       May 5, 2000
______________________________________
            K. David Chao

             Han J. Kim*               Director                       May 5, 2000
______________________________________
              Han J. Kim

            Scott A. Shay*             Director                       May 5, 2000
______________________________________
            Scott A. Shay

                                       Director                       May 5, 2000
______________________________________
          Stanley H. Rhodes

*By:   /s/ Edward P. Hoyt
  ------------------------------

          Edward P. Hoyt

          Attorney-in-Fact

                               EXHIBIT INDEX

 Exhibit
   No.                               Name of Exhibit
 ------- ----------------------------------------------------------------------
  1.1**  Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation of iOwn as currently in effect.
  3.2+   Form of Restated Certificate of Incorporation of iOwn to be filed immediately following the closing of the offering made under this
          Registration Statement.
  3.3+   Bylaws of iOwn as currently in effect.
  3.4+   Form of Bylaws of iOwn to be adopted immediately following the closing of the offering made under this Registration Statement.
  4.1**  Specimen Common Stock Certificate.
  5.1**  Opinion of Perkins Coie LLP.
 10.1+   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2**  2000 Stock Incentive Compensation Plan.
 10.3**  2000 Employee Stock Purchase Plan.
 10.4+   Fifth Amended and Restated Investor Rights Agreement dated November
          30, 1999 among iOwn and certain investors.
 10.5+   1997 Stock Option Plan.
 10.6+   Series D Preferred Stock Purchase Agreement with certain investors dated April 28, 1999.
 10.7+*  Interactive Services Agreement with America Online, Inc. dated June
          30, 1999.
 10.8+*  Promotion Agreement with NBC/Snap! LLC dated October 19, 1998.
 10.9+*  Agreements with Homes.com, LLC dated November 1, 1999:
         (a)HomeScout Promotion Agreement
         (b)Preferred Provider Agreement
         (c)Co-Branding and Promotion Agreement
         (d)Amendment to HomeScout Data Agreement
 10.10+* Platinum Premier Partner Package Agreement with Earthlink Network,
          Inc. dated October 1, 1999.
 10.11+* Warehousing Credit and Security Agreement with Bank United of Texas, a federal savings bank, dated October 8, 1999.
 10.12** Agreement and Plan of Merger with HomeBuilders Financial Network, Inc.
          dated December 22, 1999.
 10.13+* Subordinated Loan and Security Agreement with Comdisco, Inc. dated
          August 12, 1999.
 10.14+  Standard Industrial/Commercial Multi-Tenant Lease-Gross with Rincon
          Associates dated April 16, 1999 and agreements related thereto.
 10.15+  Office Lease with Mt. Diablo Tech, LLC dated December 31, 1998.
 10.16+* Master Lease Agreement with LINC Capital Inc. dated July 20, 1998.
 10.17+* Senior Loan and Security Agreement with Phoenix Leasing Incorporated dated November 20, 1998 and amendments thereto.
 10.18** Agreement and Plan of Merger with Genesis 2000, Inc. dated November
          15, 1999.
 10.19+  Lease with Walcott Business Center dated June 17, 1999.
 10.20+* Agreement with First Franklin Financial Corporation dated December 1,
          1997.
 10.21+  Agreement with Federal Home Loan Mortgage Corporation dated September
          20, 1999.
 10.22+* Master Agreement with Fannie Mae dated October 6, 1999.
 10.23+  Employment Agreement with Edward P. Hoyt dated October 25, 1999.
 10.24+  Series E Preferred Stock Purchase Agreement with certain investors dated November 13, 1999.
 10.25+  Form of warrant to purchase common stock of the company dated
          September 16, 1999.
 10.26+  Warrant to Purchase Common Stock dated October 29, 1999 issued to ABN
          AMRO Capital Investments (Belgie) NV.
 10.27** Employment Agreement with Paul Holmes dated October 11, 1999.
 10.28** Employment Agreement with Marcia Donner dated April 1, 1999.
 10.29** Form of Employment Agreement with Thomas Meyer.

 Exhibit
   No.                             Name of Exhibit
 ------- ------------------------------------------------------------------
 10.30** Employment Agreement with Kamyar Tafreshi dated November 23, 1999.
 10.31** First Amendment to Warehousing Credit and Security Agreement dated
          March 25, 2000.
 10.32** Amendment No. 1 to the Agreement and Plan of Merger with Genesis
          2000, Inc. dated December 15, 1999.
 11.1    Statement regarding computation of per share earnings.
 12.1    Statement regarding computation of ratios.
 21.1    Subsidiaries of iOwn Holdings, Inc.
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.3    Consent of KPMG LLP, Independent Certified Public Accountants.
 23.4**  Consent of Counsel (Included in Exhibit 5.1).
 23.5    Consent of Thomas H. Meyer.
 24.1+   Power of Attorney.
 27.1    Financial Data Schedule.

--------

 * Confidential treatment requested.

** To be filed by amendment.

 + Previously provided.